      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1996


                                            REGISTRATION STATEMENT NO. 333-05047

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               AEARO CORPORATION
                  (FORMERLY CABOT SAFETY HOLDINGS CORPORATION)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                             3999                             13-384050
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                               AEARO CORPORATION
                         ONE WASHINGTON MALL--8TH FLOOR
                             BOSTON, MA 02108-2610
                                 (617) 371-4200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                              JOHN D. CURTIN, JR.
                            CHIEF EXECUTIVE OFFICER
                               AEARO CORPORATION
                         ONE WASHINGTON MALL--8TH FLOOR
                             BOSTON, MA 02108-2610
                                 (617) 371-4200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

           RICHARD E. FLOOR, P.C.               DAVID C. CHAPIN, ESQ.
          ETTORE A. SANTUCCI, P.C.                   ROPES & GRAY
        GOODWIN, PROCTER & HOAR LLP            ONE INTERNATIONAL PLACE
               EXCHANGE PLACE                      BOSTON, MA 02110
              BOSTON, MA 02109                      (617) 951-7000
               (617) 570-1000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               AEARO CORPORATION


                                     CROSS REFERENCE SHEET

                ITEM NUMBER OF CAPTION                  LOCATION OR HEADING IN PROSPECTUS
       ----------------------------------------   ----------------------------------------------
  1.   Forepart of Registration Statement and
       Outside Front Cover of Prospectus.......   Outside Front Page of Registration Statement
                                                  and Outside Front Cover Page of Prospectus
  2.   Inside Front and Outside Back Cover
       Pages of Prospectus.....................   Inside Front Cover Page and Outside Back Cover
                                                  Page of Prospectus
  3.   Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges......   Prospectus Summary, Risk Factors, Selected
                                                  Unaudited Pro Forma Financial Data and
                                                  Selected Historical Consolidated Financial
                                                  Data
  4.   Use of Proceeds.........................   Use of Proceeds
  5.   Determination of Offering Price.........   Outside Front Cover Page of Prospectus and
                                                  Underwriting
  6.   Dilution................................   Dilution
  7.   Selling Security Holders................   Not Applicable
  8.   Plan of Distribution....................   Outside Front Cover Page of Prospectus and
                                                  Underwriting
  9.   Description of Securities to be
       Registered..............................   Outside Front Cover Page of Prospectus,
                                                  Prospectus Summary and Description of Capital
                                                  Stock
 10.   Interest of Named Experts and
       Counsel.................................   Not Applicable
 11.   Information With Respect to the
       Registrant..............................   Prospectus Summary, Risk Factors,
                                                  Capitalization, Selected Unaudited Pro Forma
                                                  Financial Data, Selected Historical
                                                  Consolidated Financial Data, Management's
                                                  Discussion and Analysis of Financial Condition
                                                  and Results of Operations, Business,
                                                  Management, Certain Relationships and Related
                                                  Transactions, Principal Stockholders,
                                                  Description of Capital Stock, Shares Eligible
                                                  for Future Sale and Financial Statements
 12.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 8, 1996


                                5,500,000 SHARES

                               AEARO CORPORATION
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ---------------------


     All of the 5,500,000 shares of Common Stock offered hereby are being sold by the Company. Of the offering proceeds, approximately $39.4 million will be used to prepay publicly traded senior subordinated notes issued in connection with the acquisition of the Company and approximately $25.3 million will be used to redeem preferred stock held by the two principal stockholders of the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. For factors considered in determining the initial public offering price, see "Underwriting".



     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.



     The Common Stock has been approved for listing upon notice of issuance on the New York Stock Exchange under the symbol "AER".

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                           INITIAL PUBLIC     UNDERWRITING      PROCEEDS TO
                                           OFFERING PRICE     DISCOUNT(1)        COMPANY(2)
                                         ------------------------------------------------------
Per Share................................         $                $                 $
Total(3).................................         $                $                 $

- ---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $       payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 825,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to the Company will be $          ,
    $       and $          , respectively. See "Underwriting".

                             ---------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
     , 1996 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.  DONALDSON, LUFKIN & JENRETTE
                                                 SECURITIES CORPORATION

                             ---------------------

[LOGO]           The date of this Prospectus is             , 1996.

(INSIDE FRONT COVER)

AEARO CORPORATION...

A GLOBAL MANUFACTURER OF A BROAD RANGE OF NAME-BRAND PERSONAL PROTECTION EQUIPMENT...

(four-color photo of a broad selection of our products; CSC safety, Peltor and S/C.)

Aearo Corporation is one of the world's leading manufacturers and marketers of a broad range of personal protection equipment and energy-absorbing polymer materials.

The Company's personal protection products, which are marketed under the brand names AOSafety, E-A-R, Peltor and Eastern are available through a worldwide network of consumer and industrial distribution channels. These products are sold in 85 different countries and are used by industrial workers, healthcare providers, construction workers, the military and consumers throughout the world.

The Company's unique energy-absorbing resins, which are marketed under the E-A-R Specialty Composites brand, are custom designed and formulated for a wide variety of OEM applications in the communications, transportation, medical, and recreational markets.



(TWO-PAGE FOLD-OUT)

 ...SOLD THROUGH MULTIPLE DISTRIBUTION CHANNELS TO A WIDE VARIETY OF END-USERS WORLDWIDE.

(Channel of distribution diagram.)

One of Aearo Corporation's primary strengths is its multiplicity of distribution channels in its safety product business. The Company's broad range of personal protection equipment is available through industrial and safety distributors; home centers, hardware stores, drug stores, and sporting good stores; healthcare distributors; farm supply outlets; catalogs; and a worldwide network of international distributors. The Company believes no other competitor has such a broad and diverse distribution system for its products.

(Application photos: Applications should show a variety of industrial, consumer, construction, and agricultural applications with people wearing combinations of hearing protection, eyewear, face shields, head protection, respiratory protection, prescription eyewear)

                                   [ART WORK]



PHOTO



HEARING PROTECTION



     The E-A-R brand name is known worldwide for a wide variety of earplugs and semi-aural devices.



PHOTO



CONSUMER



     The Company is a leading supplier of a broad range of personal protection products to the consumer/DIY market.



PHOTO



PRESCRIPTION SAFETY EYEWEAR



     AOSafety is a leading brand name for prescription safety eyewear.



PHOTO



RESPIRATORY



     Respirators are sold under the AOSafety brand name.



PHOTO



PLANO EYEWEAR



     AOSafety is also a leading brand name in plano (non-prescription) safety eyewear.



PHOTO



E-A-R SPECIALTY COMPOSITES



     This line of custom-formulated, engineered polymers has seen substantial growth in recent years.




     AEARO[Trademark], E-A-R[Registered Trademark], AOSAFETY[Registered Trademark], EASTERN[Trademark], PELTOR[Registered Trademark], AEROLITE[Trademark], AEROSITE[Registered Trademark], HAZARDMASTER[Registered Trademark], OMNISTAR[Trademark], AOTUFFMASTER[Registered Trademark], AO 5-STAR[Registered Trademark], AO 7-STAR[Registered Trademark], CABOFLEX[Registered Trademark], CABOT DX[Trademark], CENTURION[Registered Trademark], CLASSIC[Trademark], COMFORT EYES[Trademark], CONFETTI[Registered Trademark], CONFOR[Trademark], DIALOG[Trademark], EAR[Registered Trademark] CAPS, EUROLITE[Registered Trademark], EXPRESS[Registered Trademark], E-Z-FIT[Trademark], FECTOIDS[Trademark], FLEXISTAR[Registered Trademark], HAZARD MASTER[Trademark], LASERMASTER[Trademark], ISOLOSS[Registered Trademark] LS, MALIBU[Registered Trademark], NASSAU[Registered Trademark] PLUS, OMNISTAR[Registered Trademark], SCANNERS[Trademark], SEE-PRO[Trademark], SUPER-SOFT[Trademark], TAPERFIT[Registered Trademark], TOURGUARD[Registered Trademark], TRACERS[Trademark], TUFCOTE[Registered Trademark], ULTRAFIT[Registered Trademark], ULTRA-TECH[Trademark] AND ALL OF THE COMPANY'S OTHER LOGOS AND PRODUCT NAMES ARE THE PROPERTY OF THE COMPANY.




                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, references to "Aearo" or the "Company" mean Aearo Corporation together with its wholly-owned subsidiary, Aearo Company (the "Subsidiary"), and all other direct and indirect subsidiaries and the businesses of the Company's predecessors, but only to the extent that such businesses were the subject of the Formation Acquisition (as defined in this Prospectus). Unless otherwise indicated (i) references to financial or operating results of the Company occurring in any fiscal year are to the twelve months ended on September 30 of such indicated fiscal year, and (ii) the information in this Prospectus assumes no exercise of the over-allotment option granted to the Underwriters and
gives effect to an 80 for 1 stock split effected on July   , 1996. In May 1996,
Cabot Safety Holdings Corporation changed its name to Aearo Corporation.


                                  THE COMPANY

     The Company is one of the leaders in the hearing, eye, face, head and respiratory protection segments of the personal protection equipment ("PPE") market worldwide through its safety products operating unit ("Safety Products"), which manufactures and sells hearing protection devices, prescription and non-prescription safety eyewear, face shields, reusable and disposable respirators, hard hats and first aid kits in more than 85 countries under its well-known brand names: AOSafety, E-A-R, Eastern and Peltor. Personal protection equipment encompasses all articles of equipment and clothing worn for the purpose of protecting against bodily injury, including safety eyewear and goggles, ear muffs and ear plugs, respirators, hard hats, gloves, safety clothing and safety shoes. With the acquisition of Peltor AB of Sweden, the Company is a global leader in the industrial market for specialty communications ear muffs. Safety Products accounted for approximately 84% of the Company's net sales in fiscal 1995. The Company attributes its leading market positions to:

     - Strong, well-recognized brand names

     - A reputation for providing innovative, quality products

     - Intensive coverage of multiple distribution channels targeting a wide array of end-users

     - One of the industry's broadest product offerings

     - A commitment to providing the highest level of customer service

     Through its specialty composites operating unit ("Specialty Composites"), the Company manufactures a wide array of energy-absorbing materials which are incorporated into other manufacturers' products to control noise, vibration and shock. Specific product applications for such materials include noise-reducing and vibration-dampening matting used in the lining of transportation equipment such as heavy truck cabs, shock protection parts for electronic devices such as computer disk drives, and durable energy-absorbent and cushioning foams used in footwear. Specialty Composites also produces specially formulated foam used in the manufacture of Safety Products' polyvinylchloride ("PVC") ear plugs. Specialty Composites accounted for approximately 16% of the Company's net sales in fiscal 1995.


     A 1996 industry study prepared by Frost & Sullivan estimates the size of the U.S. segment of the PPE market in which the Company competes (which excludes safety clothing, gloves and shoes) was approximately $1.0 billion in 1995. Management estimates annual sales outside the United States for the segment of the PPE market in which the Company competes were in excess of $1.0 billion in 1995. Historically, a large number of relatively small, independent manufacturers with limited product lines served the PPE market and the industry remains highly fragmented.

     Management believes the primary factors driving the growth of the PPE market are:

     - Increased employer safety awareness. Management believes that employers are increasingly aware of the rising cost of insurance, the costs and liabilities relating to worker injury and the savings in insurance costs and workers' compensation payouts that can be achieved through consistent use of effective PPE

     - Continued regulatory enforcement and compliance. Increases in regulatory enforcement and compliance programs through various government agencies (e.g., OSHA, MSHA and NIOSH) could result in significant growth in demand for PPE

     - Increased user acceptance. Through improvements in comfort, performance and styling, management believes employees will be more likely to use safety products regularly, thereby increasing regulatory compliance and reducing risk of injury

     - Market expansion opportunities. Management believes significant growth opportunities exist in retail home centers and mass merchandisers which offer a variety of PPE for the consumer/Do-It-Yourself ("DIY") market, and the catalog supply, healthcare and international markets

                               OPERATING STRATEGY

     The Company's goal is to become the leading safety products company in the world. The Company's strategy to achieve this goal has three components:

     - Increase market share and profitability through innovative new product development

     - Increase unit sales through focused sales and marketing programs to penetrate existing and newly developing distribution channels

     - Grow through strategic acquisitions worldwide

     INNOVATIVE NEW PRODUCT DEVELOPMENT. The Company believes that an innovative and disciplined new product development effort is critical to its success. The Company's strategy is to increase market share and profitability by focusing on both select, high-impact new products and enhancements to existing products to leverage its strong distribution network and well-recognized brand names. Acceptance of safety products by users, which increases regulatory compliance and reduces the risk of injury, is driven in large part by design improvements, which increase comfort, performance and styling. The Company's product managers work closely with research and development personnel to develop comfortable, high performance and stylish safety products, often incorporating proprietary materials and designs.

     FOCUSED SALES AND MARKETING PROGRAMS TO PENETRATE EXISTING AND NEWLY DEVELOPING DISTRIBUTION CHANNELS. The Company believes that its strength in managing multiple distribution channels gives it a strategic advantage over more narrowly focused competitors. The Company intends to continue to maximize penetration of existing distribution channels and to develop new channels. In existing distribution channels, the Company has developed and pursued several focused marketing programs, such as the Dialog distributor relations program, aimed at creating a mutually profitable relationship between the Company and a select group of distributors, and the Sales Specialist program, whereby the Company's trained sales representatives call directly on end-users on behalf of its Dialog distributors. The Company has targeted the growing catalog and telemarketing segment of the U.S. distributor market since its emergence. The Company has also implemented its Dispensing Manager Program in which it uses its own employee opticians to dispense prescription eyewear instead of depending on local contract opticians. The Company has aggressively pursued newly developing distribution channels such as consumer/DIY, healthcare and international.

     STRATEGIC ACQUISITIONS WORLDWIDE. The Company believes that the current structure of the global PPE market is likely to present numerous strategic acquisition opportunities. The Company will continue to focus on opportunities that offer one or more of the following three strategic advantages:

     - Extension of existing product categories

     - New product categories

     - Distribution strength

                              RECENT ACQUISITIONS

     On May 30, 1996, the Company acquired Peltor AB and its subsidiaries ("Peltor") for approximately $86.0 million (the "Peltor Acquisition"). Peltor is the world's leading manufacturer of ear muff hearing protection devices and markets its products worldwide through safety and industrial distributors in the industrial, government, military and recreational markets. Peltor's headquarters and principal manufacturing facilities are based in Varnamo, Sweden, and Peltor has sales offices in Scandinavia, Germany, France, England and the United States. The Peltor Acquisition significantly broadens the Company's line of ear muff hearing protection devices and adds specialty muffs capable of two-way radio frequency communications and other high-end applications to the Company's product offerings. Management believes that the Peltor Acquisition further establishes the Company as the worldwide leader in all types of hearing protection and a leader in the speciality communications ear muff market. The Company financed the Peltor Acquisition with bank borrowings. See "Acquisition of Peltor."

     On January 3, 1996 the Company acquired all of the outstanding capital stock of Eastern Safety Equipment Co., Inc. ("Eastern") for approximately $7.8 million (the "Eastern Acquisition"). The Eastern Acquisition substantially increased the Company's market position in the consumer/DIY market by adding Eastern's strength with home centers and mass merchandisers to the Company's established position with hardware wholesalers and purchasing cooperatives. The Eastern Acquisition also added first aid kits as a new product category for the Company.

                                   OWNERSHIP


     In July 1995, Vestar Equity Partners, L.P. (together with certain related persons, "Vestar"), Cabot Corporation ("Cabot") and management effected through the Company the acquisition of substantially all of the assets and certain liabilities of Cabot CSC Corporation ("Old Cabot Safety Corporation"), a wholly-owned subsidiary of Cabot, and certain of its affiliates (the "Formation Acquisition") for $206.1 million. To finance the Formation Acquisition, the Company incurred $47.5 million of senior secured debt, sold $100 million of 12 1/2% senior subordinated notes due 2005 (the "Subordinated Notes"), issued to Vestar and Cabot an aggregate of $45 million of 12 1/2% redeemable preferred stock (the "Redeemable Preferred Stock"), and issued to Vestar, Cabot and certain members of management and key employees of the Company (collectively the "Management Investors") an aggregate of 8,000,000 shares of Common Stock. Of the proceeds from this offering (the "Offering") approximately $39.4 million will be used to prepay publicly traded Subordinated Notes and approximately $25.3 million will be used to redeem one half of the Redeemable Preferred Stock, including accrued dividends, held by Vestar and Cabot. See "Use of Proceeds." Cabot and Vestar have agreed, effective upon the consummation of the Offering, to exchange all of the remaining $25.3 million of Redeemable Preferred Stock, including $2.8 million of accrued dividends since July 1995, for shares of Common Stock at an exchange price equal to the initial public offering price of the Common Stock (1,807,142 shares based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this Prospectus) (the "Exchange Transaction"). See "Certain Relationships and Related Transactions -- The Formation Acquisition." After giving effect to the Offering and the use of proceeds therefrom and the Exchange Transaction, Vestar, Cabot and the Management Investors (without giving effect to shares of Common Stock issuable upon exercise of stock options) will own approximately 28.1%, 28.1% and 7.8%, respectively, of the outstanding Common Stock.

     The following table summarizes the sources and uses of funds related to the Formation Acquisition. For further details regarding the Formation Acquisition and related transactions see "Certain Relationships and Related Transactions --
The Formation Acquisition."



                                                                           AMOUNT
                                                                    ---------------------
                                                                    (DOLLARS IN MILLIONS)
     SOURCES:
       Senior bank facilities...................................           $ 48.6
       Subordinated notes.......................................            100.0
       Assumed debt.............................................              4.8
       Common and preferred stock...............................             64.1
                                                                           ------
          Total.................................................           $217.5
                                                                           ======
     USES:
       Acquisition consideration................................           $206.1
       Transaction fees and expenses............................             11.4
                                                                           ------
          Total.................................................           $217.5
                                                                           ======



     The following table sets forth the investment of Vestar, Cabot and the Management Investors (without giving effect to stock options) in equity securities of the Company in connection with the Formation Acquisition, the effect of the Offering and the Exchange Transaction on their investment and the anticipated value of the Common Stock to be owned by them after the Offering.



                                                                               MANAGEMENT
                                                VESTAR           CABOT         INVESTORS
                                               ---------       ---------       ----------
                                                         (DOLLARS IN MILLIONS)
  Initial investment in Common Stock.....         $  8.5          $  8.5          $  3.0
  Initial investment in Redeemable
     Preferred Stock.....................           22.5            22.5              --
  Accrued dividends......................            2.8             2.8              --
                                               ---------       ---------       ---------
          Total investment...............           33.8            33.8             3.0
  Redeemable Preferred Stock redeemed in
     the Offering........................          (12.7)(1)       (12.7)(1)          --
                                               ---------       ---------       ---------
  Remaining investment after Offering and
     Exchange Transaction, at cost.......         $ 21.1(2)       $ 21.1(2)       $  3.0
                                               =========       =========       =========
  Number of shares of Common Stock to be
     held after the Offering and Exchange
     Transaction.........................      4,303,571(3)    4,303,571(3)    1,200,000
  Value of investment(4).................         $ 60.3          $ 60.3          $ 16.8


- ------------------------


(1) Includes approximately $1.4 million of accrued dividends.



(2) Includes approximately $12.7 million, including $1.4 million of accrued dividends, on account of Redeemable Preferred Stock to be exchanged into Common Stock upon completion of the Offering.



(3) Includes an assumed 903,571 shares to be issued upon exchange of $12.7 million of Redeemable Preferred Stock.



(4) Based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this Prospectus. Includes shares to be acquired in the Exchange Transaction.

                               DELEVERAGING PLAN



     The Offering is part of a deleveraging plan that the Company is implementing in order to reduce indebtedness and interest expense, improve operating and financial flexibility and increase common stockholders' equity. The deleveraging plan includes the following components: (i) the exchange of approximately $25.3 million of Redeemable Preferred Stock, including accrued dividends, into Common Stock; (ii) the use of approximately $39.4 million to redeem $35.0 million principal amount of the publicly traded Subordinated Notes at a redemption price equal to 112.5% of principal, plus accrued and unpaid interest; (iii) the use of approximately $25.3 million to redeem outstanding shares of Redeemable Preferred Stock, including accrued dividends since July 1995; and (iv) the reduction of borrowings under the Senior Bank Facilities with the balance of the net proceeds from the Offering.


                                  THE OFFERING



Common Stock offered.........................................   5,500,000 shares
Common Stock to be outstanding after the Offering(1).........  15,315,142 shares
Proposed New York Stock Exchange Symbol......................  AER


 ---------------

[FN]
(1) Excludes (i) 400,000 shares of Common Stock issuable upon exercise of outstanding stock options at an exercise price of $7.50 per share, none of which is exercisable as of the date of this Prospectus, (ii) 286,250 shares of Common Stock issuable upon exercise of outstanding stock options at an exercise price equal to the initial public offering price, none of which is immediately exercisable and (iii) an additional 513,750 shares of Common Stock reserved for future issuance pursuant to the Company's stock option plan. See "Management -- Employee Stock and Other Benefit Plans."



                                USE OF PROCEEDS


     The net proceeds from the Offering, estimated to be approximately $70.3 million, will be used as follows: (i) approximately $39.4 million will be used to redeem $35.0 million principal amount of Subordinated Notes at a redemption price equal to 112.5% of principal, plus accrued interest; (ii) approximately $25.3 million will be used to redeem Redeemable Preferred Stock, including accrued dividends since July 1995; and (iii) the balance will be used to reduce bank debt. See "Use of Proceeds" and "Certain Relationships and Related Transactions."


                                  RISK FACTORS


     Prospective purchasers of Common Stock in the Offering should consider carefully the matters set forth under the caption "Risk Factors," as well as the other information set forth in this Prospectus.

                         SUMMARY FINANCIAL INFORMATION


     SUMMARY HISTORICAL FINANCIAL DATA. The summary historical financial data below present consolidated financial data of the Company's predecessor for periods prior to the Formation Acquisition. See "Certain Relationships and Related Transactions -- The Formation Acquisition." Because of such transaction, certain aspects of the consolidated results of operations for periods prior to July 12, 1995 are not comparable with those for subsequent periods. The results of operations for the six months ended March 31, 1996 include the results of Eastern after January 3, 1996, the date on which Eastern was acquired by the Company. The following summary historical financial data of the Company should be read in conjunction with "Selected Historical Consolidated Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of
Operations," the financial statements of the Company, including notes thereto, the unaudited pro forma financial information for the Company, including notes thereto, and other financial information appearing elsewhere in this Prospectus.



                                                              PREDECESSOR                                         COMPANY
                                    ---------------------------------------------------------------       -----------------------
                                              FISCAL YEAR ENDED              SIX MONTHS     PERIOD         PERIOD      SIX MONTHS
                                                SEPTEMBER 30,                  ENDED        ENDED           ENDED        ENDED
                                    -------------------------------------    MARCH 31,     JULY 11,       SEPT. 30,    MARCH 31,
                                     1991       1992      1993      1994        1995         1995           1995          1996
                                    -------    ------    ------    ------    ----------    --------       ---------    ----------
                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
 Net sales.......................   $166.5     $168.2    $169.6    $178.3      $ 97.7       $154.7          $ 47.9       $112.7
 Gross profit....................     80.1       79.8      73.0      78.8        42.5         67.0            18.6(1)      50.4
 Operating income................     25.7       27.3      19.6      18.8         9.9         13.5(2)          4.0         13.5
 Interest expense, net...........      9.9        5.9       4.8       5.8         3.6          5.7             4.1          9.1
 Net income (loss)...............     10.6(3)    12.6       9.4       8.0         4.0          4.8            (0.6)         2.5
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Total assets....................   $181.2     $168.0    $163.4    $171.2      $181.7       $177.5          $218.3       $226.2
 Total debt......................    106.6       92.1      82.4      76.9        82.3         78.4           152.3        156.1
 Stockholders' equity............     35.0       46.2      51.0      35.2        39.4         40.1            32.0         34.3
OTHER DATA:
 Depreciation....................   $  5.4     $  5.7    $  6.1    $  6.1      $  3.5       $  4.9          $  1.3       $  4.1
 Amortization....................      6.4        6.0       5.7       5.6         2.8          4.3             0.8          2.0
 Capital expenditures............      6.9        5.1       9.0       4.5         5.3         10.4             2.7          4.0


- ---------------

(1) Includes a $3.6 million charge related to allocation of purchase price to finished goods inventory. This amount was recorded in cost of sales as the acquired inventory was sold during the period ended September 30, 1995.



(2) Includes a $1.1 million charge related to the termination of the Old Cabot Safety Corporation stock option plan and a $0.8 million charge related to a provision for potential value-added tax penalties by the Company's French subsidiary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Legal Proceedings."



(3) The results of operations for fiscal 1991 exclude the results of Rastronics, which were presented as discontinued operations in the 1991 financial statements.


     SUMMARY PRO FORMA FINANCIAL DATA. The following table sets forth summary pro forma financial data of the Company as of and for the year ended September
30, 1995 and the six months ended March 31, 1995 and March 31, 1996. The pro forma financial data give effect to the Offering, the Exchange Transaction, the Formation Acquisition, the Eastern Acquisition and the Peltor Acquisition and related transactions as if they had occurred on October 1, 1994 for purposes of the pro forma consolidated income statement data and as of March 31, 1996 for purposes of the pro forma consolidated balance sheet data and the elimination of certain fiscal 1995 non-recurring charges relating to allocation of purchase price to inventory, termination of the Old Cabot Safety Corporation stock option plan and potential value-added tax penalties by the Company's French subsidiary.
The unaudited pro forma financial information presented does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the transactions reflected therein had in fact occurred on the assumed dates or to project the future consolidated results of operations or financial condition of the Company. The Company's pro forma results of operations for the six months ended March 31, 1996 do not include extraordinary charges in connection with the Offering and related transactions, including approximately $2.7 million net of tax of premium payable upon redemption of Subordinated Notes, the non-cash write-off of approximately
$1.25 million net of tax of related debt issuance costs and a $0.8 million charge, net of tax, in connection with the termination of the Management
Advisory Agreement, which the Company expects to record in the fourth quarter of fiscal 1996. See "Risk Factors -- Nonrecurring Charges in Connection with the
Offering." The following summary unaudited pro forma financial data of the Company should be read in conjunction with "Selected Unaudited Pro Forma
Financial Data," "Selected Historical Consolidated Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" and the financial information for the Company, including notes thereto, and other financial information appearing elsewhere in this Prospectus.



                                                                                                           SIX MONTHS ENDED
                                                                                FISCAL YEAR                   MARCH 31,
                                                                                   ENDED             ----------------------------
                                                                             SEPTEMBER 30, 1995         1995             1996
                                                                             ------------------      -----------      -----------
                                                                                            (DOLLARS IN MILLIONS,
                                                                                              EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Net sales................................................................            $255.7              $121.8           $136.5
 Gross profit.............................................................             110.7                51.5             61.2
 Operating income.........................................................              26.9                10.3             16.0
 Interest expense, net....................................................              22.2                11.0             10.6
 Net income (loss)........................................................               1.9                (1.4)             2.7
 Net income (loss) per share(1)...........................................            $  .12              $ (.09)          $  .18
 Weighted average number of common shares outstanding(1)..................        15,492,856          15,492,856       15,492,856
BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets.............................................................                                                 $323.6
 Total debt(2)............................................................                                                  205.9
 Redeemable preferred stock(3)............................................                                                     --
 Common stockholders' equity..............................................                                                   75.3
OTHER DATA:
 Depreciation.............................................................            $  9.8              $  5.6           $  4.8
 Amortization.............................................................               8.5                 4.3              4.2
 Capital expenditures.....................................................              14.5                 5.8              4.7


- ---------------

(1) Computed using the weighted average number of shares of Common Stock and common stock equivalents outstanding during the period. Pro forma net income per share reflect the issuance of the 5,500,000 shares of Common Stock in the Offering and the application of the estimated net proceeds therefrom and the Exchange Transaction. See "Use of Proceeds." Weighted average shares also include the dilutive effect of certain options issued to management on June 26, 1996.

(2) Adjusted to reflect the application of the estimated net proceeds from the Offering. See "Use of Proceeds" and "Capitalization."

(3) All outstanding shares of Redeemable Preferred Stock, including accrued and unpaid dividends, will be redeemed or exchanged for Common Stock in connection with the Offering and the Exchange Transaction. See "The Offering," "Use of Proceeds" and "Certain Relationships and Related Transactions."

                                  RISK FACTORS

     The following risk factors should be carefully considered in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

RISKS ASSOCIATED WITH INDEBTEDNESS

     The Company is significantly leveraged, resulting in indebtedness being substantial in relation to stockholders' equity. Such leverage could have important consequences to the Company, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of higher interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (v) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business.


     The Company's ability to repay or refinance its indebtedness and comply with the covenants contained in the Company's senior secured credit facilities provided by Bankers Trust Company, as Administrative Agent (the "Senior Bank Facilities"), and the Subordinated Notes will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. The Senior Bank Facilities and the Subordinated Notes contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Bank Facilities the Company is required to comply with specified financial ratios and tests, including minimum fixed charge coverage, minimum interest coverage and maximum leverage ratios. The breach of any of such covenants or restrictions could result in a default under the Senior Bank Facilities and/or the Subordinated Notes, which may lead to such indebtedness becoming immediately due and payable, and the lenders' commitments to make further extensions of credit under the Senior Bank Facilities being terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Senior Bank Facilities."


UNCERTAINTIES OF ACQUISITION STRATEGY

     The Company has pursued and intends to continue to pursue acquisitions as an important component of its strategy. The Peltor Acquisition involves the incurrence of significant additional debt and significant amortization expense in future periods related to goodwill and other intangible assets. No assurance can be given that in the future other suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of additional debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition. The success of any completed acquisition, including the Peltor Acquisition, will depend on the Company's ability to integrate effectively the acquired businesses into the Company. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses. See "Business -- Operating Strategy" and "Acquisition of Peltor."


NONRECURRING CHARGES IN CONNECTION WITH THE OFFERING



     The Company expects to incur extraordinary charges in the fourth quarter of fiscal 1996 in connection with the consummation of the Offering and related transactions, including approximately $2.2 million, $1.3 million net of tax, in connection with the non-cash write-off of previously capitalized debt issuance costs and $4.4 million, $2.7 million net of tax, of expense for redemption premium payable in connection with the redemption of a portion of the Subordinated Notes out of a portion of the proceeds of the Offering. See "Use of Proceeds". The Company also expects to incur an expense of approximately $1.25 million, $0.8 million net of tax, in connection with the termination of a management advisory agreement among Vestar, Cabot and the Company entered into upon the Formation Acquisition (the "Management Advisory Agreement"). Pursuant to the Management Advisory Agreement, Vestar and Cabot provided advisory and consulting services with respect to strategic financial planning during the period following the Formation Acquisition. The Company believes that such services are no longer required, as twelve months have elapsed since the Company became an independent entity, and the Company does not anticipate any adverse impact or increased ongoing costs from the termination of the Management Advisory Agreement. See "Certain Relationships and Related Transactions -- Other Relationships -- Management Advisory Agreement." In addition, on June 26, 1996, the Company granted to officers and key employees options to acquire 400,000 shares of Common Stock at a price of $7.50 per share and in connection with the grant of these options will record unearned compensation totaling approximately $1.4 million, $0.8 million net of tax. The non-cash compensation expense will be recognized over the ten year life of the options, subject to earlier recognition if the vesting of the options is accelerated in accordance with their terms. See "Management -- Employee Stock and Other Benefit Plans -- Executive Stock Option Plan." These charges are not reflected in the pro forma financial information for the year ended September 30, 1995 or the six months ended March 31, 1996 included elsewhere in this Prospectus. The market price of the Common Stock could be negatively impacted when the Company reports these charges.


HIGH LEVEL OF COMPETITION IN ISSUER'S MARKETS; IMPORTANCE OF PRODUCT INNOVATION


     The PPE market is highly competitive. The Company believes that participants in the PPE market compete primarily on the basis of product characteristics (such as design, style and functional performance), product quality, service, brand name recognition and, to a lesser extent, price. Some of the Company's competitors have greater financial and other resources than the Company, and the Company's cash flows from operations could be adversely affected by competitors' new product innovations and pricing changes made by the Company in response to competition from existing or new competitors. The level of competition in the markets in which the Company operates can have a substantial detrimental effect on the prices that the Company can charge for its products and, consequently, can adversely impact the Company's revenues and profitability. The Company's future results will depend in part on continued enhancement of its existing products and introduction of new products. New product designs can be unsuccessful, and successful product designs can be displaced by product designs subsequently introduced or imitated by competitors. As a result of these and other factors, there can be no assurance that the Company will successfully maintain its market position. See
"Business -- Competition."


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company operates manufacturing, distribution and sales facilities in eight foreign countries and sells its products in more than 85 countries. Approximately 29.6% of the Company's fiscal 1995 net sales were made in foreign countries, and such percentage is expected to increase as a result of the Peltor Acquisition. As a result, the Company is subject to risks associated with operating in foreign countries, including fluctuations in currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries, hyperinflation in certain foreign countries and imposition or increase of investment and other restrictions by foreign governments. Although such risks have not had a material adverse effect on the Company, no assurance can be given that such risks will not have a material adverse effect on the business, results of operations and financial condition of the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PRODUCT LIABILITY EXPOSURE

     The Company faces an inherent business risk of exposure to product liability claims arising from the potential failure of its products to prevent the types of personal injury or death against which PPE is intended to protect. Although the Company has not experienced any material uninsured losses due to product liability claims, there can be no assurance that it will not experience such losses in the future. Also, in the event any of the Company's products prove to be defective, the Company may be required to recall or redesign such product. The Company maintains insurance against product liability claims (with the exception of certain asbestosis and silicosis cases, for which coverage is not commercially available), but there can be no assurance that such insurance coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against the Company, may have a material adverse effect on the Company's business, operating results and financial condition.

RELIANCE ON SINGLE SOURCES OF SUPPLY AND AVAILABILITY OF POLYCARBONATE RESIN


     The Company uses single sources for the supply of several raw materials, including General Electric Plastics, a division of General Electric Company, for polycarbonate resin, the primary raw material used in the production of the Company's non-prescription optical lenses. The loss of any such single source, any disruption in such source's business or failure by it to meet the Company's needs on a timely basis could cause shortages in raw materials and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that precautions taken by the Company will be adequate or that alternative sources of supply can be located or developed in a timely manner. At this time, demand for polycarbonate resin on a worldwide basis is straining the industry's production capacity. If worldwide demand continues to exceed the available supply, the Company's ability to obtain required quantities of this product could be adversely affected, which could adversely affect the Company's business, operating results and financial condition. See "Business -- Raw Materials."


EFFECTIVE CONTROL BY PRINCIPAL STOCKHOLDERS


     After the Offering, Cabot, Vestar and the Management Investors (collectively, the "Principal Stockholders") will own, directly or indirectly, 28.1%, 28.1% and 7.8%, respectively, of the then outstanding Common Stock. Pursuant to a stockholders' agreement entered into in connection with the Formation Acquisition (the "Stockholders' Agreement"), the Principal Stockholders have agreed, among other things, to vote all of the capital stock owned by them so as to elect a Board of Directors of the Company consisting of nine members, of which three will be designated by Vestar, two will be designated by Cabot, two will be designated by the Management Investors and two will be independent directors who are not affiliated with Vestar or Cabot and are not employees of the Company (the "Independent Directors"), plus, at Vestar's option, an additional four directors designated by Vestar with the approval of Cabot. So long as the Stockholders' Agreement remains in effect, and subject to continued ownership by Vestar, Cabot and the Management Investors of a specified proportion of the outstanding Common Stock, all directors other than the Independent Directors can be removed, with or without cause, and replaced by the stockholders who have the right to designate them. In addition, the Stockholders' Agreement provides for so called "drag along" and other rights for the benefit of Vestar in connection with certain fundamental transactions involving the Company. By reason of their ownership of Common Stock and the Stockholders' Agreement, the Principal Stockholders as a group will have the ability to control the outcome of fundamental corporate transactions requiring stockholder approval, including mergers and sales of assets, and will have the ability to elect all of the members of the Company's Board of Directors. Subsequent to the Offering, the Principal Stockholders may dispose of shares publicly or privately, including sales of significant blocks, in accordance with various restrictions. To the extent such dispositions occur, they will reduce the level of such influence and may cause the rights of the Principal Stockholders under the Stockholders' Agreement to terminate. See "Certain Relationships and Related
Transactions -- Stockholders' Agreement" and "Shares Eligible for Future Sale."


MATERIAL BENEFIT TO INSIDERS


     In connection with the Formation Acquisition, Vestar and Cabot invested $45 million in Redeemable Preferred Stock. In connection with the Offering, the Company will redeem approximately $25.3 million of Redeemable Preferred Stock (including approximately $2.8 million of accrued dividends since July 1995) using a portion of the proceeds from the Offering. Vestar and Cabot have agreed, effective upon the consummation of the Offering, to exchange the remaining $25.3 million of Redeemable Preferred Stock outstanding (including approximately $2.8 million of accrued dividends) for shares of Common Stock at an exchange price equal to the initial public offering price of the Common Stock in the Offering. See "Certain Relationships and Related Transactions -- The Formation Acquisition."


UNPREDICTABILITY OF PATENT PROTECTION AND OTHER INTELLECTUAL PROPERTY

     The Company's success depends, in part, on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. While the Company has been issued patents and has registered trademarks with respect to many of its products, there can be no assurance that others will not independently develop similar or superior products or technologies, duplicate any of the Company's designs, trademarks, processes or other intellectual property or design around any processes or designs on which the Company has or may obtain patents or trademark protection. In addition, it is possible that third parties may have or acquire licenses for other technology or designs that the Company may use or desire to use, so that the Company may need to acquire licenses to, or to contest the validity of, such patents or trademarks of third parties. There can be no assurance that any such license would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition to patent and trademark protection, the Company also relies on trade secrets and proprietary know-how that it seeks to protect. There can be no assurance that the Company will be successful in protecting such trade secrets or know-how against unauthorized use by others or disclosure by persons who have access to them, such as employees of the Company. See
"Business -- Patents and Trademarks."

DEPENDENCE ON KEY PERSONNEL

     The operations of the Company depend significantly upon the efforts of certain members of senior management, particularly John D. Curtin, Jr., Chairman of the Board of Directors and Chief Executive Officer, and Albert F. Young, Jr., President. The extended loss of the services of these or other officers could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Management."

ADVERSE EFFECT OF ECONOMIC AND REGULATORY CONDITIONS ON SALES


     The primary end-users of the Company's products are industrial workers in the United States and abroad, and decreases in general employment levels, particularly in the United States, may have an adverse effect on the Company's sales. The Company's sales may also be adversely affected by changes in safety regulations covering industrial workers in the United States and abroad and in the level of enforcement of such regulations. Changes in regulations could reduce the utility of certain products manufactured by the Company, thereby necessitating the Company to re-engineer such products and creating opportunities for its competitors. See "Business -- Government Regulation."


RISKS ASSOCIATED WITH ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. While the Company believes that it is currently in material compliance with those laws and regulations, there can be no assurance that the Company will not incur significant costs to remediate violations thereof or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Environmental Matters."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS


     Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, certain sections of the Delaware General Corporation Law, and the ability of the Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their own best interests). These provisions and the ability of the Board of Directors to issue preferred stock without further action by stockholders could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to the Company's stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial to the interests of stockholders. Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by consent, the removal of directors only for cause, the vesting of exclusive authority in the Board of Directors to determine the size of the Board and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors. The Company will be subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of the Company's Common Stock. See "Description of Capital Stock -- Certain Provisions of Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws" and "-- Statutory Business Combination Provisions."


POTENTIAL ADVERSE EFFECTS ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market after the Offering could adversely affect the market price of the Common Stock. In addition to the 5,500,000 shares of Common Stock offered hereby, 9,815,142 shares of the Common Stock expected to be owned by current stockholders of the Company (including shares issued in the Exchange Transaction) will be eligible for sale in the public market beginning in July 1997 pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"). The Securities and Exchange Commission is currently contemplating amendments to Rule 144 which, if enacted, would permit the

Company's current stockholders to sell their shares of Common Stock sooner. Such holders have agreed, however, not to sell or otherwise dispose of any of their shares of Common Stock for 180 days after the closing of the Offering without the consent of the representatives of the Underwriters. If such stockholders should sell or otherwise dispose of a substantial amount of shares of Common Stock in the public market, the prevailing market price for the Common Stock could be adversely affected. See "Shares Eligible for Future Sale."



NO PRIOR MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE



     Prior to the Offering, there has been no public market for the Common Stock. The public offering price will be determined through negotiations among the Company, Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation, and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. There can be no assurance that any active public market for the Common Stock will develop or be sustained after the Offering, or that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Common Stock may be volatile and may fluctuate based upon a number of factors, including business performance, news announcements or changes in general market conditions.


ADVERSE EFFECTS OF DILUTION


     Purchasers of the Common Stock will experience immediate and substantial dilution in the pro forma tangible book value per share of Common Stock from the public offering price. At the assumed initial public offering price of $14.00 per share, investors in the Offering will incur dilution of $20.32 per share. See "Dilution."

                                  THE COMPANY

     The Company is one of the leaders in the hearing, eye, face, head and respiratory protection segments of the PPE market worldwide through its Safety Products operating unit, which manufactures and sells hearing protection devices, prescription and non-prescription safety eyewear, face shields, reusable and disposable respirators, hard hats and first aid kits in more than 85 countries under its well-known brand names: AOSafety, E-A-R, Eastern and Peltor. With the Peltor Acquisition, the Company is a global leader in the specialty communications ear muff market. Through its Specialty Composites operating unit, the Company also manufacturers a wide array of energy-absorbing specialty composite materials. Such materials are incorporated into other manufacturers' products to control noise, vibration and shock.


     Cabot started its E-A-R (Energy Absorbing Resins) Division (the "E-A-R Division") and introduced its first foam ear plug in 1972. In 1989 Cabot acquired Specialty Composites and integrated it into its E-A-R Division, increasing its casting and engineering capabilities. In 1990 Cabot acquired the AOSafety Division, a leader in the manufacture and marketing of safety eyewear, from American Optical Corporation and merged it with the E-A-R Division into Old Cabot Safety Corporation. In July 1995, Vestar, Cabot and the Management Investors effected through the Company the acquisition of substantially all of the assets and certain liabilities of Old Cabot Safety Corporation and certain of its affiliates from Cabot. On May 29, 1996, Cabot Safety Holdings Corporation changed its name to Aearo Corporation and the Subsidiary subsequently changed its name from Cabot Safety Corporation to Aearo Company.


     The Company's principal executive offices are located at One Washington Mall -- 8th Floor, Boston, Massachusetts 02108-2610, and its telephone number is
(617) 371-4200.

                                USE OF PROCEEDS


     The estimated net proceeds to the Company from the Offering (based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this Prospectus, and after deducting underwriting discounts and estimated offering expenses) will be approximately $70.3 million ($81.0 million if the Underwriters' over-allotment option is exercised in full). Such net proceeds will be used as follows: (i) approximately $39.4 million will be used to redeem $35.0 million principal amount of Subordinated Notes at a redemption price equal to 112.5% of principal, plus accrued and unpaid interest; (ii) approximately $25.3 million will be used to retire outstanding shares of Redeemable Preferred Stock, including accrued dividends since July 1995; and (iii) the balance will be used to reduce borrowings under the Senior Bank Facilities.



     All indebtedness to be repaid with proceeds from the Offering was incurred in July 1995 to fund in part payments to Cabot and its subsidiaries in connection with the Formation Acquisition. The Subordinated Notes bear interest on the annual rate of 12.5% and mature on July 15, 2005, unless redeemed prior to such date. Indebtedness outstanding under the Senior Bank Facilities bears interest at a variable rate equal to, at the Company's option, LIBOR plus 2.25% or the prime rate plus 1.00% (approximately 8% as of June 30, 1996) and amortizes quarterly over seven years, with a final maturity in July 2002. See "Certain Relationships and Related Transactions -- The Formation Transaction" and "Description of Senior Bank Facilities." It is anticipated that each of Vestar and Cabot will receive approximately $12.7 million with respect to the redemption of a portion of the Redeemable Preferred Stock held by them.


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and is largely restricted from doing so under its financing agreements. The Company intends to continue this policy for the foreseeable future and retain earnings for repayment of indebtedness and investment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors of the Company and will be dependent on the Company's results of operations, financial condition, contractual restrictions (including restrictions in the indenture governing the Subordi-nated Notes and the Senior Bank Facilities), legal restrictions and other factors deemed to be relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


                                    DILUTION


     The historical tangible net deficit (total stockholders' equity less intangible assets and deferred financing costs) of the Company at March 31, 1996 was $(68.2) million or $(8.53) per share. The pro forma tangible net deficit of the Company at March 31, 1996 after giving effect to the Peltor Acquisition was $(139.8) million, or $(17.47) per share of outstanding Common Stock. After giving effect to the Offering and the Exchange Transaction, deducting estimated underwriting discounts, giving effect to the transactions referred to under "Use of Proceeds" and applying the net proceeds therefrom, the pro forma tangible net deficit at March 31, 1996 would have been $(96.7) million or $(6.32) per share of outstanding Common Stock. This represents an immediate dilution in net tangible book value of $20.32 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution:



    Assumed initial public offering price per share of Common
      Stock.........................................................              $14.00
                                                                                  ------

    Pro forma tangible net deficit per share before the
      Offering(1)...................................................  $(17.47)
                                                                      --------
    Pro forma tangible net deficit per share after the
      Offering(2)...................................................  $ (6.32)
                                                                      --------
    Dilution per share to investors in the Offering(3)..............              $20.32
                                                                                  ======


- ---------------
(1) Pro forma tangible net deficit per share of Common Stock is determined by dividing the Company's tangible net deficit (total assets excluding net deferred financing costs and other intangible assets less total liabilities) by the number of shares of Common Stock outstanding.

(2) Adjusted to reflect the Peltor Acquisition.

(3) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offering from the assumed initial public offering price per share.

     The following table summarizes, on a pro forma basis, as of March 31, 1996, the differences between the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock (including shares to be issued in the Exchange
Transaction) and by the investors purchasing shares of Common Stock in the Offering (based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this Prospectus):

                                       SHARES HELD           TOTAL CONSIDERATION        AVERAGE
                                   --------------------     ----------------------     PRICE PER
                                     NUMBER     PERCENT        AMOUNT      PERCENT       SHARE
                                   ----------   -------     ------------   -------     ---------
    Existing stockholders........   9,807,142     64.1%     $ 45,300,000     37.0%      $ 4.62
    New investors................   5,500,000     35.9        77,000,000     63.0       $14.00
                                   ----------    -----      ------------    -----
      Total......................  15,307,142    100.0%     $122,300,000    100.0%
                                   ==========    =====      ============    =====


     The foregoing tables assume no exercise of the Underwriters' over-allotment option. See "Underwriting" for information concerning the Underwriters' over-allotment option. As of the date of this Prospectus there are (i) outstanding options to purchase 400,000 shares of Common Stock granted under the Company's Executive Stock Option Plan (the "Executive Plan") at an exercise price of $7.50 per share, none of which is exercisable as of the date of this Prospectus, (ii) outstanding options to purchase 286,250 shares of Common Stock granted under the Company's 1996 Stock Option Plan (the "1996 Plan") effective as of the completion of the Offering at an exercise price equal to the initial public offering price, none of which is immediately exercisable, and (iii) an additional 513,750 shares of Common Stock reserved for future issuance under to the 1996 Plan. See "Management -- Employee Stock and Other Benefit Plans." The Executive Plan and the 1996 Plan are sometimes referred to herein collectively as the "Stock Option Plans." To the extent that the outstanding options, or any options granted in the future, are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION


     The following table sets forth the historical capitalization of the Company as of March 31, 1996 and as adjusted to give effect to (i) the sale of 5,500,000 shares of Common Stock in the Offering and the application of the net proceeds as set forth under "Use of Proceeds," (ii) the exchange of approximately $25.3 of Redeemable Preferred Stock including accrued dividends, for shares of Common
Stock at an exchange price equal to the initial public offering price of the Common Stock in the Offering and (iii) the Peltor Acquisition and the financing thereof. See "Certain Relationships and Related Transactions -- The Formation
Acquisition," "Use of Proceeds" and "Acquisition of Peltor." This table should be read in conjunction with the "Selected Unaudited Pro Forma Financial Data,"
"Selected Historical Consolidated Financial Data," "Management's Discussion and
Analysis of Financial Condition and Results of Operations -- Liquidity and
Capital Resources" and the financial statements of the Company, including notes thereto, included elsewhere in this Prospectus.



                                                                             MARCH 31, 1996
                                                                       --------------------------
                                                                       HISTORICAL     AS ADJUSTED
                                                                       ----------     -----------
                                                                         (DOLLARS IN MILLIONS)
Current portion of long-term debt....................................    $  7.0          $  7.0
                                                                         ======          ======
Long-term debt(1):
  Revolving credit facility..........................................    $ 10.6          $  1.0
  Term loans.........................................................      34.0           126.8
  Other..............................................................       4.5             6.0
  Subordinated notes.................................................     100.0            65.0
                                                                         ------          ------
     Total long-term debt............................................     149.1           198.8
                                                                         ------          ------
Stockholders' equity:
  Redeemable preferred stock, $.01 par value, 200,000 shares authorized and 45,000 shares issued and outstanding; none issued
     and outstanding as adjusted.....................................       0.0              --
  Preferred stock, $.01 par value, 10,000,000 shares authorized and
     none issued and outstanding(2)..................................                        --
  Common stock, $.01 par value, 50,000,000 shares authorized;
     8,000,000 shares issued and outstanding; 15,307,142 shares
     issued and outstanding as adjusted(2)(3)........................       0.0             0.0
  Additional paid-in capital.........................................      32.6            78.3
  Retained earnings(4)...............................................       1.9            (2.8)
  Foreign currency translation adjustment............................      (0.2)           (0.2)
                                                                         ------          ------
     Total stockholders' equity......................................      34.3            75.3
                                                                         ------          ------
Total capitalization.................................................    $183.4          $281.1
                                                                         ======          ======


- ---------------
(1) See Note 8 of Notes to Financial Statements for additional information relating to long-term debt.
(2) Reflects the Second Amended and Restated Certificate of Incorporation of the Company, which increases the authorized Common Stock to 50,000,000 shares and authorizes the issuance of undesignated preferred stock. See "Description of Capital Stock."

(3) Excludes (i) 400,000 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Executive Plan at an exercise price of $7.50 per share, none of which are exercisable as of the date of this Prospectus, (ii) 286,250 shares of Common Stock issuable upon exercise of outstanding stock options granted under the 1996 Plan effective as of the completion of the Offering at an exercise price equal to the initial public offering price, none of which is immediately exercisable, and (iii) an additional 513,750 shares of Common Stock reserved for future issuance under the 1996 Plan. See "Management -- Employee Stock and Other Benefit Plans -- Executive Stock Option Plan" and "-- 1996 Stock Option Plan."


(4) As adjusted, retained earnings reflects an extraordinary charge of $4.0 million, net of tax benefits, which the Company expects to record in the fourth quarter of fiscal 1996 when the debt is paid, consisting of: (i) an estimated redemption premium of $4.4 million ($2.7 million, net of tax benefits) to be incurred in connection with the redemption of a portion of the Subordinated Notes and (ii) a write-off of debt issuance costs of $2.2 million ($1.3 million, net of tax benefits). The Company also expects to record a $1.25 million charge ($0.8 million net of tax) in connection with the termination of the Management Advisory Agreement in the same quarter.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA


     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and the financial statements of the Company, including notes thereto, and other financial information contained elsewhere in this Prospectus. The unaudited pro forma financial data of the Company for the fiscal year ended September 30, 1995 and the six months ended March 31, 1995 and March 31, 1996 were derived from the Company's historical financial statements included elsewhere in this Prospectus, adjusted to give effect to the estimated effects of the Offering, the Exchange Transaction, the Formation Acquisition, the Eastern Acquisition, the Peltor Acquisition and related transactions as if they had occurred on October 1, 1994 for purposes of the pro forma consolidated income statement data and as of March 31, 1996 for purposes of the pro forma consolidated balance sheet data and the elimination of certain fiscal 1995 non-recurring charges relating to the allocation of purchase price to inventory, the termination of the Old Cabot Safety Corporation stock option plan and potential value-added tax penalties by the Company's French subsidiary. The Formation Acquisition, the Eastern Acquisition and the Peltor Acquisition are referred to collectively as the "Acquisitions." The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the financial position or operating results that would have occurred had the Offering, Exchange Transaction and Acquisitions been consummated on the dates, or at the beginning of the period, for which the consummation of the Offering, Exchange Transaction and Acquisitions is being given effect, nor is it necessarily indicative of future operating results or financial position. The Company's pro forma results of operations for the six months ended March 31, 1996 do not include extraordinary charges in connection with the Offering and related transactions, including approximately $2.7 million net of tax of premium payable upon redemption of Subordinated Notes, the non-cash write-off of approximately $1.3 million net of tax of related debt issuance costs and a $0.8 million charge, net of tax, in connection with the termination of the Management Advisory Agreement, which the Company expects to record in the fourth quarter of fiscal 1996. See "Use of Proceeds" and "Risk Factors -- Nonrecurring Charges in Connection with the Offering."


     The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the Acquisitions was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Acquisitions. Such allocations will be based on studies and valuations which have not yet been completed. Accordingly, the allocations reflected in the unaudited pro forma financial data are preliminary and subject to revision.

                                                                                    SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED             MARCH 31,
                                                            SEPTEMBER 30,       -------------------------
                                                                1995               1995           1996
                                                          -----------------     ----------     ----------
                                                             (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Net sales.............................................     $     255.7       $     121.8    $     136.5
  Cost of Sales(2)......................................           145.0              70.3           75.3
                                                             -----------       -----------    -----------
    Gross profit........................................           110.7              51.5           61.2
  Selling and administrative(3).........................            71.6              35.1           39.3
  Research and technical service........................             4.0               1.9            2.2
  Amortization expense(4)...............................             8.6               4.3            4.1
  Other charges (income), net...........................            (0.4)             (0.1)          (0.4)
                                                             -----------       -----------    -----------
    Operating income....................................            26.9              10.3           16.0
  Interest expense, net(5)..............................            22.2              11.0           10.6
                                                             -----------       -----------    -----------
  Income (loss) before income taxes.....................             4.7              (0.7)           5.4
  Provision for income taxes(6).........................             2.8               0.7            2.7
                                                             -----------       -----------    -----------
    Net income (loss)...................................     $       1.9       $      (1.4)   $       2.7
                                                             ===========       ===========    ===========
  Net income (loss) per share(7)........................     $       .12       $      (.09)   $       .18
                                                             ===========       ===========    ===========
  Weighted average number of common shares
    outstanding(7)......................................      15,492,856        15,492,856     15,492,856
BALANCE SHEET DATA (AT END OF PERIOD)(1)(8):
  Total assets..........................................                                      $     323.6
  Total debt............................................                                            205.9
  Redeemable preferred stock(9).........................                                               --
  Common stockholders' equity...........................                                             75.3
OTHER DATA:(10)
  Depreciation..........................................     $       9.8       $       5.6    $       4.8
  Amortization..........................................             8.5               4.3            4.2
  Capital expenditures..................................            14.5               6.8            4.7


- ---------------
 (1) Gives effect to the Acquisitions, the Offering and related transactions and the Exchange Transaction. Pro forma income statement data do not reflect the effect of an extraordinary charge to be recorded related to the early retirement of certain debt which will be recorded in the period in which the debt is repaid. See "Unaudited Pro Forma Consolidated Financial Statements."


 (2) Includes adjustments to reflect increases in depreciation resulting from the preliminary purchase price allocation related to the Acquisitions. The year ended September 30, 1995 reflects the elimination of a nonrecurring increase in cost of sales resulting from the preliminary price allocation which increased the estimated fair value of finished goods inventories with respect to the Formation Acquisition.



 (3) Includes an estimate of the increased costs to be incurred by the Company on a stand-alone basis as a result of the Formation Acquisition offset by the elimination of non-recurring charges related to taxes and penalties resulting from delinquency in the remittance of value-added tax payments to the French government and termination of the Old Cabot Safety Corporation stock option plan.



 (4) Includes adjustments resulting from increases in intangible assets and cost in excess of the fair value of net assets acquired related to the Acquisitions. Pro forma intangible assets include goodwill, non-compete agreements and other intangible assets consisting primarily of trademarks and tradenames. The non-compete agreements are being amortized over the life of the agreements and goodwill and other intangibles are being amortized over their estimated useful lives ranging from 15 to 25 years - see Note 1(d) to Unaudited Pro Forma Consolidated Statements of Operations.



 (5) Includes adjustments to reflect increases in interest expense on indebtedness incurred in connection with the Acquisitions offset by elimination of interest related to the Subordinated Notes to be redeemed in connection with the Offering and the elimination of amortization on related deferred financing costs to be written-off. See Note 1(e) to Unaudited Pro Forma Consolidated Statements of Operations.



 (6) The primary difference between the provisions calculated at statutory rates and the effective rates is attributable to nondeductible goodwill associated with the Peltor Acquisition.



 (7) Computed using the weighted average number of shares of Common Stock and common stock equivalents outstanding during the period. Pro forma net income per share reflects the issuance of 5,500,000 shares of Common Stock in the Offering, the Exchange Transaction and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." Weighted average shares also include the dilutive effect of certain options granted to management under the Executive Plan.



 (8) Adjusted to reflect the application of the estimated net proceeds from the Offering. See "Use of Proceeds" and "Capitalization."



 (9) All outstanding shares of Redeemable Preferred Stock, including accrued and unpaid dividends, will be redeemed or exchanged for Common Stock in connection with the Offering and Exchange Transaction. See "Use of Proceeds" and "Certain Relationships and Related Transactions -- The Formation Acquisition."



(10) Gives effect to the Acquisitions, the Offering and related transactions and the Exchange Transaction.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected historical consolidated financial data of the Company for, and at the end of, each of the five fiscal years ended September 30, 1995 and the six-month periods ended March 31, 1995 and 1996. The selected historical financial data for each of the four fiscal years ended September 30, 1994 were derived from the combined financial statements of Old Cabot Safety Corporation, which have been audited by Coopers & Lybrand L.L.P., independent auditors. The income statement data for the periods ended July 11, 1995 and September 30, 1995 are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent auditors. The balance sheet data for July 11, 1995 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the balance sheet data at such date. The selected historical financial data for the six months ended March 31, 1995 and March 31, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data for such periods. The results for the six months ended March 31, 1996 are not necessarily indicative of the results for the full fiscal year. The selected historical consolidated financial data below present consolidated financial data of the Company's predecessor for periods prior to the Formation Acquisition. See "Certain Relationships and Related Transactions -- The Formation Acquisition." Because of such transaction, certain aspects of the consolidated results of operations for periods prior to July 12, 1995 are not comparable with those for subsequent periods. Consequently, net income per share data are presented only for the fiscal year ended September 30, 1995 and the six months ended March 31, 1996. The results of operations for the six months ended March 31, 1996 include the results of Eastern after January 3, 1996, the date on which Eastern was acquired by the Company. The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of the Company, including notes thereto, the unaudited pro forma consolidated financial statements for the Company, including notes thereto, and other financial information appearing elsewhere in this Prospectus. Historical earnings per share is not presented, as these amounts would not be meaningful after the changes in capital structure resulting from the Offering and the Exchange Transaction.

                                                       PREDECESSOR
                               ------------------------------------------------------------               COMPANY
                                                                                                  -----------------------
                                        FISCAL YEAR ENDED             SIX MONTHS    PERIOD          PERIOD     SIX MONTHS
                                          SEPTEMBER 30,                 ENDED       ENDED           ENDED        ENDED
                               ------------------------------------   MARCH 31,    JULY 11,       SEPT. 30,    MARCH 31,
                                1991        1992     1993     1994       1995        1995            1995         1996
                               -------     ------   ------   ------   ----------   --------       ----------   ----------
                                                        (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales..................  $166.5      $168.2   $169.6   $178.3     $ 97.7      $154.7          $ 47.9       $112.7
  Cost of sales..............    86.4        88.5     96.7     99.5       55.2        87.7            29.3(1)      62.3
                               ------      ------   ------   ------     ------     --------          -----       ------
    Gross profit.............    80.1        79.8     73.0     78.8       42.5        67.0            18.6         50.4
  Selling and
    administrative...........    45.7        44.9     45.3     51.7       28.2        47.1(2)         13.1         33.4
  Research and technical
    services.................     1.9         2.1      2.3      2.7        1.6         2.3             0.6          1.6
  Amortization expense.......     6.4         6.0      5.7      5.6        2.8         4.3             0.8          2.0
  Other charges (income),
    net......................     0.4        (0.5)     0.1     (0.0)       0.0        (0.2)            0.1         (0.0)
                               ------      ------   ------   ------     ------     --------          -----       ------
    Operating income.........    25.7        27.3     19.6     18.8        9.9        13.5             4.0         13.4
  Interest expense, net......     9.9         5.9      4.8      5.8        3.6         5.7             4.1          9.1
                               ------      ------   ------   ------     ------     --------          -----       ------
    Income (loss) before
      income taxes,
      discontinued
      operations, and
      cumulative effect of
      accounting charges.....    15.8        21.4     14.8     13.0        6.3         7.8            (0.1)         4.3
  Provision for income
    taxes....................     5.2         8.8      5.7      5.0        2.3         3.0             0.5          1.9
                               ------      ------   ------   ------     ------     --------          -----       ------
    Income (loss) from
      continuing
      operations.............    10.6        12.6      9.1      8.0        4.0         4.8            (0.6)         2.4
  Cumulative effect of
    accounting change........      --          --      0.3       --         --          --              --           --
                               ------      ------   ------   ------     ------     --------          -----       ------
    Net income (loss)........  $ 10.6 (3)  $ 12.6   $  9.4   $  8.0     $  4.0      $  4.8          $ (0.6)      $  2.4
                               ======      ======   ======   ======     ======     ========          =====       ======
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets...............  $181.2      $168.0   $163.4   $171.2     $181.7      $177.5          $218.3       $226.2
  Total debt.................   106.6        92.1     82.4     76.9       82.3        78.4           152.3        156.1
  Stockholders' equity.......    35.0        46.2     51.0     35.2       39.4        40.1            32.0         34.3


OTHER DATA:
  Depreciation...............  $  5.4      $  5.7   $  6.1   $  6.1     $  3.5      $  4.9          $  1.3       $  4.1
  Amortization...............     6.4         6.0      5.7      5.6        2.8         4.3             0.8          2.0
  Capital expenditures.......     6.9         5.1      9.0      4.5        5.3        10.4             2.7          4.0

- ---------------

(1) Includes a $3.6 million charge related to allocation of purchase price to finished goods inventory. This amount was recorded in cost of sales as the acquired inventory was sold during the period ended September 30, 1995.



(2) Includes a $1.1 million charge related to the termination of the Old Cabot Safety Corporation stock option plan and a $0.8 million charge related to a provision for potential value-added tax penalties by the Company's French subsidiary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Legal Proceedings."



(3) The results of operations for 1991 exclude the results of Rastronics, which were presented as discontinued operations in the 1991 financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical Consolidated Financial Data," and the financial statements of the Company, including notes thereto, appearing elsewhere in this Prospectus. In particular, the following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in "Risk Factors" beginning on page 9 of this Prospectus.

GENERAL

     Prior to the Formation Acquisition in July 1995, Old Cabot Safety Corporation was a wholly-owned subsidiary of Cabot. In 1990, Cabot combined into Old Cabot Safety Corporation the operations of its E-A-R Division with the operations of the AOSafety Division, which Cabot acquired from American Optical Corporation at such time. The combined financial statements of the Company include the results of Old Cabot Safety Corporation and certain of its affiliates whose operations are partially or exclusively related to the business of the Company.

     The Company's current senior management team was installed in mid-1994 to address operational issues that had adversely affected the Company's sales and profitability. Management focused on four primary areas: (i) strengthening relationships with distributors and product end-users, (ii) increasing the Company's participation in projected high-growth markets, such as the consumer/DIY and catalog supply markets and the emerging international markets of Latin America and the Pacific Rim, (iii) expanding product innovation and development efforts and (iv) pursuing acquisitions. Management believes that the Company's performance in fiscal 1995 and the first six months of fiscal 1996 reflects the benefits of these initiatives, as well as the associated increased investment in sales and marketing and information systems.

     The operational issues addressed by management after 1994 included a decline in profitability in fiscal 1993 and the early part of fiscal 1994 following the combination of the E-A-R Division and the AOSafety Division. While the combination resulted in a larger company with broader product offerings, giving E-A-R distributors access to AOSafety products, and vice versa, it resulted in some long-standing relationships among the Company, distributors and end-users being undermined. In addition, as part of the combination the Company reduced its sales force while expanding the product line, which resulted in decreased distribution focus and support of the Company's products by distributors. During the late 1980s the Company had also suffered from a prolonged lack of investment in product innovation and development. Because end-users are relatively slow to switch products or brands, the combined effect of the deteriorating distributor relations and the lack of new products did not adversely affect financial results in fiscal 1991 and 1992. However, the combined effect of such problems, coinciding with the introduction of new products by competitors, began to result in some loss of market share in fiscal 1992. In an effort to retain market share, the Company began to offer price promotions and reduced the prices of several products. While this aided financial performance in fiscal 1992, it largely did so at the expense of fiscal 1993 results by pulling business forward. The reduction in pricing, however, did not stem the market share erosion, as many end-users are more interested in product performance and increased safety compliance than they are in discounted prices. Operating profit in fiscal 1993 and the first half of fiscal 1994 was also negatively affected by the costs of consolidating the prescription eyewear manufacturing facilities from six locations to two and consolidating the Company's other manufacturing facilities at its Southbridge, Massachusetts location.

RESULTS OF OPERATIONS

     The following table sets forth the major components of the Company's combined statements of income expressed as a percentage of net sales.

                                                                                  SIX MONTHS
                                          YEAR ENDED SEPTEMBER 30,              ENDED MARCH 31,
                                          -------------------------             ---------------
                                          1993      1994      1995              1995      1996
                                          -----     -----     -----             -----     -----
Net sales:
  Safety Products.......................   84.8%     84.0%     83.8%             83.9%     82.1%
  Specialty Composites..................   15.2      16.0      16.2              16.1      17.9
                                          -----     -----     -----             -----     -----
     Total net sales....................  100.0     100.0     100.0             100.0     100.0
Cost of sales...........................   57.0      55.8      56.0(1)           56.5      55.3
                                          -----     -----     -----             -----     -----
  Gross profit..........................   43.0      44.2      44.0(1)           43.5      44.7
Selling and administrative..............   26.7      29.0      28.8(2)           28.9      29.6
Research and technical service..........    1.3       1.5       1.4               1.6       1.4
Amortization expense....................    3.4       3.1       2.6               2.9       1.8
Other charges (income), net.............    0.0      (0.0)     (0.1)              0.0       0.0
                                          -----     -----     -----             -----     -----
  Operating income......................   11.6%     10.6%     11.3%(1)(2)       10.2%     11.9%
                                          =====     =====     =====             =====     =====

- ---------------


(1) Excludes $3.6 million charged to cost of sales as a result of purchase price allocated to acquired inventory. This amount was recorded in cost of sales as the acquired inventory was sold during the period ended September 30, 1995.


(2) Excludes $1.1 million charged to selling and administrative expense for the termination of the Old Cabot Safety Corporation stock option plan and $0.8 million charged to selling and administrative expense attributable to penalties incurred by the Company's French subsidiary. See "Business--Legal Proceedings."

     The Company's business is slightly seasonal. Traditionally, net sales during the first fiscal quarter (October 1 - December 31) are slightly lower than the other quarters. This is generally attributable to stock reductions by distributors and plant shutdowns by end-users towards the end of each calendar year.

OVERVIEW

     The consolidated financial statements of the Company for the periods prior to July 12, 1995 have been prepared on the historical cost basis. The consolidated balance sheets of the Company at September 30, 1995 and March 31, 1996 reflect allocation of the purchase price to the assets acquired and thus are not comparable with the historical balance sheets presented for prior periods. Operating results subsequent to the Formation Acquisition are comparable to prior periods, with the exception of cost of sales (due to the $3.6 million charge in the period ended September 30, 1995 related to the allocation of purchase price to inventory), depreciation expense, and amortization of intangible assets. The net impact of changes in depreciation and amortization on operating income for the six months ended March 31, 1996 and the period ended September 30, 1995 was a reduction of $0.1 million and $0.5 million, respectively.

SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995


     NET SALES. Net sales in the six months ended March 31, 1996 increased 15.4% to $112.7 million from $97.7 million in the six months ended March 31, 1995. The increase in net sales was due to increased sales by both Safety Products and Specialty Composites. Safety Products' net sales in the six months ended March 31, 1996 increased 12.9% to $92.5 million from $82.0 million in the six months ended March 31, 1995. This $10.5 million increase was partially the result of the acquisition of Eastern which contributed $3.3 million in revenue. Of the remaining increase, the largest contributor was an increase in hearing product sales due to the continued success of the Company's Express product and better pricing and the next largest contributor was increased pricing of eye & face and respiratory products. Growth at Safety Products was also aided by continued growth in sales to the Far East and Latin America, as well as growth in new areas such as healthcare distributors. Specialty Composites' net sales in the six months ended March 31, 1996 increased 28.5% to $20.2 million from $15.7 million in the six months ended March 31, 1995. This increase was primarily the result of a $2.3 million shipment to a supplier of Sea Wolf submarines, as well as to increased demand for the Company's products by precision equipment manufacturers and healthcare product manufacturers.


     GROSS PROFITS. Gross profits in the six months ended March 31, 1996 increased 18.5% to $50.4 million from $42.5 million in the six months ended March 31, 1995. This increase was due to a combination of increased volumes and higher prices, which more than offset material cost increases that occurred in earlier periods. Gross profit as a percentage of net sales in the six months ended March 31, 1996 was 44.7% as compared to 43.5% in the six months ended March 31, 1995. Such percentage increased as the benefit of higher volumes and prices more than offset the inclusion of Eastern's sales which are at lower margins.

     SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses in the six months ended March 31, 1996 increased 18.3% to $33.4 million from $28.2 million in the six months ended March 31, 1995. This increase was the result of increases in the company's sales force which primarily occurred throughout fiscal 1995, higher incentive costs, and increases in administrative expenses resulting from the Formation Acquisition. Selling and administrative expenses as a percentage of sales in the six months ended March 31, 1996 increased to 29.6% of sales as compared to 28.9% of sales in the six months ended March 31, 1995. This was primarily a result of the higher incentive and administrative costs.

     RESEARCH AND TECHNICAL SERVICE EXPENSES. Research and technical service expenses in the six months ended March 31, 1996 were essentially flat at $1.6 million. While the Company has increased the product development effort towards new products, this has been partially funded by decreased work on process and production engineering.

     AMORTIZATION EXPENSE. Amortization expense decreased by 30.2% to $2.0 million as the increase in amortization resulting from the allocation of the purchase price to intangibles was more than offset by the absence of amortization of a non-compete with the former owner of the AOSafety Division due to its expiration in May 1995.

     OPERATING INCOME. Primarily as a result of the factors discussed above, operating income in the six months ended March 31, 1996 increased 35.9% to $13.5 million from $9.9 million in the six months ended March 31, 1995.

     INTEREST EXPENSE, NET. Interest expense, net, is not comparable with prior periods as a result of the financing related to the Formation Acquisition. Interest expense for the successor company for the six months ended March 31, 1996 was $9.1 million, reflecting the increased levels of debt.

     NET INCOME. The significant improvement in operating results was more than offset by higher interest expense resulting in net income for the six months ended March 31, 1996 decreasing 38.3% to $2.5 million from $4.0 million in the six months ended March 31, 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

     NET SALES. Net sales in the year ended September 30, 1995 increased 13.6% to $202.6 million from $178.3 million in the year ended September 30, 1994. The increase in net sales was due to increased sales by both Safety Products and Specialty Composites. Safety Products' net sales in the year ended September 30, 1995 increased 13.4% to $169.7 million from $149.7 million in the year ended September 30, 1994. This increase was primarily a result of (i) increased volume in its eye and face segment due to strong demand for the Company's Nassau Plus eyewear which was introduced in May 1994, (ii) increased volume in the hearing segment largely due to increased European sales as a result of improving economies and the announced Common European (CE) market standards and (iii) increased sales of prescription safety eyewear due to an increase in realized prices from the sale of premium frames and lenses partially due to the recently initiated Dispensing Manager program, pursuant to which the Company employs (rather than independently contracting for) eyecare professionals. Management believes the enhanced sales and marketing efforts which commenced in the second half of fiscal 1994 contributed to these increases, which were achieved despite the loss of the Company's only significant private label personal protection customer in March 1994. Specialty Composites' net sales in the year ended September 30, 1995 increased 15.3% to $32.9 million from $28.6 million in the year ended September 30, 1994. This increase was primarily the result of increased demand for the Company's products by transportation and precision equipment manufacturers.


     GROSS PROFIT. Excluding the $3.6 million negative effect of purchase accounting, gross profit in the year ended September 30, 1995 increased 13.3% to $89.2 million from $78.8 million in the year ended September 30, 1994. The increase in cost of sales related to the Formation Acquisition was due to a $3.6 million charge related to allocation of purchase price to finished goods inventory. This amount was recorded in cost of sales as the acquired inventory was sold during the period ended September 30, 1995. The increase in gross profit was primarily the result of increased volumes of both Safety Products and Specialty Composites' sales. Gross profit as a percentage of net sales in the year ended September 30, 1995 was 44.0% as compared to 44.2% in the year ended September 30, 1994. Such percentage was essentially flat because increased margins at Safety Products were partially offset by higher proportionate sales growth at Specialty Composites, which has lower gross profit margins than Safety Products, as well as the loss of the margin contribution from the private label personal protection customer mentioned above.


     SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses in the year ended September 30, 1995 increased 16.7% to $60.3 million from $51.7 million in the year ended September 30, 1994. This increase was primarily the result of an approximately 10.0% increase in the Company's sales force, as well as increased distribution costs resulting from greater shipments and the costs of occupying a new U.S. distribution center and higher administrative costs resulting from the Formation Acquisition. In addition, the Company incurred a $1.1 million charge related to the termination of the Old Cabot Safety Corporation stock option plan, as well as a $0.8 million charge relating to a provision for tax penalties by the Company's French subsidiary (see
"Business -- Legal Proceedings"). Excluding these charges, selling and administrative expenses as a percentage of net sales in the year ended September 30, 1995 would have declined to 28.8% as compared to 29.0% in the year ended September 30, 1994. This was primarily the result of the increase in net sales from the Company's enhanced sales and marketing efforts which commenced in fiscal 1994. These efforts include the Sales Specialist program which targets end-users of the Company's products, as well as the Dispensing Manager program, which provides improved service and fulfillment to the Company's prescription eyewear customers.

     RESEARCH AND TECHNICAL SERVICES EXPENSES. Research and technical services expenses in the year ended September 30, 1995 increased 3.3% to $2.8 million from $2.7 million in the year ended September 30, 1994. This increase was primarily the result of increased respiratory product development efforts, as well as increased training development work with end-users, including the reinstatement of hearing clinics.

     OPERATING INCOME. Primarily as a result of the factors discussed above, operating income in the year ended September 30, 1995 decreased 7.2% to $17.5 million from $18.8 million in the year ended September 30, 1994. Excluding a $1.1 million payment related to the termination of the Old Cabot Safety Corporation stock option plan and a $0.8 million charge relating to a provision for tax penalties by the Company's French subsidiary (see "Business -- Legal Proceedings") and a $3.6 million charge related to the allocation of purchase price to inventory, operating income would have been $23.0 million, a 22.2% increase.

     INTEREST EXPENSE, NET. Interest expense, net, is not comparable with prior periods as a result of the financing related to the Formation Acquisition. Interest expense for the Company after the Formation Acquisition was $4.1 million, reflecting the increased levels of debt.

     NET INCOME. Primarily as a result of the factors discussed above, net income in the year ended September 30, 1995 decreased 47.5% to $4.2 million from $8.0 million in the year ended September 30, 1994. Excluding a $1.1 million payment related to the termination of the Old Cabot Safety Corporation stock option plan and a $0.8 million charge relating to a provision for tax penalties by the Company's French subsidiary (see "Business -- Legal Proceedings") and a $3.6 million charge related to the allocation of purchase price to inventory, net income would have been $7.8 million, a 2.2% decrease.

FISCAL 1994 COMPARED TO FISCAL 1993

     NET SALES. Net sales in fiscal 1994 increased 5.1% to $178.3 million from $169.6 million in fiscal 1993. The increase in net sales was due to increased sales by both Safety Products and Specialty Composites. Safety Products' net sales in fiscal 1994 increased 4.0% to $149.7 million from $143.9 million in fiscal 1993. This increase was primarily the result of increased volume in the eye and face segment due to strong demand for the Company's Nassau Plus eyewear following its introduction in May of 1994. This increase was partially offset by the loss of the Company's only significant private label customer in the Company's hearing segment in March 1994. Specialty Composites' net sales in fiscal 1994 increased 11.3% to $28.6 million from $25.7 million in fiscal 1993. This increase was primarily the result of increased demand from transportation manufacturers and was partially offset by a decline in demand from a defense-related manufacturer.

     GROSS PROFIT. Gross profit in fiscal 1994 increased 8.0% to $78.8 million from $73.0 million in fiscal 1993. This increase was primarily the result of increased gross profit contribution in Safety Products' eye and face segment as a result of new products and higher sales volumes. Gross profit as a percentage of net sales in fiscal 1994 increased to 44.2% from 43.0% in fiscal 1993. This increase was primarily the result of the higher margins in the prescription eyewear segment in the second half of the fiscal year as a result of the benefits of the consolidation of the Company's prescription eyewear manufacturing facilities, which was completed in the first quarter of fiscal 1994 and resulted in additional costs of sales of approximately $1.5 million in fiscal 1994. The percentage increase was achieved despite the lost margin contribution from the private label customer mentioned previously.

     SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses in fiscal 1994 increased 13.9% to $51.7 million from $45.3 million in fiscal 1993. This increase was primarily the result of (i) increased expenses associated with increased volumes, (ii) new sales and marketing initiatives including the Sales Specialist and Dispensing Manager programs and (iii) severance and relocation costs related to several changes in senior management positions of the Company. Selling and administrative expenses as a percentage of net sales in fiscal 1994 increased to 29.0% from 26.7% in fiscal 1993. This increase was primarily the result of the increased expenses in connection with new sales and marketing initiatives described above which did not lead to increased sales until the latter part of fiscal 1995 and the six months ended March 31, 1996.

     RESEARCH AND TECHNICAL SERVICES EXPENSES. Research and technical services expenses in fiscal 1994 increased 20.0% to $2.7 million from $2.3 million in fiscal 1993. This increase was primarily the result of increased product development and end-user technical services and training programs.

     OPERATING INCOME. Primarily as a result of the factors discussed above, operating income in fiscal 1994 decreased 3.9% to $18.8 million from $19.6 million in fiscal 1993.

     INTEREST EXPENSE, NET. Interest expense, net, in fiscal 1994 increased 22.0% to $5.8 million from $4.8 million in fiscal 1993. This increase was primarily the result of higher borrowings to finance the payment of a $25.0 million dividend to Cabot in December 1993.

     NET INCOME. Primarily as a result of the factors discussed above, net income in fiscal 1994 decreased 15.2% to $8.0 million from $9.4 million in fiscal 1993. Net income in fiscal 1993 reflects a $0.3 million addition due to a cumulative effect of accounting changes.

FISCAL 1993 COMPARED TO FISCAL 1992

     NET SALES. Net sales in fiscal 1993 increased 0.8% to $169.6 million from $168.2 million in fiscal 1992. This increase in net sales was primarily due to an increase in Specialty Composites' sales, which was largely offset by a decrease in Safety Products' sales. Safety Products net sales in fiscal 1993 decreased 3.4% to $143.9 million from $149.0 million in fiscal 1992. This decrease was primarily the result of lower demand and reduced prices of the Company's eye and face products due to a shift in demand from the Company's Aerosite style product to higher-priced, higher-featured "blade-shaped" lens products of a competitor. The decrease was also the result of lower sales of hearing protection products due to the effect of a promotion in late fiscal 1992, increased price competition and the negative impact of currency rates in Europe. Specialty Composites' net sales in fiscal 1993 increased 33.9% to $25.7 million from $19.2 million in fiscal 1992. This increase was primarily the result of increased sales to a defense-related manufacturer, as well as manufacturers of health-care and footwear products. These sales represented the initial sales of the Company's thin sheet urethane foams to new health-care and footwear manufacturing customers.

     GROSS PROFIT. Gross profit in fiscal 1993 decreased 8.5% to $73.0 million from $79.8 million in fiscal 1992. Gross profit as a percentage of net sales in fiscal 1993 decreased to 43.0% from 47.4% in fiscal 1992. These decreases were primarily the result of (i) decreased volumes and prices of Safety Products' non-prescription eyewear due to the loss of sales to a new product of a competitor as mentioned above, (ii) decreased volumes of hearing protection products partially due to earlier promotions and (iii) higher material and conversion costs resulting from safety prescription eyewear lab consolidations which were in progress at such time. See "-- General."

     SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses in fiscal 1993 increased 0.9% to $45.3 million from $44.9 million in fiscal 1992. This increase was primarily the result of small increases in marketing expenditures. As a percentage of net sales, selling and administrative expenses were essentially flat at 26.7% in fiscal 1993 compared to fiscal 1992.

     RESEARCH AND TECHNICAL SERVICES EXPENSES. Research and technical services expenses in fiscal 1993 increased 10.2% to $2.3 million from $2.1 million in fiscal 1992. This increase was primarily the result of increased product development.

     OPERATING INCOME. Primarily as a result of the factors discussed above, operating income in fiscal 1993 decreased 28.2% to $19.6 million from $27.3 million in fiscal 1992.

     INTEREST EXPENSE, NET. Interest expense, net, in fiscal 1993 decreased 19.3% to $4.8 million from $5.9 million in fiscal 1992. This decrease was primarily the result of lower interest rates and lower average debt balances resulting from the repayment of long term debt.

     NET INCOME. Primarily as a result of the factors discussed above, net income in fiscal 1993 decreased 25.2% to $9.4 million from $12.6 million in fiscal 1992. Net income in fiscal 1993 reflects a $0.3 million addition due to a cumulative effect of accounting changes.

EFFECTS OF CHANGES IN EXCHANGE RATES


     In general, the Company's results of operations are affected by changes in exchange rates. Subject to market conditions, the Company prices its products in Europe and in Canada in local currency. While many of the Company's selling and distribution costs are also denominated in these currencies, a large portion of the product costs are U.S. dollar denominated. As a result, a decline in the value of the U.S. dollar relative to these other currencies can have a favorable effect on the profitability of the Company and an increase in the value of the U.S. dollar relative to these other currencies can have a negative effect on the profitability of the Company. During fiscal 1993 and fiscal 1994 the U.S. dollar increased in value relative to most of the European currencies, as well as the Canadian dollar. The Company estimates that this had the effect of decreasing operating profit by $1.9 million in fiscal 1993 and $0.5 million in fiscal 1994. In the year ended September 30, 1995, the U.S. dollar decreased in value relative to most of the European currencies, but increased in value relative to the Canadian dollar. The Company estimated that these changes had the effect of increasing operating profit by $0.9 million in the year ended September 30, 1995. As a result of the Peltor Acquisition, the Company's future results of operations will be affected by changes in exchange rates relative to the Swedish Krona. A decline in the value of the Krona relative to other currencies could have a positive effect on the Company's results of operations, and an increase in the value of the Krona relative to other currencies could have a negative effect on the Company's result of operations.


EFFECTS OF INFLATION

     In recent years, inflation has been modest and has not had a material impact upon the results of the Company's operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's sources of funds have consisted primarily of operating cash flow and debt financing. The Company's uses of those funds consist principally of debt service and capital expenditures.

     The required amortization payments under the Senior Bank Facilities are:
$2.0 million for the balance of fiscal 1996, $8.2 million in fiscal 1997, $10.6 million in fiscal 1998, $13.0 million in fiscal 1999, $16.0 million in fiscal 2000, $20.7 million in fiscal 2001, $34.4 million in fiscal 2002 and $35.25 million in fiscal 2003. Other than upon a change of control or as a result of certain asset sales, or in the event that certain excess funds exist at the end of a fiscal year, the Company will not be required to make any principal payments in respect of the Subordinated Notes until maturity. The Company will also be required to make interest payments with respect to both the Senior Bank Facilities and the Subordinated Notes. The Company typically makes capital expenditures related primarily to the maintenance and improvement of manufacturing facilities. The Company spent $13.2 million for the year ended September 30, 1995 and $4.0 million for the six months ended March 31, 1996, as compared to $4.5 million for the year ended September 30, 1994 and $5.3 million for the six months ended March 31, 1995. Included in capital expenditures for the year ended September 30, 1995 and the six months ended March 31, 1996 are $3.6 million and $1.2 million, respectively, spent on the casting line under construction at the Company's Newark, Delaware facility and $4.1 million and $1.8 million, respectively, spent on management information systems. In fiscal 1992 and 1993, capital expenditures were $5.1 million and $9.0 million, respectively.


     The Company's capital spending is of a relatively short duration, with the complete commitment process involving less than one year. Exceptions to this circumstance are the Company's casting line at its Newark, Delaware facility, with respect to which an additional approximately $0.4 million is scheduled to be spent during the balance of Company's 1996 fiscal year, and the worldwide information system with respect to which an additional $0.5 million to $0.75 million is anticipated to be spent during the same period. The Company does not have any other material commitments for capital expenditures.



     The Company's principal sources of cash to fund these capital requirements are net cash provided by operating activities. The Company's net cash provided by operating activities for the year ended September 30, 1995 and the six months ended March 31, 1996 totaled $24.9 million and $1.1 million, respectively, as compared to $17.9 million and $7.5 million, respectively, for the year ended September 30, 1994 and for the six months ended March 31, 1995. The increase for fiscal 1995 was due to a reduction in inventories of $5.1 million (of which $3.6 million was due to the purchase accounting effect), as compared to an increase in inventories of $3.6 million in 1994. The decrease for the six months ended March 31, 1996 was primarily due to the semi-annual interest payment on the Subordinated Notes. In fiscal 1992, 1993 and 1994, the Company's net cash provided by operating activities totaled $22.6 million, $25.8 million, and $17.9 million, respectively.

The decrease in net cash provided by operating activities in fiscal 1994 was primarily caused by a $4.1 million increase in non-cash working capital in fiscal 1994, as compared to a $1.6 million decrease in non-cash working capital in fiscal 1993.


     Net cash used by investing activities for the six months ended March 31, 1996 was $7.7 million as compared to $5.3 million for the six months ended March 31, 1995 principally due to the completion of the Eastern Acquisition as well as higher levels of capital spending. For the year ended September 30, 1995, net cash used by investing activities (excluding the Formation Acquisition) was $16.2 million as compared to $4.5 million for the year ended September 30, 1994. This increase was due to significantly higher levels of capital spending including amounts related to the new casting line at the Newark, Delaware facility, the installation of a new worldwide information system and an escrow deposit for the Eastern Acquisition. In fiscal 1992 and 1993, net cash used by investing activities was $5.0 million and $8.9 million , respectively. Spending was higher during fiscal 1993 principally due to the consolidation of the Company's prescription eyewear facilities from four locations into two locations.



     Net cash provided by financing activities for the six months ended March 31, 1996 was $4.4 million as compared to net cash used for financing activities of $1.6 million for the six months ended March 31, 1995. This change was primarily due to the requirement for financing the acquisition of Eastern. For the year ended September 30, 1995 the primary activity was the financing of the cash portion of the Formation Acquisition. The acquisition was financed by the issuance of common and preferred stock totalling $32.5 million, the issuance of subordinated notes totalling $100.0 million, borrowings of $45.0 million in term loans, as well as borrowings of $3.1 million under the revolving credit facility. These financings totalled $180.6 million and were used to finance the cash paid for Cabot Safety Corporation of $169.2 million as well as financing costs of $11.4 million. Excluding these amounts, net cash used by financing activities would have been $4.6 million for the year ended September 30, 1995 as compared to $13.6 million for the year ended September 30, 1994. This decrease was due to the increase in net cash used by investing activities. In fiscal 1992 and 1993, net cash used by financing activities was $25.2 million and $15.8 million, respectively. The decrease of cash used by financing activities in 1993 was due to higher levels of capital spending.



     The Company has a substantial amount of indebtedness. The Company relies on internally generated funds and, to the extent necessary, on borrowings under the revolving credit facility available under the Senior Bank Facilities, which provides for borrowings up to $25.0 million, subject to certain customary drawing conditions, to meet its liquidity needs. In January 1996, the Company borrowed $6.8 million under the Senior Bank Facilities to finance in part the $7.8 million Eastern Acquisition purchase price. In May 1996, the Company amended the Senior Bank Facilities to provide for an additional $86.0 million of term loans to finance the Peltor Acquisition. Upon completion of this acquisition, the entire amount of the $25.0 million revolving credit facility was unused and remains available for short term liquidity requirements. The Company anticipates that operating cash flow will be adequate to meet its debt service and capital expenditure requirements for the next several years, although there can be no assurances that existing levels of sales and profitability, and therefore cash flow, will be maintained in the future. While softness in certain European economies may impede the Company's growth in those markets, the outlook for most other operations remains positive and liquidity appears to be adequate over the next several years. Levels of sales and profitability will be impacted by continued new product development, worldwide economic conditions, and competitive pressures. In addition, the Company may make other acquisitions in the future and would rely on internally generated funds and, to the extent necessary, on borrowings under such revolving credit facility or from other sources to finance such acquisitions. The Company's ability to borrow is limited by covenants in the Senior Bank Facilities and the Subordinated Notes.

                                    BUSINESS

GENERAL

     The Company is one of the leaders in the hearing, eye, face, head and respiratory protection segments of the PPE market worldwide through its Safety Products operating unit, which manufactures and sells hearing protection devices, prescription and non-prescription safety eyewear, face shields, reusable and disposable respirators, hard hats and first aid kits in more than 85 countries under its well-known brand names: AOSafety, E-A-R, Eastern and Peltor. Personal protection equipment encompasses all articles of equipment and clothing worn for the purpose of protecting against bodily injury, including safety eyewear and goggles, ear muffs and ear plugs, respirators, hard hats, gloves, safety clothing and safety shoes. With the Peltor Acquisition, the Company is a global leader in the industrial market for specialty communications ear muffs. Safety Products accounted for approximately 84% of the Company's net sales in fiscal 1995. The Company attributes its leading market positions to:

     - Strong, well-recognized brand names

     - A reputation for providing innovative, quality products

     - Intensive coverage of multiple distribution channels targeting a wide array of end-users

     - One of the industry's broadest product offerings

     - A commitment to providing the highest level of customer service

     Through its Specialty Composites operating unit, the Company manufactures a wide array of energy-absorbing materials which are incorporated into other manufacturers' products to control noise, vibration and shock. Specific product applications for such materials include noise-reducing and vibration-dampening matting used in the lining of transportation equipment such as heavy truck cabs, shock protection parts for electronic devices such as computer disk drives, and durable energy-absorbent and cushioning foams used in footwear. Specialty Composites also produces specially formulated foam used in the manufacturing of Safety Products' PVC ear plugs. Specialty Composites accounted for approximately 16% of the Company's net sales in fiscal 1995.


     Detailed information with respect to the Company's revenue, operating profit, and identifiable assets by geographic area and amount of export sales is presented in Note 16 of Notes to Financial Statements of Aearo Corporation.


OPERATING STRATEGY

     The Company's goal is to become the leading safety products company in the world. The Company's strategy to achieve this goal has three components:

     - Increase market share and profitability through innovative new product development

     - Increase unit sales through focused sales and marketing programs to penetrate existing and newly developing distribution channels

     - Grow through strategic acquisitions worldwide

     INNOVATIVE NEW PRODUCT DEVELOPMENT. The Company believes that an innovative and disciplined new product development effort is critical to its success. The Company's strategy is to increase market share and profitability by focusing on both high-impact new products and enhancements to existing products which will enable it to leverage its strong distribution network and well-recognized brand names. New product research and design, development and tooling, pricing, training, logistics, marketing and customer service on a global basis are integrated in a disciplined product management system to maximize the impact of new product introductions. Increased acceptance of safety products by users, which increases regulatory compliance and reduces the risk of injury, is driven in large part by design improvements, which increase comfort, performance and styling. The Company's product managers work closely with research and development personnel to develop comfortable, high performance and stylish safety products, often incorporating proprietary materials or designs. The Company has dedicated product managers leading each of the Company's main product categories. Each product manager is teamed with a technical director who provides engineering and design support.

     The following chart describes certain of the products recently introduced by Safety Products as a result of its research and development efforts.

 MODEL           DESCRIPTION                  FEATURES                                  INTRODUCTION
 AOSAFETY
   Fectoids      High-style Unilens Wrap-     -  Proprietary optical design with wrap-  May 1996
                   around Eyewear                  around lens
                                              -  Lightweight
                                              -  Adjustable temples
                                              -  Angle of inclination adjustment
                                              -  Dx Anti-fog coating
   Scanners      Low-cost, Coated Eyewear     -  DX Anti-fog coating                    May 1996
   See-Pro       High-style Unilens Eyewear   -  Attractive appearance                  April 1996
                                              -  Dx Anti-fog coating
                                              -  Wide selection of colors
                                              -  Lightweight
   Arc Block     High-style Eyewear for       -  Adjustable temples                     April 1996
                   Visual Protection Against  -  Replaceable lens
                   Electrical Arcs            -  Wide selection of colors
   Comfort Eyes  Computer Prescription        -  Special prescription to ease eye       April 1996
                   Eyewear                         strain caused by frequent computer
                                                   use
                                              -  Wide selection of stylish frames
   Hard hats     Traditional Style, Bump      -  Six-point rachet                       April 1996
                   Caps, and Full-brim        -  Wide variety of new colors
                                              -  Custom imprinting
   Nassau Plus   High-style Unilens Eyewear   -  Adjustable temples                     May 1994
                                              -  Interchangable lenses
                                              -  Dx Anti-fog coating
                                              -  Wide selection of colors
 E-A-R
   Ultra-Tech    Flat Attenuation Molded Ear  -  Patented design                        April 1996
                   Plug                       -  Flat attenuation for enhanced hearing
   Super-Soft    Polyurethane Ear Plug        -  Specially formulated soft ear plug     March 1996
   Express       Pod-type Ear Plugs           -  Patented design                        May 1994
                                              -  Stem design for sanitary insertion
                                              -  Corded and uncorded
                                              -  Stylish colors

     FOCUSED SALES AND MARKETING PROGRAMS TO PENETRATE EXISTING AND NEWLY DEVELOPING CHANNELS. The Company believes that its strength in managing multiple distribution channels gives it a strategic advantage over more narrowly focused competitors. The Company intends to continue to maximize penetration of existing distribution channels and develop new channels. The Company covers its served markets with eight different "channel-specific" sales forces:

   -  U.S. Industrial Distribution           -  Europe
   -  U.S. Industrial Direct                 -  Canada
   -  Consumer                               -  Export
   -  Healthcare                             -  National Accounts

     In existing distribution channels, the Company has developed and pursued several focused marketing programs. In the U.S. Industrial Distribution channel, the Company introduced its Dialog distributor relations program aimed at creating a meaningful, mutually profitable relationship between the Company and a select group of distributors. Also in the U.S. Industrial Distribution channel, the Company introduced its Sales Specialist program, whereby the Company now has 16 trained sales representatives calling directly on end-users on behalf of its Dialog distributors. The Company has targeted the growing catalog and telemarketing segment of the U.S. distributor market. The Company has also implemented its Dispensing Manager program in which it uses its own employee opticians to dispense prescription eyewear instead of depending on local contract opticians. The Company has also aggressively pursued new, growing markets such as consumer/DIY, healthcare and international.

     STRATEGIC ACQUISITIONS WORLDWIDE. The Company believes that the current structure of the global PPE market is likely to present numerous strategic acquisition opportunities. The Company will continue to focus on opportunities that offer one or more of the following three strategic advantages:

     - Extension of existing product categories. This is illustrated by the Peltor Acquisition, which strengthened the Company's position in the ear muff hearing protection category

     - New product categories. This is illustrated by the Peltor Acquisition and the Eastern Acquisition, which added specialty communications ear muffs and first aid kits, respectively, to the Company's product line

     - Distribution strength. This is illustrated by the Eastern Acquisition, which provided the Company a leading position in the growing consumer/DIY market, and by the Peltor Acquisition, which strengthened the Company's distribution network in Europe

PERSONAL PROTECTION EQUIPMENT MARKET


     A 1996 study prepared by Frost & Sullivan (the "Frost & Sullivan Report") estimates that the size of the U.S. segment of the PPE market in which the Company competes (which excludes safety clothing, gloves and shoes) was approximately $1.0 billion in 1995. Management estimates that annual sales outside the United States for the segment of the PPE market in which the Company competes were in excess of $1.0 billion in 1995. Historically, a large number of relatively small, independent manufacturers with limited product lines served the PPE market, and the industry remains highly fragmented. Management believes that manufacturers offering a wide range of products having a high degree of market acceptance and strong brand names, such as the Company, benefit from several competitive advantages, including (i) economies of scale in manufacturing, sales and distribution, (ii) greater appeal to large industrial distributors and national retailers seeking to rationalize their sources of supply and (iii) an extensive distribution network for introducing new product categories and product enhancements.

     Management believes the primary factors driving the growth of the PPE market are:


          - Increased employer safety awareness. Management believes that employers are increasingly aware of the rising cost of insurance, costs and liabilities relating to worker injuries and the savings in insurance costs and workers' compensation payouts that can be achieved through consistent use of effective PPE


          - Continued regulatory enforcement and compliance. Extensive government regulations are promulgated by agencies such as the Occupational Health and Safety Administration ("OSHA"), the Mine Safety and Health Administration ("MSHA") and the National Institute of Occupational Safety and Health ("NIOSH") mandating the use of PPE for certain job classifications and work environments. Increases in regulatory enforcement and compliance programs could result in significant growth in demand for PPE

          - Increased user acceptance. Improvements in comfort, performance and styling increase acceptance of personal safety products by users. Management believes that industrial purchasers are inclined to select functional PPE designed for greater comfort, performance and styling, because employees and others are more likely to use such products regularly, thereby increasing regulatory compliance and reducing the risk of injury. User-friendly and stylish personal safety products are particularly important in the consumer/DIY and healthcare markets

          - Market expansion opportunities. PPE is increasingly offered outside the traditional U.S. industrial distributor market. Retail home centers and mass merchandisers are offering a greater variety of PPE for the consumer/DIY market. The catalog supply, healthcare and other new markets continue to show growth potential. As manufacturing employment and safety awareness grow outside the United States and Europe, international demand for PPE could increase

SAFETY PRODUCTS OPERATING UNIT

     The Company operates through two separate operating units: Safety Products and Specialty Composites. Within Safety Products, the Company classifies its products in five main categories: hearing protection; safety prescription eyewear; eye, face and head protection; first aid kits; and respiratory protection.

     HEARING PROTECTION. According to the Frost & Sullivan Report, which predated the Peltor Acquisition, the Company is the largest producer of hearing protection devices in the United States. Management believes that the Company is the largest producer of hearing protection devices in the world. The Company's hearing protection products primarily consist of disposable ear plugs, reusable ear plugs and ear muffs.

     The Company has been a leader in hearing conservation research and development since 1972, when it first introduced the PVC disposable ear plug. Today, this product is known as the "Classic" and its color yellow is a registered trademark of the Company in the United States and Canada. This product is designed to be "rolled down" or compressed before being inserted into the ear, and, as a result of its unique time delay characteristics, the plug slowly expands (or "recovers") to fill the ear canal and provide the desired protection. The chemistries and processes utilized by the Company in the manufacture of its PVC foam ear plugs are trade secrets of the Company, and management believes that the Company is one of only three manufacturers worldwide that produce PVC foam ear plugs with acceptable recovery characteristics. The Company's PVC ear plugs are available corded and uncorded and in a variety of packaging options. The Company also produces private label versions of the PVC plug for many of the international airlines for inclusion in their amenity kits. The Company also manufactures a full line of polyurethane ear plugs, including E-Z-Fit and TaperFit products. These products serve the same disposable ear plug category, but the PVC ear plugs have historically led the market.

     In the reusable ear plug segment of the market, the Company offers its patented UltraFit product line, which the Company believes is the leading product in this category. Recently, the Company introduced the E-A-R Express, a patented product, which features a polyurethane pod and a short plastic stem to facilitate easy, sanitary insertion of the plug in the ear, particularly in "dirty" environments. The Company also recently introduced the Super-Soft polyurethane ear plug, which the Company believes is the softest ear plug in the industry, and the Ultra-Tech ear plug which provides flat attenuation of sound (noise reduction without distortion) and is an ideal product for users with pre-existing, noise-induced hearing loss.


     The Company sells a full range of ear muffs, and with the Peltor Acquisition, the Company's line of ear muffs has been greatly expanded and will also include the new category of communications ear muffs. The Company also offers auditory systems products, which are sold to audiologists and are used in the testing of hearing.

     The following chart describes the Company's hearing protection products:

- ------------------------------------------------------------------------------------------------------------------------
                 DISPOSABLE
                 EARPLUGS           REUSABLE EARPLUGS       POD PLUGS          SEMI-AURALS         EAR MUFFS
- ------------------------------------------------------------------------------------------------------------------------
  MODELS         Classic            UltraFit                Express Pod        EAR Caps            Hearing protection:
                 TaperFit           Tracers (metal          Plugs              Caboflex            E-A-R models 820,
                 E-Z-Fit            detectable)                                                    1720, 1000, 3000
                 Super-Soft         Ultra-Tech                                                     Peltor Models H9 and
                                    (flat attenuation)                                             H10, E-A-R9000 for
                                                                                                   flat attenuation
                                                                                                   Communications:
                                                                                                   Peltor Models
- ------------------------------------------------------------------------------------------------------------------------
  FEATURES       Ease of use        Patented design         Patented           For intermittent    Ease of use
                 Ease of            Excellent worker        design             use                 Ultra 9000 for impact
                 program            acceptance              Ease of            Easy storage        noise and
                 administration     Patented triple         insertion          around neck         communications
                 Excellent          flange                  Stem design for
                 worker             Fits all ear canal      sanitary
                 acceptance         sizes                   insertion
                 Low price          Very economical
- ------------------------------------------------------------------------------------------------------------------------
  MARKETS        Industrial         Industrial              "Dirty"            Airlines            Industrial
                 Consumer           Consumer                industrial         Industrial          Consumer
                 Military           Military                environments                           Government
                                    Food                    Military                               Sports enthusiasts
                                                            Food
- ------------------------------------------------------------------------------------------------------------------------

     SAFETY PRESCRIPTION EYEWEAR. According to the Frost & Sullivan Report, the Company is the largest supplier of safety prescription eyewear ("SRx") in the United States. The Company's SRx products are designed to protect the eyes from the typical hazards encountered in the industrial work environment. The Company purchases component parts (lenses and the majority of its frames) from various suppliers, grinds and shapes the lenses to the employee's prescription, and then assembles the glasses using the employee's choice of frame. The Company recently introduced a new line of prescription eyewear under the name Comfort Eyes, which is specially designed for workers who use computer terminals. With Comfort Eyes, the worker's prescription is altered from the traditional prescription to enhance focusing on computer screens. This is an ideal product for wearers of bi-focals, and it significantly increases the potential market for the Company's prescription eyewear products.

     EYE, FACE AND HEAD PROTECTION. According to the Frost & Sullivan Report, the Company is the second largest producer of non-prescription safety eyewear in the United States. Non-prescription eye and face protection is used in work environments where a number of hazards present a danger to eyes, including dust, flying particles, metal fragments, chemicals, extreme glare and radiation. The Company offers a large number of task-specific non-prescription safety eyewear products. The three basic categories of non-prescription eye and face protection are non-prescription safety (or "plano") eyewear, goggles and faceshields.

     - Plano (non-prescription) Eyewear. Plano eyewear accounts for the majority of the Company's sales in this category and includes a wide range of products from disposable visitor safety spectacles to several lines of fashionable, reusable safety eyewear available in different colors and with a variety of application specific lenses, frames and sideshields. The Company's new line of high-style eyewear, Fectoids, features a proprietary optical design. The Company has found that worker acceptance, as opposed to cost, is often critical to its ability to successfully market its plano eyewear. As a result, a number of its plano product lines incorporate fashionable styling with comfort-enhancing features in order to increase user acceptance. In addition, the lenses of the Company's plano eyewear are generally made of impact resistant and UV-protective clear or tinted polycarbonate. Certain lenses are available with the Company's DX anti-fog lens coating. Although other competitors offer anti-fog lens coatings, the Company believes its proprietary DX coating is superior because of its combination of anti-fog, anti-scratch and anti-static properties. The Company's safety eyewear frames range from basic models, to wire-framed models, to the highly-styled "blade" models with a wrap-around field of view. The Company's highly-styled and lightweight Nassau Plus model also features adjustable temples to customize the fit. In addition to Nassau Plus, the Company has several well-known lines of plano eyewear, including Aerosite, Malibu and Tourguard III/IV. In 1996, the Company introduced its AOSafety Scanners coated eyewear, which the Company believes is one of the best price-value offerings in its product category, and its AOSafety See-Pro high-style eyewear, an attractive, lightweight, low-cost alternative to current offerings.

     - Goggles. The Company manufactures and sells a broad line of goggles, which are typically preferred over plano eyewear in work environments where a higher degree of impact protection is required, where increased protection against dust, mist or chemical splash is needed and/or for use in welding operations. To meet these requirements, the Company manufactures a variety of vented and non-vented goggles with varying fields of view. The Company has also developed a line of specialty goggles and spectacles with special lens coatings and pigmentation for healthcare professionals and industrial technicians who use lasers in a variety of applications; these goggles will be marketed in the near future under the brand name LaserMaster.

     - Faceshields. Faceshields are designed to protect against heat, splash and flying particles and are often worn in conjunction with other protective equipment, such as plano eyewear and respirators. The Company markets its faceshields under the AOTuffmaster and AO Hazardmaster brand names.

     - Hard Hats. The Company manufactures and sells a broad line of hard hats and recently introduced a complete new line of hard hats. This new offering includes "bump" caps, full-brim hats and traditional hard hats, all with four- or six-point suspension, ratchet adjustment, a wide selection of colors and custom imprinting.

     The following chart describes the Company's eye, face and head protection equipment:

- ------------------------------------------------------------------------------------------------------------------------
                       VISITORS           2-LENS           SINGLE LENS
                       SPECTACLES         SPECTACLES       SPECTACLES            GOGGLES              FACESHIELDS
- ------------------------------------------------------------------------------------------------------------------------
  MODELS               TourGuard III      Aerosite         Fectoids              Centurion            AOTuffMaster
                       TourGuard III      Aerolite         Nassau Plus           Goggle               AOTuffMaster (cap
                       Small              Eurolite         Malibu                710B Goggle          mounted)
                       TourGuard IV       F9800            Confetti              700A + 701A          Hazard Master
                                          F9900            See-Pro               Goggles              Hazard Master (cap
                                                           Scanners              488 Welders Goggle   mounted)
- ------------------------------------------------------------------------------------------------------------------------
  FEATURES             Meet ANSI Z87.1    Classic          Sports styling        Full range of        Wide variety of
                       requirements       "Aviator"        Very light            goggles for all      headgear
                       2 sizes            styling          weight                applications         Wide variety of
                       Excellent optics   Excellent        Proprietary "DX"      Optional antifog     windows,
                       Excellent low      worker           antifog               coating              including
                       priced value       acceptance       coating               Dust or              polycarbonate,
                                          Patented hinge   Fectoids optics       chemical versions    aluminized, etc.
                                          system
                                          Durable
                                          Economical
- ------------------------------------------------------------------------------------------------------------------------
  APPLICATIONS         Impact Protection  Impact           Impact                Impact or Chemical   Impact or Chemical
                                          Protection       Protection            Protection           Protection
- ------------------------------------------------------------------------------------------------------------------------
  MARKETS              Industrial         Industrial       Industrial            Industrial           Industrial
                       Consumer           Consumer         Consumer              Consumer             Consumer
                       Military           Military         Military              Military             Military
- ------------------------------------------------------------------------------------------------------------------------

     FIRST AID KITS. The Eastern Acquisition added first aid kits as a new product category for the Company. First aid kits are for general use or for industrial or commercial uses. Currently, most of the Company's sales are to the consumer/DIY market with limited distribution in the industrial market. The Company plans to broaden the range of products in this category and aggressively pursue the larger industrial market with kits designed for specific work environments.

     RESPIRATORY PROTECTION. Respiratory protection products are used to protect against the harmful effects of atmospheric contamination and pollution caused by dust, gases, fumes, sprays and other contaminants. The market for respiratory protection products is segmented into two types: supplied air and air-purifying. Supplied air respirators are further segmented into two types: self-contained breathing apparatuses ("SCBA") and respirators supplied from a remote source of air through a hose ("air line"). The Company competes in the air-purifying and air line supplied segments of the respiratory protection market. The Company manufactures and sells a broad line of respiratory protection products consisting of disposable dust and mist masks, cartridge-equipped quarter-, half- and full-face respirators, powered air-purifying respirators (whereby a battery pumps air through cartridges), and "escape" respirators (a single-use respirator for emergencies). Although the Company does not currently hold a significant position in the respirator market, the Company believes that significant opportunities for growth exist, including further penetration of the growing consumer/DIY market and leveraging its leadership positions in the hearing and eye protection product categories to realize growth in the industrial market.

     The following chart describes the Company's respiratory protection product line:

- --------------------------------------------------------------------------------------------------------------------------
                       DISPOSABLE          HALF MASK              FULL FACEPIECE         ESCAPE            AIR LINE
                       RESPIRATORS         RESPIRATORS            RESPIRATORS            RESPIRATORS       RESPIRATORS
- --------------------------------------------------------------------------------------------------------------------------
  MODELS               R1010               AO 5-Star              AO 7-Star              Escape Artist     AO 7-Star
                       R1050               FlexiStar              AO Omnistar            X-IT              AO Omnistar
                       R1085
- --------------------------------------------------------------------------------------------------------------------------
  FEATURES             Disposable          Replaceable            Replaceable            Low-profile       Rubber or
                       Very lightweight    cartridges             cartridges             Lightweight       silicone
                       Very economical     3 sizes of             Rubber or silicone     Easy-to-use       Facepieces
                                           facepieces             Facepieces             Low-cost          Available with
                                           Rubber or silicone     Broadest selection                       escape bottle
                                           facepieces             of cartridges
                                           Broadest selection
                                           of cartridges
- --------------------------------------------------------------------------------------------------------------------------
  APPLICATIONS         Dusty and misty     Dusty and misty        Dusty and misty        Emergency         Dusty and misty
                       environments        environments           environments           protection        environments
                                           Gases and vapors       Gases and vapors       against           Gases and
                                           environments           environments           acid gas,         vapors
                                           Welding                Welding                dust and          environments
                                                                                         mist, or          Welding
                                                                                         ammonia,
                                                                                         methylamine
                                                                                         dust or mist
- --------------------------------------------------------------------------------------------------------------------------
  MARKETS              Industrial          Industrial             Industrial             Industrial        Industrial
                       Consumer            Consumer               Consumer               Military          Consumer
                       Military            Military               Military                                 Military
- --------------------------------------------------------------------------------------------------------------------------

SPECIALTY COMPOSITES OPERATING UNIT

     The Company's Specialty Composites operating unit manufactures a wide array of impact-resistant, shock-absorbing and energy-absorbing materials for a variety of noise, vibration and shock control applications using a wide range of technologies, manufacturing processes and applications know-how. Specialty Composites also produces the specially formulated foam used in the manufacture of Safety Products' PVC ear plugs. The principal strengths of Specialty Composites are its specialized polyurethane chemistry, its thin-sheet casting capability, its composite technologies and its applications engineering. These strengths allow the Company to manufacture in a single process, high value-added materials and components with multiple chemistries and substrates using casting, extrusion and molding processes.

     In January 1995, the Company began construction of a new proprietary, thin-sheet foam casting line, which will permit the casting of both sheet and composite materials, including facings and substrates, in a single pass through the line. The decision to invest in the new casting line is part of the Company's plan to make Specialty Composites the low-cost manufacturer of thin-sheet foams incorporating specialty chemistries and unique combinations of materials. Management believes that the new casting line will provide Specialty Composites with the technology and capability to manufacture efficiently a wide variety of products designed for high value added applications, such as damping and barrier composites for the transportation industry and thin-sheet castings for the footwear market.

     Specialty Composites' products fall into three broad categories: barriers and absorbers for noise control; damping and isolation products for vibration and shock control; and energy control products for shock and comfort management. The Company's products include: Isoloss LS polyurethane high density cellular foams, which are manufactured by three production lines in a variety of thicknesses, widths, colors and densities for mechanical vibration reduction, noise and shock control and high resilience cushioning and sealing applications; the Confor heavily damped viscoelastic foam for ergonomic cushioning applications; the Tufcote polyurethane and PVC thin sheet foams for acoustical, absorption and noise control applications; and the Isodamp PVC foams for mechanical vibration reduction and noise and shock control.

     The following chart describes the principal Specialty Composites products:

- ---------------------------------------------------------------------------------------------------------------------
                                 PRODUCT GROUP            BRAND                          PRODUCT FUNCTION
- ---------------------------------------------------------------------------------------------------------------------
  Barriers and Absorbers         Tufcote                  Acoustical absorption and      Transportation (e.g., heavy
                                                            noise control                  truck, automotive, marine,
                                                                                           aircraft); Original
                                                                                           equipment manufacturers
- ---------------------------------------------------------------------------------------------------------------------
  Damping and Isolation          Isodamp and Isoloss      Mechanical vibration           Original equipment
                                   LS                       reduction; noise and           manufacturers;
                                                            shock control                  Transportation
- ---------------------------------------------------------------------------------------------------------------------
  Energy Control                 Confor and Isoloss LS    Ergonomic cushioning and       Healthcare; Transportation
                                                            sealing
- ---------------------------------------------------------------------------------------------------------------------

     Specialty Composite's products are sold into four market segments: transportation; health-related; footwear; and other original equipment manufacturers ("OEM") in industries such as electronics and communications.

     TRANSPORTATION SEGMENT. Specialty Composites' products are incorporated into heavy trucks, automobiles, yachts, aircraft, buses, leisure vehicles and defense, farm and construction equipment in order to control noise, vibration and shock. For example, the Company supplies durable acoustical foams and barriers that control sound and help meet noise standards for Class VI-VII heavy trucks. The Company also provides complete noise and vibration control packages for high-end yachts in order to contain engine room noise and to soundproof passenger quarters. Specialty Composites applications also exist with respect to executive and commuter aircraft, where relatively thin, lightweight, multi-function composites efficiently control sound and vibration.

     HEALTH-RELATED SEGMENT. Applications for the energy-absorbing characteristics of Specialty Composites' products, particularly its line of temperature-reactive foams, have been growing in the health-related segment. Such materials enhance physical protection and improve comfort in many devices including leg braces, orthotic devices, surgical pillows, wheelchair cushions, bicycle helmets, keyboard wrist supports and occupational seating.

     FOOTWEAR SEGMENT. Specialty Composites supplies a durable and highly shock-absorbent polyurethane foam, which is incorporated into insoles for high-wear cushioning applications, such as athletic shoes, dress shoes, military boots and work boots. Specialty Composites also offers an energy-absorbent material to help protect against skeletal shock in military boots, work boots and orthotic insoles.

     OEM SEGMENT. The Company produces an extensive assortment of polyurethane and PVC die-cut and molded parts for vibration isolation and damping and for shock protection and noise control in a wide range of other products, including precision equipment and industrial machinery, computer disk drives, pagers, industrial compressors and generator sets.

SALES AND MARKETING

     The Company divides it sales force into two principal categories: Safety Products and Specialty Composites.

     SAFETY PRODUCTS OPERATING UNIT. Within Safety Products, sales are divided into eight channels: U.S. Industrial Distribution; U.S. Industrial Direct; Consumer/DIY; Healthcare; Europe; Canada; Export; and National Accounts. Each of these channels has its own sales force and its own distinct sales strategies. In addition, through the recent Peltor Acquisition, the Company has significantly expanded its sales coverage, including a dedicated effort to serve the specialty communications ear muff market. See "Acquisition of Peltor."

     U.S. Industrial Distribution. This is the largest sales channel for safety products and includes approximately 150 Dialog industrial distributors and approximately 120 industrial dealers. Participation in the Dialog program requires minimum purchase levels and support across the full product line, in return for rebates based on growth and volume and preferred treatment regarding shipping terms, new products, field sales support, and cooperative advertising. The Company also offers Dialog distributors financial incentives for establishing electronic order entry/invoicing with the Company, for developing a Company-specific training program for distributor sales personnel, for full-product line support and for engaging in annual business planning with the Company. The Dialog program has been very successful in establishing meaningful and mutually profitable relationships with a select group of distributors. Traditionally, the Company's distributors have been specialized industrial safety distributors, but increasingly, larger full-supply industrial distributors have begun distributing safety products. The Company's breadth of offerings is particularly appealing to these larger distributors.

     The Company also has sales specialists calling directly on end users on behalf of its key Dialog distributors. In addition to enhancing relationships with distributors, this approach allows the Company to gain additional market insight while building brand name awareness.

     U.S. Industrial Direct. Approximately 90% of the Company's safety prescription eyewear is sold directly to more than 40,000 industrial companies, including a majority of the industrial companies in the Fortune 500. The remainder of the Company's SRx products are sold through the industrial distribution channel. In most states, current laws require that prescription eyewear be dispensed to the user by a licensed optical professional, traditionally a local optician. As an alternative to this approach, in 1994 the Company introduced its Dispensing Manager program, whereby the Company employs its own opticians to dispense prescription safety eyewear. The Company pays these Dispensing Managers a commission for sales of more profitable options. In accounts where the Company uses Dispensing Managers, sales of these more profitable items have increased substantially. Management believes that none of its competitors offers a comparable program.

     Consumer/DIY. Management believes that the Company is the leading supplier of safety products to the consumer/DIY market and is the primary supplier to such leading retailers as ACE, Home Depot, Lowe's, Sears and TrueValue. The Company offers both its AOSafety brand of industrial grade products in consumer packaging and its Eastern brand of consumer grade product in consumer packaging. The Company serves the broad range of market needs with these two brands, from the industrial user and professional tradesman to the casual do-it-yourselfer.

     Healthcare. The Company has dedicated an experienced national sales manager and an exclusive arrangement with an independent representative group to pursue the rapidly growing use of PPE in the healthcare sector and has developed a specialized line of healthcare products with the goal of building a national distribution network. Use of the Company's products can assist in compliance by healthcare professionals with recently introduced OSHA regulations designed to reduce the risk of diseases associated with blood-borne pathogens and dealing with splash control.

     Europe. The Company has a significant presence in Europe with sales offices in the U.K., Germany, France, Denmark, Italy and Spain. While the Company's historical strength in this market has been in hearing protection devices sold through industrial distributors, the Company has recently been successful in pursuing sales of safety eyewear and has dedicated a full-time eyewear product sales manager to lead and train the existing sales organization. The Company has also dedicated a full-time consumer sales manager to replicate in Europe the Company's strategy in the U.S. consumer/DIY market. The Company has launched a European Dialog program and has begun a European Sales Specialist program.

     Canada. In Canada, the Company has a strong position in both stock safety products and prescription safety eyewear. Just as in the United States, prescription safety eyewear is sold primarily on a direct basis to industrial firms, while stock safety products are sold through distributors.

     Export. The Company exports its products around the world, and this channel is managed through a sales representative located in each of Singapore (covering Southeast Asia), Miami (covering Latin America), and Sydney (covering Australia and New Zealand). The Company has aggressively pursued this market by increasing sales coverage and recruiting new management.

     National Accounts. The Company has two dedicated national accounts sales managers calling on the U.S. Government and major PPE users such as Ford Motor Company and General Motors.

     SPECIALTY COMPOSITES OPERATING UNIT. The Company relies upon independent manufacturer representatives and the Company's customer representatives to identify OEM applications for Specialty Composites' products and technologies. Once such applications have been identified, the Company's sales and technical staff work closely with OEMs to provide the customer with a low-cost, integrated solution for its noise, vibration, shock, cushioning and/or comfort management problems. A recent example of the Company's ability to provide a low-cost, integrated solution to an OEM is its successful effort to provide Freightliner with an interior noise control package for Freightliner's new entry into the Class VI-VII heavy truck market.

RESEARCH AND DEVELOPMENT.

     SAFETY PRODUCTS OPERATING UNIT. The Company believes that its research and development facilities, personnel and programs are among the best in the PPE industry. Since its inception in 1972, the former E-A-R Division has been a leader in the development of technology for understanding and measuring noise and hearing loss and in developing products to protect against such loss. In order to test the efficacy of its hearing protection products, the Company owns and operates the only privately-owned National Voluntary Laboratory Accreditation Program ("NVLAP") laboratory in the United States accredited for testing the efficacy of hearing protection products. The Company also operates sound chambers and testing facilities which measure the performance of its materials and designs. Similarly, the Company believes that it has been a pioneer and leader in the development and testing of safety eyewear and maintains extensive facilities for the design and testing of safety eyewear. The research and development personnel of the Company include recognized experts in the safety products industry. The Company's product managers work closely with research and development personnel to develop high performance safety products, which often incorporate proprietary materials or designs.

     SPECIALTY COMPOSITES OPERATING UNIT. The research and development efforts of Specialty Composites focus on developing proprietary materials and enhancing existing products in order to meet customer needs identified by the Company's sales and technical staff. Products such as the Isoloss LS polyurethane high density cellular foams and the Confor heavily damped viscoelastic foam are being introduced in a growing number of applications across all markets served by Specialty Composites. Innovative applications of Specialty Composites' products include portable electronic communications devices, damping tiles used in submarine ballast tanks and a PVC composite utilized as matting in heavy truck cabs because of the composite's noise-reduction and vibration-dampening properties.


     The Company does not engage in any customer sponsored research and development projects.



RAW MATERIALS


     The Company consumes a wide variety of raw materials, supplies and components, including, among others, paper products, chemicals, eyewear frames and optical lenses. The paper products category includes corrugated paper, folding cartons and packaging materials. The chemicals category includes plastic resins such as polycarbonate and propionate, as well as polyols, plasticizers, substrates, isocyanates and adhesives. The eyewear frames category includes frames for both plano and SRx products.

     The Company has a diversified base of raw material suppliers. The Company does, however, use single sources for the supply of several raw materials, including General Electric Plastics, a division of General Electric Company, for polycarbonate resin, the primary raw material used in the production of the Company's non-prescription optical lenses. The Company has not experienced any significant delays or shortages in obtaining raw materials in recent years and believes that alternative supplies of raw materials can be located on commercially reasonable terms.

MANUFACTURING AND DISTRIBUTION OPERATIONS

     The Company maintains a high degree of vertical integration, allowing it to manufacture over 90% of the products that it sells. The Company's strengths include the manufacture of foams (casting, molding and fabricating) for Specialty Composite products (including the foam used in the manufacture of PVC ear plugs); high speed assembly and packaging of ear plugs; plastic injection molding, coating and assembly of non-prescription eyewear; and assembly, grinding, polishing and coating of prescription eyewear. Consistent across all of the Company's manufacturing operations is an emphasis on producing high quality products. Currently, eight of the Company's manufacturing facilities have been awarded ISO 9002 or ISO 9001 certification, indicating that the Company has achieved and sustained a high degree of quality and consistency with respect to its products. The Company believes that ISO certification is an increasingly important selling feature both domestically and internationally, and certain customers require ISO certification from all their vendors. The Company expects to work closely with the Peltor management to achieve ISO certification for Peltor's manufacturing facilities.


     The Company is committed to enhancing its margins and minimizing administrative expenses with no adverse effect on quality and service levels. In the production process, the Company focuses on containing raw material price increases; making investments in automation and other equipment to reduce manufacturing costs, lower scrap levels, and increase efficiencies; and reducing inventory costs. Recent examples are the move to in-house tipping of cords used on corded ear plugs, which required an investment of less than $100,000, but is anticipated to yield future annualized cost savings in excess of $600,000, and the integration of the business of Eastern with that of the Company, which the Company expects will eventually generate savings of approximately $1 million per year. Information technology and re-engineering concepts are also being utilized to reduce selling and administrative costs. The Company is in the final stages of converting its worldwide information system to the SAP R/3 software, designed to provide a totally integrated business system. The Company anticipates that this development will automate numerous time-consuming procedures and provide a valuable analysis tool to the Company's employees and management.



     The Company's products are generally shipped within several days from the receipt of a purchase order. As a result, backlog is not material to the Company's business.


     SAFETY PRODUCTS OPERATING UNIT. The Indianapolis, Indiana plant is the largest ear plug manufacturing facility in the world. It fabricates, molds and packages hundreds of millions of pairs of ear plugs annually, utilizing automated, high speed assembly and packaging equipment. Because the economies of scale present in this operation are unique in the hearing protection products industry, management believes that they offer the Company a competitive advantage of lower costs within the production process. The plant's high-speed robotic fabrication, assembly and packaging of ear plugs facilitate cost-saving, high-volume production and improve cycle time and inventory management.

     In 1993, the Company consolidated manufacturing operations from three separate manufacturing facilities into one at its Southbridge, Massachusetts facility. The Company also invested over $2 million in industrial robotics and cellular manufacturing at its Southbridge facility so that plano eyewear products previously outsourced from southeast Asia could be produced at a lower cost and with higher quality in the Company's Southbridge plant. In addition, the Company is now able to differentiate itself from many of its competitors by advertising and promoting these products as "Made in the USA."

     The Company fills virtually all of its domestic and certain of its international orders, other than SRx, through its state-of-the-art distribution center located in Indianapolis, Indiana. Opened in January 1995, this new automated distribution center has efficient bar-coding and scanning capabilities to assure rapid turn-around time and service levels for customer orders. The recent creation of the Company's centralized packaging operation in Indianapolis has allowed the Company to shift substantially all assembly and packaging operations from Eastern's former plant in Maspeth, New York, which was closed, and to generate significant savings, as well as inventory reductions.

     Over the past three years the Company completed a major program to consolidate and retool its SRx laboratory operations. The SRx production operations of six different manufacturing facilities were consolidated into two U.S. facilities that possess new lens surfacing, edging and grinding machinery capable of handling glass, plastic and polycarbonate lenses. These two facilities currently manufacture and distribute over 500,000 pairs of safety prescription glasses annually.

     The Company's international manufacturing operations are located in Poynton, England, Mississauga, Ontario, Varnamo, Sweden and Montreal, Quebec. The Poynton facility serves customers in Western Europe, producing and packaging ear plugs and other hearing and eyewear products. In addition, Poynton has an SRx laboratory that primarily serves the U.K. market. The Mississauga plant fabricates prescription eyewear and, together with a small prescription eyewear laboratory in Montreal, produces SRx products for the Canadian market. The Varnamo, Sweden plant is the principal Peltor manufacturing location; finished goods and components are shipped to customers and other Peltor subsidiaries from this location.

     SPECIALTY COMPOSITES OPERATING UNIT. Specialty Composites' products are manufactured in Indianapolis, Indiana and Newark, Delaware. The Indianapolis plant, which supplies specially formulated foam for the Company's PVC ear plugs, manufactures and fabricates sheet and roll PVC and polyurethane materials and molds polyurethane foams and solids. This facility also houses applications engineering, research and development, quality assurance and customer service support. The Newark, Delaware facility manufacturers polyurethane foams and films and houses the Company's new proprietary, thinsheet foam casting line, which will permit the casting of both sheet and composite materials, including facings and substrates, in a single pass through the line. Management believes that the new casting line will provide Specialty Composites with the technology and capability to manufacture efficiently a wide variety of products designed for high value added applications, such as damping and barrier composites. The new casting line, which is estimated to cost approximately $5.0 million ($4.8 million of which had been spent as of March 31, 1996), is expected to be fully operational before the end of September 1996. The decision to invest in the new casting line is part of the Company's plan to make Specialty Composites the low cost manufacturer of specialty materials.

COMPETITION

     The PPE market is fragmented and highly competitive. The Company estimates that there are 500 manufacturers of PPE (other than safety clothing, gloves and shoes) in the United States, Europe and Southeast Asia. Participants in the industry range in size from small, independent, single-product companies with annual sales of less than $15 million, to a small number of multinational corporations with annual sales in excess of $100 million. The Company believes that participants in the PPE market compete primarily on the basis of product characteristics (such as design, style and functional performance), product quality, service and brand name recognition and, to a lesser extent, price. From a positive competitive standpoint, the Company believes it is well situated, primarily because of its large size and its broad product offerings, to compete in a fragmented industry. The Company enjoys certain economies of scale which are not available to smaller competitors. Many of the Company's customers, particularly in the growing consumer/DIY channel, prefer the type of "one stop shopping" that the Company can provide. The Company's advanced distribution center further facilitates timely and accurate deliveries. The specialty com-posites industry is highly competitive, and participants compete on the basis of being able to provide cost-effective solutions to the noise, shock and vibration problems of OEMs.

EMPLOYEES

     As of May 1, 1996, the Company had 1,383 employees, of whom 849 were primarily engaged in manufacturing, 346 in sales, marketing and distribution, 31 in research and development and 157 in general and administrative. The Company believes its employee relations are good. The Company has one facility that employs union members. This facility, located in Plymouth, Indiana, employs 35 members of the International Union of Electronic, Electrical, Salaried, Maritime and Furniture Workers (out of a total of 90 employees), and the Company's relations with these union members are fully satisfactory. The union contract expires on June 30, 1998.

PATENTS AND TRADEMARKS

     The Company owns and has obtained licenses to various domestic and foreign patents, patent applications and trademarks related to its products, processes and business. The Company values particularly highly its trademark for the color yellow for ear plugs in the United States and Canada and places significant value on its overall patent portfolio. However, no single patent or patent application is material to the Company. The Company's patents expire at various times over the next 17 to 20 years.

GOVERNMENT REGULATION

     As a manufacturer of safety products, the Company is subject to regulation by numerous governmental bodies. Principal among the federal regulatory agencies in the United States are: OSHA, which regulates the usage of all PPE, with the exception of respirators; the Environmental Protection Agency, which regulates hearing protection devices; MSHA and NIOSH, both of which certify respirators; and the Food and Drug Administration, which regulates eye, face and respiratory protection products for the healthcare industry. These agencies generally mandate that the Company's products meet standards established by private groups, such as American National Standards Institute. The Company's products are also subject to foreign laws and regulations. In particular, they must comply with the Canadian Standards Association, European Committee for Normalization and Standards Australia. The Company believes it is in compliance in all material respects with the regulations and standards of these governmental bodies, and any failures to comply with such regulations and standards in the past have not had a material adverse effect on its business.

ENVIRONMENTAL MATTERS

     The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. The Company believes that it is in substantial compliance with all such laws and regulations.

PROPERTIES

     The Company owns and/or leases facilities in the United States, Canada, Europe, Australia and Singapore. See also "Acquisition of Peltor." The following table sets forth the location of each, its square footage and the principal function of each.

                                          APPROXIMATE
               LOCATION                   SQUARE FEET                   FUNCTION
- ---------------------------------------   -----------    ---------------------------------------
CORPORATE OFFICES
  Boston, Massachusetts................       8,031      Corporate Headquarters

U.S. SAFETY PRODUCTS
  Southbridge, Massachusetts...........     295,000      Manufacturing/Administration
  Indianapolis, Indiana(1).............     220,564      Distribution/Customer Service
  Indianapolis, Indiana................      81,540      Packaging/Manufacturing
  Boca Raton, Florida..................          (*)     Telemarketing
  Chickasha, Oklahoma..................      15,000      Manufacturing/Customer Service
  Plymouth, Indiana....................      10,224      Manufacturing/Customer Service
  Fresno, California...................       2,400      Customer Service

INTERNATIONAL SAFETY PRODUCTS
  Poynton, England.....................      56,530      Manufacturing/Distribution/
                                                         Customer Service
  Mississauga, Ontario, Canada.........      28,850      Manufacturing/Customer Service
  Hanau, Germany.......................          (*)     Sales Office/Customer Service
  Paris, France........................       1,894      Sales Office
  Montreal, Quebec, Canada.............       1,800      Manufacturing
  Barcelona, Spain.....................          (*)     Sales Office
  Milan, Italy.........................          (*)     Sales Office
  Copenhagen, Denmark..................          (*)     Sales Office
  Sydney, Australia....................          (*)     Sales Office
  Singapore............................          (*)     Sales Office

SPECIALTY COMPOSITES
  Indianapolis, Indiana................     156,000      Manufacturing/Distribution
  Newark, Delaware.....................      82,300      Manufacturing/Distribution

- ---------------

(1) This facility also serves as an international distribution center and central packaging operation with respect to certain of the Company's products.

(*) Less than 1,000 square feet.

     The Company believes that its facilities are suitable for its operations and provide sufficient capacity to meet the Company's requirements for the foreseeable future. All of the Company's facilities are leased except for the following facilities owned by the Company: (i) the Safety Products' manufacturing facility in Indianapolis, (ii) the Specialty Composites' manufacturing/distribution facility in Indianapolis and (iii) the Specialty Composites' manufacturing facility in Newark. The Company believes that it will be able to renew each of its leases upon their respective expiration dates on commercially reasonable terms. In addition, the Company believes that it would be able to lease suitable additional or replacement space on commercially reasonable terms.

LEGAL PROCEEDINGS

     Various lawsuits and claims arise against the Company in the ordinary course of its business. Most of these lawsuits and claims relate to the Company's safety eyewear and respiratory product lines and primarily involve accidents and/or exposures occurring after Old Cabot Safety Corpora-tion's acquisition of the AOSafety Division in April 1990. The Company is contingently liable with respect to numerous lawsuits involving respirators manufactured by American Optical Corporation prior to the acquisition of the AOSafety Division in April 1990. These lawsuits typically involve plaintiffs alleging that they suffer from asbestosis or silicosis, and that such condition results in part from respirators which were negligently designed or manufactured. The defendants in these lawsuits are often numerous, and include, in addition to respirator manufacturers, employers of the plaintiffs and manufacturers of sand (used in sand blasting) and asbestos. Responsibility for legal costs, as well as for settlements and judgments, is shared contractually by the Company, American Optical Corporation and a prior owner of American Optical Corporation. The Company and Cabot have entered into an arrangement relating to certain respirator claims asserted after the Formation Acquisition whereby, so long as the Company pays to Old Cabot Safety Corporation an annual fee of $400,000, which the Company has elected to make, Old Cabot Safety Corporation will retain responsibility and liability for, and indemnify the Company against, certain legal claims alleged to arise out of the use of respirators manufactured prior to July 1995. The Company has the right to discontinue the payment of such annual fee at any time, in which case the Company will assume responsibility for and indemnify Cabot and Old Cabot Safety Corporation with respect to such claims. See "Certain Relationships and Related Transactions--The Formation Acquisition."



     In 1995 the Company became aware that its French subsidiary had for a period of at least one year been delinquent in the remittance of value added tax payments to the French government. The Company believes that any required tax payments and attendant penalties will not have a material adverse effect on the Company's financial condition or results of operations. The Company is indemnified by Cabot in respect of any such payments and penalties.

                             ACQUISITION OF PELTOR

     On May 30, 1996, the Company acquired Peltor for approximately $86.0 million, subject to possible decrease based on changes in Peltor's net worth and working capital after December 31, 1995. The Company financed the Peltor Acquisition using additional borrowings under the Senior Bank Facilities.


     Peltor was founded in the early 1950s and is the world's leading manufacturer of ear muff hearing protection devices, including specialty muffs capable of two-way radio frequency communications. Peltor markets its products worldwide through safety and industrial distributors to industry, government, military and recreational markets. Its sales for the year ended December 31, 1995 were approximately $39 million. Peltor is based in Varnamo, Sweden, has manufacturing facilities in Sweden, Rhode Island and Germany and has sales offices in Scandinavia, Germany, France, England, and the United States. Mr. Leif Palmaer, the President of Peltor, and Mr. Leif Anderzon, the Executive Vice President of Peltor, who have been the principal operating officers of Peltor since 1981, will continue in the same capacities.


     Peltor manufactures, assembles and sells a broad line of ear muffs, hard caps/visors, noise attenuation headsets and wireless and hardwire communication headsets. Peltor's products serve a variety of end user markets where protection from harmful high and low frequency noise is sought or the need for easy communication in noisy or remote environment exists, such as in the construction, heavy machinery, airport, forestry, textile and mining industries. Peltor has recently focused on the high-end communications market, which has recently grown faster than the market for traditional ear muffs. Peltor's leadership position in innovation and product quality was attested by the selection of its ear muff products as the basis for the new, pan-European standards for ear muff hearing protection.


     The acquisition of Peltor significantly broadens the Company's line of ear muff style hearing protection devices and adds specialty ear muffs capable of two-way radio frequency communications to the Company's product offerings. Management believes that the Peltor Acquisition further establishes the Company as the worldwide leader in all types of hearing protection and will allow the Company to establish itself as a global leader in the specialty communications ear muff market. As the ear muffs market is driven by availability of products with different applications, weight and configuration, product breadth has significant advantages, particularly in the high end of the market. The Company expects that Peltor's products can be easily integrated into the Company's U.S. marketing, sales and distribution network and that Peltor's European marketing, sales and distribution network can provide a vehicle for increased sales of the Company's other product lines. In addition, management believes that the potential exists for further rationalization of the Company's costs in Europe through consolidation of duplicative sales offices.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of May 29, 1996.

                  NAME                     AGE                        POSITION
                  ----                     ---                        --------
John D. Curtin, Jr.......................  63     Chairman of the Board of Directors and Chief
                                                  Executive Officer

Albert F. Young, Jr......................  50     President, Chief Operating Officer and Director

Bryan J. Carey...........................  36     Vice President, Chief Financial Officer,
                                                  Treasurer and Assistant Secretary

James D. Hall............................  45     Vice President, Product Management

W. Larry Lewis...........................  58     Vice President, Operations

M. Rand Mallitz..........................  54     Vice President and General Manager, E-A-R
                                                  Specialty Composites
Ian Mitchell.............................  52     Vice President, Logistics

Daniel P. O'Connor.......................  51     Vice President, Sales

Mark V.B. Tremallo.......................  39     Vice President, General Counsel and Secretary

Norman W. Alpert*........................  37     Director

Daniel S. O'Connell......................  42     Director

Arthur J. Nagle..........................  57     Director

John W. Priesing.........................  67     Director

Samuel L. Hayes, III.....................  61     Director

Kenyon C. Gilson.........................  52     Director

Margaret J. Hanratty*....................  48     Director

- ---------------
* Member of Audit Committee

     John D. Curtin, Jr. joined Cabot in 1989 as Chief Financial Officer. Mr. Curtin was named Chief Executive Officer of the Company in April 1994, and became a director of the Company in July 1995. Prior to joining Cabot he was President, Chief Executive Officer and Director of Curtin & Co., Inc., a private investment banking firm. Mr. Curtin is also a director of Augat Inc. and Imperial Holly Corporation.

     Albert F. Young, Jr. joined the Company in July 1994 as President, and became a director of the Company in July 1995. Prior to joining the Company, he spent sixteen years with Cooper Industries, Inc., most recently as Vice President and General Manager of the Cooper Hand Tools Division.

     Bryan J. Carey joined the Company as Chief Financial Officer in April 1994 from Cabot where he had been Director of Strategic Planning since August 1992. Prior to joining Cabot, he was a principal with Chase Capital Partners and its predecessor.

     James D. Hall joined the Company in October 1994 and served as a consultant to the Company from July 1994 to October 1994. Mr. Hall was previously Executive Vice President of Uvex Safety L.L.C. from 1993 to July 1994 and Vice President-Safety of Uvex Winter Optical, Inc. from 1990 to 1993.

     W. Larry Lewis joined the Company in September 1995 as Vice President, Operations. From 1993 until 1995 he was Vice President of Operations of Vanity Fair Mills, a division of VF

Corporation. Prior to that, he was Vice President of Manufacturing Operations of Rawlings Sporting Goods from 1991 to 1993, and Executive Vice President of Kleinert's Inc., from 1990 to 1991.

     M. Rand Mallitz joined the Company in January 1992 as Vice President and General Manager, E-A-R Specialty Composites. Previously he was Vice President and General Manager of the Caulk Cartridge Division of Sunoco Products in 1991, and prior to that he was President/CEO of Roth Office Products.

     Ian Mitchell joined Cabot in 1979 and was a member of the management team that developed the European operations for the E-A-R Division. In 1990 he became Managing Director, Cabot Safety Limited (UK) and in 1992 became Vice President, Logistics for the Company.

     Daniel P. O'Connor joined the Company in 1991 and has held the positions of Vice President, Sales & Distribution; Vice President, Global Sales & Marketing; and Vice President and General Manager, Prescription Eyewear. Prior to joining the Company in 1991, he was Vice President of Sales and Marketing, Residential and Small Businesses Services Division, of Northern Telecom.

     Mark V. B. Tremallo joined the Company as General Counsel and Assistant Secretary in 1991 from Cabot's Law Department where he had worked since 1989. He became Vice President and Secretary in July 1995.

     Norman W. Alpert is a Managing Director of Vestar Capital Partners and was a founding partner of Vestar at its inception in 1988. Mr. Alpert is Chairman of the Board of Directors of International AirParts Corporation and a director of Clark-Schwebel, Inc., Prestone Products Corporation, Remington Products Company, L.L.C. and Russell-Stanley Corporation, all companies in which Vestar or its affiliates have a significant equity interest. He became a director of the Company in July 1995.


     Daniel S. O'Connell is the Chief Executive Officer and founder of Vestar Capital Partners. Mr. O'Connell is a director of Anvil Knitwear, Inc., Clark-Schwebel, Inc., Pinnacle Automation, Inc., Prestone Products Corporation, Remington Products Company, L.L.C. and Russell-Stanley Corporation, all companies in which Vestar or its affiliates have a significant equity interest. He became a director of the Company in July 1995.


     Arthur J. Nagle is a Managing Director of Vestar Capital Partners and was a founding partner of Vestar at its inception in 1988. Mr. Nagle is a director of Chart House Enterprises, Inc., Clark-Schwebel, Inc., La Petite Holdings Corporation, Prestone Products Corporation, Remington Products Company, L.L.C., Russell-Stanley Corporation and Super D Drugs, Inc., all companies (other than Chart House Enterprises, Inc.) in which Vestar or its affiliates have a significant equity interest. He became a director of the Company in July 1995.

     John W. Priesing has served as Chairman, President and Chief Executive Officer of Russell-Stanley Corporation since 1993. Prior to joining Russell-Stanley Corporation, he was a private investor. He became a director of the Company in December 1995.

     Samuel L. Hayes, III was elected a director of the Company in May 1996. Since 1971, he has taught at the Harvard Business School, and he currently holds the Jacob H. Schiff Chair in Investment Banking. His teaching and research have focused on the capital markets and corporate financial management. Mr. Hayes is also a director of Tiffany & Co., Ernst Home Centers, and certain Eaton Vance mutual funds.

     Kenyon C. Gilson has been Vice President of Cabot since 1989. He became a director of the Company in July 1995.

     Margaret J. Hanratty has been Vice President and Treasurer of Cabot since September 1993, and served previously as Treasurer and Director of Corporate Development. Prior to joining Cabot in 1990, she served as Vice President, Mergers and Acquisitions for The First Boston Corporation. She became a director of the Company in July 1995.

     The number of directors of the Company is currently fixed at nine. Following the Offering, the Company's Board of Directors will be divided into three classes, with the member of each class of directors serving for staggered three-year terms. The Board will consist of three Class I Directors (Messrs. Curtin, Gilson and O'Connell), three Class II Directors (Mr. Alpert, Ms. Hanratty and Mr. Young), and three Class III Directors (Messrs. Hayes, Nagle and Priesing), whose initial terms will expire at the 1997, 1998 and 1999 annual meetings of stockholders, respectively.



     Under the Stockholders' Agreement, subject to continued ownership of a certain number of shares of Common Stock, Vestar, Cabot and the Management Stockholders have agreed, among other things, to vote all the capital stock owned by them so as to elect a Board of Directors of the Company consisting of nine members, of which three will be designated by Vestar, two will be designated by Cabot, two will be designated by the Management Investors and two will be Independent Directors who are not affiliated with Vestar or Cabot and are not employees of the Company, plus, at Vestar's option, an additional four directors designated by Vestar with the approval of Cabot. So long as the Stockholders' Agreement remains in effect and subject to continued ownership by Vestar, Cabot and the Management Investors of a specified proportion of the outstanding Common Stock, all directors other than the Independent Directors can be removed, with or without cause, and replaced by the stockholders who have the right to designate them. Messrs. Priesing and Hayes were originally designated by Vestar and, pursuant to an amendment to the Stockholders' Agreement, now serve as the Independent Directors. Messrs. Alpert, O'Connell and Nagle are the directors designated by Vestar. Mr. Gilson and Ms. Hanratty are the directors designated by Cabot. Messrs. Curtin and Young are the directors designated by the Management Investors. See "Certain Relationships and Related
Transactions -- Stockholders' Agreement." Vestar has not exercised its right to designate the four additional directors and the Company is not aware that Vestar presently intends to exercise such right.



     The Board of Directors has established an audit committee (the "Audit Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's annual operating results, considers the adequacy of the internal accounting procedures, considers the effect of such procedures on the accountants' independence and establishes policies for business values, ethics and employee relations.

EXECUTIVE COMPENSATION

     The compensation of executive officers of the Company is determined by the Board of Directors of the Company. The following table sets forth certain information concerning compensation received by the Chief Executive Officer and the other four most highly-compensated executive officers of the Company for services rendered to the Company in all capacities (including service as an officer or director) in fiscal 1995. No stock options or similar awards had been granted as of the end of fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                        -------------------------------------
                                                                                    OTHER
                                               FISCAL                               ANNUAL
         NAME AND PRINCIPAL POSITION            YEAR     SALARY         BONUS    COMPENSATION
         ---------------------------           ------   --------       --------  ------------
John D. Curtin, Jr. .........................   1995    $375,000(1)    $150,000    $56,024(2)
  Chairman of the Board of Directors
  and Chief Executive Officer

Albert F. Young, Jr..........................   1995    $230,004       $ 80,000    $13,758(3)
  President, Chief Operating Officer
  and Director

Daniel P. O'Connor...........................   1995    $160,483       $ 60,000    $46,332(4)
  Vice President, Sales

James D. Hall................................   1995    $150,000       $ 40,000    $ 7,968(5)
  Vice President, Product Management

Bryan J. Carey...............................   1995    $146,387       $ 50,000    $12,323(6)
  Vice President, Chief Financial
  Officer, Treasurer and Assistant
  Secretary

- ---------------
(1) Mr. Curtin's compensation for fiscal 1995 represents $78,125 paid by the Company after July 11, 1995 and $296,875 paid by Cabot Corporation for the earlier period of the fiscal year and billed to the Company.

(2) Includes $3,125 contributed on behalf of Mr. Curtin to the Company's Cash Balance Pension Plan and $2,655 contributed to the Company's Supplemental Executive Retirement Plan. Also includes $50,244 contributed by Cabot Corporation on behalf of Mr. Curtin to pension plans maintained by Cabot Corporation.

(3) Includes contributions made on behalf of Mr. Young to the Company's 401(k) Savings Plan ($2,300); to the Company's Cash Balance Pension Plan ($3,700); and to the Company's Supplemental Executive Retirement Plan ($7,758).

(4) Includes contributions made on behalf of Mr. O'Connor to the Company's 401(k) Savings Plan ($2,433); to the Company's Cash Balance Pension Plan ($6,582); and to the Company's Supplemental Executive Retirement Plan ($4,704). Also includes relocation allowances in the amount of $32,613.

(5) Includes contributions made on behalf of Mr. Hall to the Company's 401(k) Savings Plan ($1,232); to the Company's Cash Balance Pension Plan ($3,004); and to the Company's Supplemental Executive Retirement Plan ($3,732).

(6) Includes contributions made on behalf of Mr. Carey to the Company's 401(k) Savings Plan ($1,381); and to the Company's Supplemental Executive Retirement Plan ($4,234).

DIRECTOR COMPENSATION


     Directors who are employees of the Company serve without compensation (other than reimbursement of expenses) in connection with rendering services as such. Non-employee directors receive $10,000 annually for their service as directors and an additional $2,500 per board or committee meeting and $1,000 per telephonic meeting, plus reimbursement of expenses. Also, under the 1996 Plan, non-employee directors are eligible to receive grants of options to purchase Common Stock as described under "-- Employee Stock and Other Benefit Plans -- 1996 Stock Option Plan."



EMPLOYEE STOCK AND OTHER BENEFIT PLANS



     STOCK PURCHASE PLAN: In connection with the Formation Acquisition, the Company adopted the Cabot Safety Holdings Corporation 1995 Stock Purchase Plan, as amended and restated (the "Stock Purchase Plan"), in order to encourage ownership of Common Stock by selected officers and employees of the Company. Under the Stock Purchase Plan, the Company's executive officers and other senior members of management were given the opportunity to purchase from the Company, in the aggregate, up to 1,200,000 shares of Common Stock at $2.50 per share, the same price paid by Vestar and Cabot, for an aggregate consideration of $3.0 million. Such shares comprised a portion of the newly issued shares of Common Stock offered and sold in connection with the Formation Acquisition. In the aggregate, 1,128,000 shares of Common Stock offered through the Stock Purchase Plan were purchased simultaneously with the Formation Acquisition (including 396,000 shares by Mr. Curtin, 180,000 shares by Mr. Young, 84,000 shares by Mr. O'Connor, 84,000 shares by Mr. Hall, and 120,000 shares by Mr. Carey) and paid in part ($2,066,000) in cash and in part ($754,000) through the delivery of promissory notes with a term ranging from 5 to 10 years, bearing interest at the annual rate of 7% and secured by a pledge of the purchased shares. See "Certain Relationships and Related Transactions -- Other Relationships -- Management Loans." Of the remaining 72,000 shares of Common Stock offered through the Stock Purchase Plan, 64,000 shares were purchased by W. Larry Lewis, the Company's Vice President -- Operations, on February 15, 1996 at a price of $2.50 per share paid in cash and 8,000 shares were purchased by John W. Priesing, a non-employee director of the Company, on April 14, 1996 at a price of $2.50 per share paid in cash. No shares of Common Stock remain available for purchase under the Stock Purchase Plan. Upon his election as a director of the Company on May 27, 1996, Mr. Hayes was offered the opportunity to purchase 8,000 shares of Common Stock at a price of $7.50 per share, which he paid in cash on June 25, 1996, on terms substantially identical to those of the Stock Purchase Plan.



     Common Stock acquired under the Stock Purchase Plan is subject to forfeiture through various puts and calls. In the event of death, permanent disability or retirement, which retirement occurs at age 65 or older with at least 3 years of service, such stock may be put to the Company by the holder at fair market value and the Company has a call on such stock at the same price. In the event of termination for cause, the Company has a call at the lesser of initial cost and fair market value. In the event of termination by the Company other than for cause and in the case of voluntary resignation, the Company has a call (i) with respect to a percentage of such stock equal to the number of years elapsed since the Formation Acquisition multiplied by 20% at fair market value, and (ii) with respect to the remainder of such stock at the lesser of initial cost and fair market value. Shares repurchased by the Company will be reserved, and may be issued to existing and future employees or non-employee directors. These puts and calls expire (i) on the date on which certain financial performance benchmarks (which, following an initial public offering of the Common Stock, depend in part on the future market value of the Common Stock) are achieved by the Company or (ii) the fifth anniversary of the Formation Acquisition. Each Management Investor is also required to be a party to the Stockholders' Agreement. See "Certain Relationships and Related Transactions -- Stockholders' Agreement."



     EXECUTIVE STOCK OPTION PLAN. In June 1996, the Company's Board of Directors adopted and the stockholders subsequently approved the Executive Stock Option Plan (the "Executive Plan") under which 400,000 shares of Common Stock have been reserved for issuance. Non-qualified options to acquire all 400,000 shares at a price of $7.50 per share were granted on June 26, 1996 to officers and key employees of the Company; of these options, 212,500 in the aggregate were granted to executive officers, including Mr. Curtin (65,000 options), Mr. Young (35,000 options), Mr. O'Connor (20,000 options), Mr. Hall (20,000 options) and Mr. Carey (25,000 options). In connection with the grant of these options, the Company will record unearned compensation totaling approximately $1.4 million. The non-cash compensation expense will be recognized over the ten year life of the options, subject to earlier recognition if the vesting of the options is accelerated in accordance with their terms.



     The Executive Plan is administered by a committee of the Board of Directors consisting of all non-employee directors. As of the date of this Prospectus no such options are exercisable and no options remain available for future grant under the Executive Plan. The options will vest and become exercisable upon the earlier of: (i) the date on which certain financial performance benchmarks (which depend in part on the future market value of the Common Stock) are achieved by the Company and (ii) the tenth anniversary of the date of grant. The option term will be 10 years; provided, however, that unexercised options shall expire earlier in certain instances of termination of employment of the option holder and may expire in the event of a merger or liquidation of the Company or a sale of substantially all the assets of the Company. Common Stock acquired upon exercise of options granted under the Executive Plan is subject to the same restrictions, including puts and calls and drag-along rights as Common Stock acquired under the Stock Purchase Plan . See "Stock Purchase Plan."



     1996 STOCK OPTION PLAN. The 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors on June 26, 1996 and subsequently approved by the Company's stockholders. The 1996 Plan permits the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options"), and the grant of options that do not so qualify ("Non-Qualified Options"). Grants of Incentive Options may only be made to employees. Grants of Non-Qualified Options may be made to employees, independent directors, consultants and key persons of the Company and its subsidiaries. The 1996 Plan provides for the issuance of up to 800,000 shares of Common Stock upon exercise of options. On and after the date the 1996 Plan becomes subject to Section 162(m) of the Code, options with respect to no more than 200,000 shares of Common Stock may be granted to any one individual in any calendar year. Options to acquire 286,250 shares of Common Stock at a price equal to the initial public offering price of the Common Stock in the Offering were granted on June 26, 1996, contingent upon completion of the Offering, to officers and key employees of the Company; of these options, 112,500 in the aggregate were granted to executive officers, including Mr. Curtin (30,000 options), Mr. Young (15,000 options), Mr. O'Connor (10,000 options), Mr. Hall (10,000 options) and Mr. Carey (10,000 options). These options will vest and become exercisable over five years at the rate of 20% on each anniversary of the date of grant. The option term will be ten years; provided, however, that unexercised options shall expire earlier in certain instances of termination of employment of the option holder and may expire in the event of a merger or liquidation of the Company or a sale of substantially all the assets of the Company. As of the date of this Prospectus, 513,750 options remain available for future grant under the 1996 Plan.



     The 1996 Plan is administered by the full Board of Directors of the Company or by a committee appointed by the Board and consisting of disinterested directors (the "Option Committee"). Subject to the provisions of the 1996 Plan, the Option Committee has full power to determine from among the persons eligible for grants under the 1996 Plan the individuals to whom options will be granted and the specific terms of each option. Incentive Options may granted only to officers or other employees of the Company or its subsidiaries, including members of the Board of Directors who are also employees of the Company or its subsidiaries.



     The option exercise price of each option granted under the 1996 Plan is determined by the Option Committee but may not be less than 100% of the fair market value of the underlying shares on the date of grant. Incentive Options may not be exercisable more than ten years from the date the option is granted. If any employee of the Company or any subsidiary owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company or any subsidiary, the exercise price for options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than five years from the date the option is granted. No option may be exercised subsequent to the termination of the optionee's employment or other business relationship with the Company unless otherwise determined by the Option Committee or provided in the option agreement. Upon the exercise of options, the option exercise price must be paid in full either in cash or by delivery of shares of Common Stock already owned by the optionee.



     The Option Committee may, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1996 Plan may be exercised or vest. In the event of a merger, liquidation or sale of substantially all of the assets of the Company, the Option Committee has the discretion to accelerate the vesting of options granted under the 1996 Plan.



     ANNUAL BONUS. The Company provides performance-based compensation awards to executive officers and key employees for achievement during each year as part of an annual bonus plan. Such compensation awards are a function of individual performance and consolidated corporate results. Business unit performance also is a factor in determining compensation awards with respect to key employees who are not executive officers. The specified qualitative and quantitative criteria employed by the Board of Directors of the Company in determining bonus awards varies for each individual and from year to year.



     SUPPLEMENTAL SEVERANCE PAY PLAN. The Company has adopted a supplemental severance pay plan providing certain executive officers and key employees with salary continuation in the event of an eligible termination based on years of service. The plan provides for one month's base pay for each full year of service with a minimum amount payable of three months and a maximum amount payable of twelve months.



     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company has adopted a supplemental executive retirement plan, which is a non-qualified plan under the Code, and which provides unfunded deferred compensation benefits to certain executive officers and key employees. Pursuant to the plan, participants are credited annually with amounts representing 4% of compensation in excess of that amount of compensation subject to social security taxes.



     401(K) PLAN. The Company has adopted a savings plan (the "Saving Plan"), which is qualified under Section 401(a) and 401(k) of the Code. All regular employees of the Company in the United States are eligible to participate in the Savings Plan after six months of service. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company will make a matching contribution. The Company matches 40.0% of the first 5.0% of compensation contributed. The maximum contribution for any participant for any year is 15.0% of such participant's eligible compensation. Contributions to the Savings Plan will be invested, as the employee directs, in a fixed income fund, balanced fund, or equity fund.



     PENSION PLAN. The Company has adopted a cash balance plan. Under such plan, the Company will provide participants with annual credits of 4% of eligible compensation. All balances in the accounts of participants will be credited with interest based on the one-year U.S. Treasury bill rate. At retirement, participants eligible for benefits may receive the balance standing in their account in a lump sum or as a monthly pension having equivalent actuarial value.



EMPLOYMENT AGREEMENTS



     Each of Mr. Leif Palmaer, who has been the President of Peltor since 1981, and Mr. Leif Anderzon, who has been the Executive Vice President of Peltor since 1981, has an employment agreement with Peltor, which was in existence when the Company acquired Peltor on May 29, 1996. Each agreement will terminate on December 31, 1999, and is renewable for additional twelve-month periods at the election of the parties. During the term of the agreement, each of Mr. Palmaer and Mr. Anderzon will be paid 900,000 Swedish Krona (approximately $138,500) annually and will devote substantially all of his professional time and efforts to Peltor. Their employment may be terminated at any time for cause. During the term of employment and for two years thereafter, each of Mr. Palmaer and Mr. Anderzon will be bound by confidentiality and non-competition restrictions.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     The Company does not have a compensation committee. Since July 1995, all executive officer compensation decisions have been made by the full Board of Directors of the Company, with Messrs. Curtin and Young abstaining with respect to decisions affecting their own compensation. Mr. Curtin, one of the directors of the Company, is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Young, one of the directors of the Company, is the President and Chief Operating Officer of the Company. On July 11, 1995, Mr. Curtin acquired 396,000 shares of Common Stock under the Stock Purchase Plan at a price of $990,000. On July 11, 1995, Mr. Young acquired 180,000 shares of Common Stock under the Stock Purchase Plan at a price of $450,000 and as of March 31, 1996 was indebted to the Company in the amount of $157,500, consisting of a portion of the purchase price of such shares. Mr. Gilson and Ms. Hanratty, two directors of the Company, are officers of Cabot. On July 11, 1995, as part of the Formation Acquisition, Cabot and its subsidiaries sold assets to the Company for aggregate consideration of approximately $206.1 million. Messrs. Alpert, O'Connell and Nagle, three directors of the Company, are officers of Vestar. On July 11, 1995, as part of the Formation Acquisition, Vestar invested $31.0 million in capital stock of the Company. A portion of the proceeds from the Offering will be used to redeem from each of Cabot and Vestar shares of Redeemable Preferred Stock in the amount of approximately $12.7 million, including accrued dividends. Simultaneously with the Offering, each of Cabot and Vestar will exchange the balance of their Redeemable Preferred Stock (approximately $12.7, including accrued dividends) for shares of Common Stock at the same price as the initial public offering price of the Common Stock in the Offering. See "Certain Relationships and Related Transactions" and "Use of Proceeds."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of June 30, 1996 by (i) each person or entity who is known by the Company to beneficially own 5% or more of the Company's voting capital stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each of the Company's directors and
(iv) all of the Company's directors and executive officers as a group. All persons identified in the following table are parties to the Stockholders'
Agreement, pursuant to which they agreed to vote all capital stock owned by them so as to elect a Board of Directors of the Company consisting of nine members, of which three are designated by Vestar, two are designated by Cabot and two are designated by the Management Investors. In addition, the Stockholders' Agreement provides for so-called "drag-along" rights in favor of Vestar upon the sale of Common Stock in certain circumstances, other voting agreements on certain fundamental corporate transactions and registration rights, among other things.
See "Certain Relationships and Related Transactions -- Stockholders' Agreement."
As a result of the Stockholders' Agreement, all parties thereto may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act").



                                               BEFORE OFFERING                   AFTER OFFERING
                                         -----------------------------     ----------------------------
                                           NUMBER OF       PERCENTAGE       NUMBER OF       PERCENTAGE
                                           SHARES OF      BENEFICIALLY      SHARES OF      BENEFICIALLY
       NAME OF BENEFICIAL OWNER          COMMON STOCK        OWNED         COMMON STOCK       OWNED
- --------------------------------------   ------------     ------------     ------------     -----------
Vestar Equity Partners, L.P.(2).......    3,400,000          42.50%        4,303,571(3)       28.1%
  245 Park Avenue
 New York, N.Y. 10017
Cabot CSC Corporation(4)..............    3,400,000          42.50%        4,303,571(5)       28.1%
  75 State Street, 13th Floor
  Boston, MA 02109
John D. Curtin, Jr....................      396,000           4.95%          396,000           2.6%
Albert F. Young, Jr. .................      180,000           2.25%          180,000           1.2%
Bryan J. Carey........................      120,000           1.50%          120,000            *
James D. Hall.........................       84,000           1.05%           84,000            *
Daniel P. O'Connor....................       84,000           1.05%           84,000            *
Norman W. Alpert(6)...................    3,400,000          42.50%        4,303,571(3)       28.1%
Daniel S. O'Connell(6)................    3,400,000          42.50%        4,303,571(3)       28.1%
Arthur J. Nagle(6)....................    3,400,000          42.50%        4,303,571(3)       28.1%
Kenyon C. Gilson(7)...................    3,400,000          42.50%        4,303,571(5)       28.1%
Margaret J. Hanratty(7)...............    3,400,000          42.50%        4,303,571(5)       28.1%
John W. Priesing......................        8,000            *               8,000            *
Samuel L. Hayes, III..................        8,000            *               8,000            *
Directors and executive officers as a
  group (16 persons)(8)...............    1,128,000          14.09%        1,128,000           7.4%


- ---------------

 *  Less than one percent.

(1) Assumes that the Underwriters' over-allotment option is not exercised.


(2) The general partner of Vestar is Vestar Associates L.P., a limited partnership whose general partner is Vestar Associates Corporation ("V.A.C."). In such capacity, V.A.C. exercises sole voting and investment power with respect to all of the shares held of record by Vestar. Messrs. Alpert, O'Connell and Nagle, who are directors of the Company, are affiliated with Vestar in the capacities described under "Management -- Directors and Executive Officers" and are stockholders of V.A.C. Individually, no stockholder, director or officer of V.A.C. is deemed to have or share such voting or investment power within the meaning of Rule 13d-3 under the Exchange Act. Accordingly no part of the shares of Common Stock owned of record by Vestar is beneficially owned by Messrs. Alpert, O'Connell or Nagle or any other stockholder, director or officer of V.A.C.


(3) Vestar has agreed, effective upon the consummation of this Offering, to exchange $12.65 million of Redeemable Preferred Stock, including $1.4 million of accrued dividends since July 1995, for shares of Common Stock at an exchange price equal to the initial public offering price of the Common Stock in the Offering (903,571 shares based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this Prospectus).


(4) The board of directors of Old Cabot Safety Corporation controls the voting and investment of the shares of Common Stock held by Old Cabot Safety Corporation. Old Cabot Safety Corporation is a wholly-owned subsidiary of Cabot. Cabot appoints the directors of Old Cabot Safety Corporation and exercises ultimate voting and investment power with respect to all shares held of record by Old Cabot Safety Corporation. Cabot is a publicly held company and, accordingly, no single stockholder, director or officer of Cabot is deemed to have or share such voting or investment power within the meaning of Rule 13d-3 under the Exchange Act. Accordingly, no part of the shares of Common Stock owned of record by Old Cabot Safety Corporation is beneficially owned by any stockholder, director or officer of Cabot.


(5) Cabot has agreed, effective upon the consummation of this Offering, to exchange $12.65 million of Redeemable Preferred Stock, including $1.4 million of accrued dividends since July 1995, for shares of Common Stock at an exchange price equal to the initial public offering price of the Common Stock in the Offering (903,571 shares based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this Prospectus).


(6) Messrs. Alpert, O'Connell and Nagle are affiliated with Vestar in the capacities described under "Management -- Directors and Executive officers." Ownership of Common Stock for these individuals includes 3,400,000 shares (4,303,571 shares after giving effect to the Offering) of Common Stock included in the above table beneficially owned by Vestar, of which such persons disclaim beneficial ownership. Each such person's business address is c/o Vestar Equity Partners, L.P. at the address set forth above.

(7) Mr. Gilson and Ms. Hanratty are affiliated with Cabot, the parent of Old Cabot Safety Corporation, in the capacities described under "Directors and Executive Officers." Ownership of Common Stock for these individuals includes 3,400,000 shares (4,303,571 shares after giving effect to the Offering) of Common Stock included in the above table beneficially owned by Old Cabot Safety Corporation, of which such persons disclaim beneficial ownership. Each such person's business address is c/o Cabot CSC Corporation at the address set forth above.


(8) Cabot, Vestar, the Management Investors, John W. Priesing and Samuel L. Hayes, III have entered into a Stockholders' Agreement, the terms of which are described more fully under "Certain Relationships and Related Transactions -- Stockholders' Agreement."


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION ACQUISITION


     The Formation Acquisition was consummated on July 11, 1995, and involved aggregate consideration of $206.1 million, including certain post-closing adjustments, consisting of (i) the payment to subsidiaries of Cabot of $169.2 million in cash at the closing, plus a post-closing adjustment of $1.1 million,
(ii) the assumption by the Company of approximately $4.8 million in existing indebtedness of Cabot and a subsidiary of Cabot and (iii) the issuance by the Company of equity, valued at $31.0 million, to a subsidiary of Cabot. The sources for such consideration and the related fees and expenses were (1) borrowings of $48.6 million under the Senior Bank Facilities, (2) the proceeds of the sale of $100 million principal amount of Subordinated Notes, (3) the above-mentioned assumption of $4.8 million of indebtedness and (4) the issuance of an aggregate of $45.0 million of Redeemable Preferred Stock and 8,000,000 shares of Common Stock. Vestar invested cash in the amount of $31.0 million in the Company and received $22.5 million of Redeemable Preferred Stock and 3,400,000 shares of Common Stock. A subsidiary of Cabot received $22.5 million of Redeemable Preferred Stock and 3,400,000 shares of Common Stock as partial consideration for assets contributed to the Company. The Management Investors invested $3.0 million through a combination of cash and promissory notes and purchased 1,200,000 shares of Common Stock. Dividends on the Redeemable Preferred Stock accrue, whether or not declared and whether or not funds are legally available for the payment of such dividends, at an annual rate of 12.5% compounded daily. At the option of the Company, dividends may be paid in cash or in additional shares of Redeemable Preferred Stock. Subject to certain exceptions, shares of Redeemable Preferred Stock are redeemable at any time at the option of the Company at a redemption price equal to the actual or implied purchase price thereof plus accrued dividends through the date of redemption. The Subordinated Notes are unsecured obligations of the Subsidiary, ranking subordinate in right of payment to all senior indebtedness of the Subsidiary, are guaranteed on a subordinated basis by Aearo Corporation, mature on July 15, 2005 and bear interest at the rate of 12.5% per annum, payable semi-annually on each January 15 and July 15. The Subordinated Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 15, 2000, upon not less than 30 nor more than 60 days' notice, at redemption prices (expressed as percentages of the principal amount thereof) ranging from 106.25% in the year 2000 to 100% in the year 2004 and thereafter, plus accrued interest to the date of redemption. At any time on or prior to July 15, 1998, the Company may, at its option, use the net cash proceeds of one or more equity offerings to redeem up to $35 million aggregate principal amount of the Subordinated Notes at a redemption price of 112.5% of the principal amount thereof, plus accrued interest to the date of redemption; provided that at least $65 million of Subordinated Notes remain outstanding immediately after each such redemption. The Subordinated Notes are publicly traded.


     The Company is party to an asset transfer agreement dated as of June 13, 1995 (the "Asset Transfer Agreement") with Cabot and its subsidiaries, Old Cabot Safety Corporation, Cabot Safety Limited, and Cabot Canada Ltd. Pursuant to the Asset Transfer Agreement, the following transfers of assets and assumptions of liabilities occurred on July 11, 1995: (i) certain assets of Old Cabot Safety Corporation valued at $50.0 million were transferred to Aearo Corporation, and such assets were immediately contributed by Aearo Corporation to the Subsidiary,
(ii) a newly-formed Delaware subsidiary (the "Delaware Subsidiary") of the Subsidiary acquired certain intangible assets of Old Cabot Safety Corporation and the capital stock of certain foreign subsidiaries of Old Cabot Safety Corporation through which it conducts its business in such jurisdictions, (iii) a newly-formed United Kingdom subsidiary of the Delaware Subsidiary acquired the assets and assumed the liabilities of Cabot Safety Limited, (iv) a newly-formed Canadian subsidiary of the Delaware Subsidiary acquired the assets and assumed the liabilities of Cabot Canada Ltd. to the extent the same are related to its safety products business and (v) the Subsidiary acquired the remaining assets and assumed the remaining liabilities of Old Cabot Safety Corporation that constitute its Safety Products and Specialty Composites operating units, in each case subject to certain limited exceptions including, among other things, certain indebtedness, pending and threatened litigation and pre-closing income taxes. The Asset Transfer Agreement contained customary representations, warranties and covenants. Cabot and certain of its subsidiaries, on the one hand, and the Company on the other, also agreed to indemnify and hold each other and their affiliates harmless against certain breaches of representations or covenants and certain other liabilities. The Company has the right to pay an annual fee of $400,000 to Old Cabot Safety Corporation, and has elected to make this payment, with the result that Old Cabot Safety Corporation will retain responsibility and liability for, and indemnify the Company against, certain legal claims alleged to arise out of the use of respirators manufactured prior to July 1995. The Company has the right to discontinue the payment of such annual fee at any time, in which case the Company will assume responsibility for and indemnify Cabot and Old Cabot Safety Corporation with respect to such claims.

     The Company intends to use the net proceeds from the Offering to redeem $12.65 million of outstanding Redeemable Preferred Stock from each of Cabot and Vestar, including $1.4 million of accrued dividends since July 1995, and $35 million principal amount of Subordinated Notes at a redemption price of approximately $39.4 million, plus accrued and unpaid interest. Each of Cabot and Vestar have agreed, effective upon the consummation of the Offering, to exchange the balance of their Redeemable Preferred Stock for shares of Common Stock at an exchange price equal to the initial public offering price of the Common Stock in the Offering. See "Use of Proceeds."


STOCKHOLDERS' AGREEMENT

     Cabot, Vestar, the Management Investors, Mr. Priesing and Mr. Hayes are parties to the Stockholders' Agreement entered into in connection with the Formation Acquisition, which provides for, among other things, the matters described below.


     ELECTION AND REMOVAL OF DIRECTORS. The Stockholders' Agreement provides that the Board of Directors of the Company shall consist of nine members, subject to increase at Vestar's option to 13 members. The parties agreed to vote all shares of Common Stock owned or controlled by them so as to elect as members of the Board of Directors persons designated as follows: (i) Vestar designates three directors so long as the Vestar Relative Percentage (as defined below) is at least 75% or Vestar and its affiliates beneficially own on a fully diluted basis at least 1,700,000 shares of Common Stock (50% of the shares of Common Stock acquired by them in the Formation Acquisition), (ii) Cabot may designate two directors so long as the Cabot Relative Percentage (as defined below) is at least 75% or Cabot and its affiliates own beneficially on a fully diluted basis at least 1,700,000 shares of Common Stock (50% of the shares of Common Stock acquired by them in the Formation Acquisition), (iii) two Independent Directors who are neither partners, officers or employees of any of Vestar and its affiliates, nor officers or employees of any of Cabot or its affiliates, nor officers or employees of the Company are nominated by the Board of Directors of the Company, (iv) the Management Investors may designate two directors so long as the Management Investors together own beneficially on a fully diluted basis at least 300,000 shares of Common Stock (25% of the shares of Common Stock acquired by all Management Investors in the Formation Acquisition), provided that the two designees of the Management Investors must be the principal executive officer and the principal operating officer of the Company and (v) Vestar, following exercise of its right to enlarge the Board of Directors of the Company to 13 members, may designate four additional directors (the "Additional Vestar Designees"), so long as the Vestar Relative Percentage is as least 75% or Vestar and its affiliates beneficially own at least 2,550,000 shares of Common Stock (75% of the shares of Common Stock acquired by them in the Formation Acquisition), provided that Vestar must notify Cabot in writing in advance of the identities of the Additional Vestar Designees and obtain Cabot's approval thereof, which may not be unreasonably withheld. The election of the Additional Vestar Designees can be effected at a special meeting of stockholders called at the request of Vestar, at the next annual meeting of stockholders or by written consent in lieu of a meeting of stockholders and thereafter at each subsequent annual meeting until Vestar requests that the Board of Directors of the Company be reduced to nine members and the Additional Vestar Designees cease to serve as directors or is no longer entitled to designate the Additional Vestar Designees. The foregoing provisions relating to the election of directors terminate in the event that both Cabot and its affiliates, on the one hand, and Vestar and its affiliates, on the other hand, own on a fully diluted basis fewer than 340,000 shares of Common Stock (10% of the shares of Common Stock acquired by them in the Formation Transaction). The term "Vestar Relative Percentage" means a percentage reflecting (a)(i) $31 million plus (ii) amount paid for capital stock of Cabot Safety by Vestar and its Affiliates after the Formation Acquisition less (iii) the value (based on price per share) of all shares of Common and preferred stock of the Company acquired by Vestar and its affiliates in the Formation Transaction and no longer held by them, less (iv) the value of all shares of the Common Stock and preferred stock of the Company acquired by Vestar and its affiliates after the Formation Acquisition and no longer held by them, as a percentage of (b) the amount calculated pursuant to clause (a) for Cabot and its affiliates for such date. The term "Cabot Relative Percentage" has a correlative meaning focused on Cabot's remaining investment in the Company's capital stock relative to Vestar's.

     Messrs. Alpert, O'Connell and Nagle were designated by Vestar as described in clause (i) above, Mr. Gilson and Ms. Hanratty were designated by Cabot as described in clause (ii) above, and Messrs. Curtin and Young were designated by the Management Investors as described in clause (iv) above. Messrs. Priesing and Hayes were originally designated by Vestar and, pursuant to an amendment to the Stockholders' Agreement, now serve as the Independent Directors pursuant to clause (ii) above. Vestar has not exercised its right to designate the four Additional Vestar Designees pursuant to clause (v) above and the Company is not aware that Vestar presently intends to exercise such right. Although the certificate of incorporation of the Company in general does not permit the removal of directors without cause, it contains an exception pursuant to which, so long as the Stockholders' Agreement remains in effect and subject to continued ownership by Vestar, Cabot and the Management Investors of a specified proportion of the outstanding Common Stock, all directors other than the Independent Directors can be removed, with or without cause, and replaced by the stockholders who have the right to designate them. Such removal and replacement can be effected at a meeting of stockholders or by written consent in lieu of a meeting of stockholders.



     DRAG-ALONG RIGHTS. The Stockholders' Agreement provides that, so long as Vestar and its affiliates beneficially own at least 1,700,000 shares of Common Stock (50% of the shares of Common Stock acquired by them in the Formation Acquisition) or the Vestar Relative Percentage is at least 75%, if Vestar receives an offer from a third party to purchase all but not less than all outstanding shares of Common Stock and such offer is accepted by Vestar, then each party to the Stockholders' Agreement will transfer all shares of Common Stock owned or controlled by such party on the terms of the offer so accepted by Vestar, provided that all such transfers occur on substantially identical terms and the number of shares to be acquired by the third party after giving effect to all such transfers would be sufficient under the certificate of incorporation and by-laws of the Company, any applicable agreements and applicable law to permit such third party to eliminate all remaining minority interests through a merger opposed by such minority interests. These so-called "'drag-along" rights do not apply to sales in a public offering or to stock that has been sold by a party to the Stockholders' Agreement in a public offering or pursuant to Rule 144.



     If Vestar intends to transfer Common Stock to a third party in any transaction in which these drag-along rights are invoked, Vestar must give Cabot 30 days' advance written notice and, at the request of Cabot must discuss the possibility of Cabot, in lieu of the third party, acquiring such Common Stock, provided that this provision does not obligate Cabot to purchase such Common Stock or Vestar to sell such Common Stock either to Cabot or to the third party.



     OTHER VOTING MATTERS. So long as the drag-along rights are in effect, the parties to the Stockholders' Agreement are obligated to vote all shares of Common Stock owned or controlled by them to ratify, approve and adopt the following actions to the extent that they are adopted and approved by the Board of Directors: (i) any merger or consolidation involving the Company that is, in substance, an acquisition of another company by the Company or a sale of the Company and in either case does not affect in any way the relative rights of Cabot and Vestar or result in any benefit to Vestar other than the benefits to it as a stockholder of the Company equal to the benefits received by other stockholders, share for share, and (ii) any amendment to the certificate of incorporation of the Company whereby such amendment does not adversely affect such stockholder in a manner different from that in which any other stockholder is affected.



     In addition, so long as the voting agreements providing for the election of directors remain in effect, the parties to the Stockholders' Agreement agreed not to vote to approve, ratify or adopt any amendment to the by-laws of the Company unless such amendment is expressly authorized by the Stockholders' Agreement or recommended by the Board of Directors.



     TRANSFERS OF COMMON STOCK. Subject to certain limitations, transfers of Common Stock by parties to the Stockholders' Agreement are restricted unless the transferee agrees to become a party to, and be bound by, the Stockholders' Agreement, provided that such restrictions do not apply to sales in a public offering or pursuant to Rule 144.



     APPROVAL OF AFFILIATE TRANSACTIONS. The Stockholders' Agreement provides that the Company shall not, and shall cause its subsidiaries not to, enter into any transaction with any affiliate of the Company unless such transaction (i) is on fair and reasonable terms no less favorable to the Company or such subsidiary than it could obtain in a comparable arm's length transaction, (ii) is contemplated by the Stockholders' Agreement, the Asset Transfer Agreement or the Management Advisory Agreement or (iii) is for the payment of reasonable and customary regular fees to outside directors. In no event will the Company issue Common Stock or other equity securities to Vestar or Cabot or any affiliate of the Company, subject to certain limitations, below the fair market value of such shares of Common Stock or equity securities.


     TERMINATION. The Stockholders' Agreement will terminate as to any Common Stock, subject to certain limitations, on the date such Common Stock is sold in a public offering or pursuant to Rule 144. The rights of Vestar will terminate under the Stockholders' Agreement when Vestar and its affiliates own no Common Stock, common stock equivalents or Redeemable Preferred Stock. The rights of Cabot under the Stockholders' Agreement will terminate on the earliest date when Cabot or its affiliates own no Common Stock, common stock equivalents or Redeemable Preferred Stock.

     REGISTRATION RIGHTS. The Stockholders' Agreement also provides for registration rights with respect to the Common Stock held by the parties. See "Shares Eligible for Future Sale -- Registration Rights."

OTHER RELATIONSHIPS


     TRANSACTION FEE. Upon consummation of the Formation Acquisition, the Company paid to Vestar an investment banking fee of approximately $2.05 million, plus out of pocket expenses, for Vestar's services in structuring the transaction and providing financial advice in connection therewith. The Company also paid on Cabot's behalf to Merrill Lynch & Co. an investment banking fee of approximately $1.1 million, plus out of pocket expenses of Cabot of approximately $250,000 incurred in connection with the Formation Acquisition.



     MANAGEMENT ADVISORY AGREEMENT. In connection with the Formation Acquisition, the Company became a party to the Management Advisory Agreement with Vestar and Cabot, pursuant to which the Company was obligated to pay an annual management fee, to be shared by Cabot and Vestar, in an aggregate amount with respect to each fiscal year equal to the greater of (i) $400,000 and (ii) 1.25% of the consolidated net income of the Company before cash interest, taxes, depreciation and amortization for such fiscal year to be shared by Cabot and Vestar based on their relative equity ownership of the Company. Effective upon consummation of the Offering, Cabot, Vestar and the Company have agreed to terminate the Management Advisory Agreement in consideration of a $1.25 million one time payment to be shared equally by Vestar and Cabot. Each of Vestar and Cabot received $44,000 pursuant to the Management Advisory Agreement with respect to fiscal 1995 and $100,000 with respect to the first six months of fiscal 1996. Messrs. Alpert, O'Connell and Nagle, three of the directors of the Company, are affiliated with Vestar in the capacities described under "Management -- Directors and Executive Officers" and, accordingly, benefit from any payments received by Vestar. Mr. Gilson and Ms. Hanratty, two of the directors for the Company, are affiliated with Cabot in the capacities described under "Management -- Directors and Executive Officers" and, accordingly, benefit indirectly from any payments received by Cabot.



     MANAGEMENT LOANS. The Company has loaned approximately $934,000 to certain Management Investors, in order to provide such Management Investors with funds to be applied to a portion of the purchase price of the Common Stock purchased by such Management Investors under the Stock Purchase Plan in connection with the Formation Acquisition. Such loans (i) are secured by the Common Stock purchased with the proceeds thereof, (ii) have a term of between 5 and 10 years,
(iii) bear interest at an annual rate of 7%, and (iv) are subject to mandatory prepayment in the event the employment of such Management Investor terminates. At March 31, 1996, amounts outstanding under such loans to Messrs. Young, Carey, O'Connor, Hall, Mallitz, and Tremallo were $157,500, $100,000, $81,000, $115,000, $97,380 and $64,000,
respectively.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     The authorized capital stock of the Company upon completion of the Offering will consist of 50,000,000 shares of Common Stock, of which 15,315,142 shares will be issued and outstanding, and 10,000,000 shares of undesignated preferred stock issuable in one or more series by the Board of Directors ("Preferred Stock"), of which no shares will be issued and outstanding, after giving effect to the Offering and the Exchange Transaction. After the Offering and the Exchange Transaction all 200,000 currently authorized shares of Redeemable Preferred Stock will be retired and the Redeemable Preferred Stock issued in connection with the Formation Acquisition will be eliminated as a class of capital stock of the Company. See "Use of Proceeds." The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), and Amended and Restated By-laws (the "By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.


     COMMON STOCK. The holders of the Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Any issuance of Preferred Stock with a dividend preference over the Common Stock could adversely affect the dividend rights of holders of the Common Stock. Holders of the Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding Preferred Stock. The holders of the Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of the Common Stock, including the shares offered hereby, are, or will be upon completion of the Offering, fully paid and non-assessable.


     The Certificate and By-laws provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of any Preferred Stock and the Additional Vestar Designees, if any, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of any Preferred Stock to elect directors and to remove any director whom the holders of any Preferred Stock had the right to elect and the right of Vestar, Cabot and the Management Investors to remove and designate a replacement for certain directors originally designated by them pursuant to the Stockholders' Agreement, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of directors. See "Certain Relationships and Related Transactions -- Stockholders' Agreement -- Election and Removal of Directors."



     UNDESIGNATED PREFERRED STOCK. The Board of Directors of the Company is authorized, without further action of the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

     The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Common Stock.

CERTAIN PROVISIONS OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS

     A number of provisions of the Company's Certificate and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers which stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company's Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent Directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders and could depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

     MEETINGS OF STOCKHOLDERS. The Company's By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law and subject to the rights of the holders of any Preferred Stock then outstanding. The Company's By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, the Company's By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.


     NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof, except that action with respect to the removal and replacement of directors designated by Vestar, Cabot or the Management Investors pursuant to the Stockholders' Agreement may be taken by written consent in lieu of a meeting of stockholders provided that such consent is signed by Vestar, Cabot or the Management Investors, as applicable, and the proposed action is approved by holders of a majority of shares entitled to vote thereon. See "Certain Relationships and Related Transactions -- Stockholders'
Agreement -- Election and Removal of Directors."


     INDEMNIFICATION AND LIMITATION OF LIABILITY. The By-laws of the Company provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws of the Company also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, charter, by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of Directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a Director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.


     AMENDMENT OF THE CERTIFICATE. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by a majority of the shares entitled to vote on such amendment.


     AMENDMENT OF BY-LAWS. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the Directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy and entitled to vote on such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR


     The First National Bank of Boston will be the transfer agent and registrar for the Common Stock.

                     DESCRIPTION OF SENIOR BANK FACILITIES

     The Senior Bank Facilities, pursuant to documentation that was amended and restated as of May 30, 1996, consist of (a) a secured term loan facility consisting of an A tranche and a B tranche providing for up to $90 million of A term loans and $50 million of B term loans (collectively, the "Term Loans"); a portion of the A tranche is denominated in an equivalent amount of foreign currencies and (b) a secured revolving credit facility (the "Revolving Credit Facility") providing for up to $25 million of revolving loans (a portion of which may be denominated in foreign currencies) for general corporate purposes and, as to $15 million thereof, to finance permitted acquisitions. As part of the Revolving Credit Facility, the Senior Bank Facilities provide for the issuance of letters of credit in an aggregate face amount of up to $5 million. The full amount of the Term Loans and no advances under the Revolving Credit Facility were outstanding immediately after giving effect to the Peltor Acquisition. The Term Loans will amortize quarterly over a seven-year period. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Loans and letters of credit under the Revolving Credit Facility will be available at any time prior to the maturity date of the Senior Bank Facilities (as amended and restated).

     The Company will be required to make mandatory prepayments of loans, and letters of credit will be mandatorily reduced, in amounts and at times subject to exceptions to be agreed upon, (a) in respect of 75% of consolidated excess cash flow, or 50% if there is no default and if a certain leverage ratio is met (after giving effect to debt service on the Senior Bank Facilities and the Subordinated Notes), (b) in respect of 100% of the net cash proceeds from the sale or other disposition of certain assets by the Company and (c) in respect of 100% of the net cash proceeds from the issuance of debt or equity securities by the Company, provided : (i) that the Company may may make permitted acquisitions and capital expenditures, subject to certain dollar limits; (ii) that the proceeds received from an offering of Common Stock occurring on or prior to December 31, 1996 may be used either to pay down Subordinated Notes pursuant to the clawback provisions thereof or the Redeemable Preferred Stock of Aearo Corporation, so long as the first $25 million of such proceeds are used either to redeem the Subordinated Notes or to repay the Term Loans under the Senior Bank Facilities; (iii) that with respect to any other equity issuance, $20 million may be used for permitted acquisitions; (iv) that the Company may incur certain permitted indebtedness subordinated to the Senior Bank Facilities of up to $25 million; and (v) that up to $15 million in excess cash flow may be used to repay the Subordinated Notes. At the Company's option, loans may be voluntarily prepaid, and revolving loan commitments and letter of credit outstandings may be permanently reduced, in whole or in part, at any time in certain minimum amounts.

     At the Company's option, the interest rates per annum applicable to the Senior Bank Facilities are either an adjusted rate based on the London Interbank Offered Rate plus a margin of (x) 2.25% in the case of A Term Loans and Revolving Loans and (y) 2.75% in the case of B Term Loans, or the Base Rate (as defined herein) plus a margin of (x) 1.00% in the case of A Term Loans and Revolving Loans and (y) 1.50% in the case of B Term Loans (in the case of A Term and Revolving Loans, these margins shall be decreased if the Company, on a consolidated basis, achieves certain leverage ratios). The Base Rate is the higher of Bankers Trust Company's announced prime lending rate and the Overnight Federal Funds rate plus 0.50%. The Company must pay certain fees in connection with the Senior Bank Facilities, including a commitment fee (ranging from 0.375% to 0.50%) on the undrawn portion of the commitments in respect of the Revolving Credit Facility based upon the Company's leverage ratio, and fees relating to the issuance of letters of credit.

     The Senior Bank Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, create subsidiaries, issue capital stock or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Bank Facilities, the Company is required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum leverage ratio and a maximum capital expenditures test. The Senior Bank Facilities also contain provisions that prohibit modifications to the terms of the Subordinated Notes and prohibit the Company from refinancing the Subordinated Notes, in each case, without the consent of the lenders under the Senior Bank Facilities or as otherwise provided for therein.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


     Upon completion of the Offering and after giving effect to the Exchange Transaction, the Company will have a total of 9,815,142 shares of Common Stock outstanding that will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). This amount excludes 686,250 shares that may be issuable upon exercise of options granted under the Stock Option Plans. The Restricted Shares were issued by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 153,151 shares upon completion of the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement. The Securities and Exchange Commission is currently contemplating amendments to Rule 144 which, if enacted, would permit the Company's current stockholders to sell their shares of Common Stock upon such enactment.



     The Company's executive officers and Directors, Vestar, Cabot and all of the other stockholders of the Company other than investors in the Offering (who in the aggregate will hold 9,815,142 Restricted Shares upon completion of the Offering) have agreed, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The representatives of the Underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of the representatives of the Underwriters, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby and shares issued pursuant to the Stock Option Plans.



     Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made as to the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--No Prior Market for Common Stock and Possible Volatility of Stock Price."


REGISTRATION RIGHTS


     The Stockholders' Agreement provides that, subject to certain limitations, upon a written request by Vestar or a written request by Cabot (but only in the event that a period of one year or more has elapsed since a public offering without Cabot having an opportunity to participate), the Company will use its best efforts to effect the registration of all or part of Common Stock owned by such requesting stockholder, provided that (i) the Company will not be required to effect more than one registration within any 360 day period and (ii) neither Vestar nor Cabot will be entitled to request more than two registrations. Whether or not Vestar or Cabot exercise their registration rights, the Company is obligated to effect a registration of all Common Stock owned by Vestar, Cabot and the Management Investors in July 1998. Under certain circumstances, if the Company proposes to register shares of Common Stock, it will, upon the written request of any stockholder, use all reasonable efforts to effect the registration of such stockholders' Common Stock.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Ropes & Gray, Boston, Massachusetts, will pass upon certain legal matters relating to the Offering for the Underwriters.

                                    EXPERTS


     The combined statement of operations of Aearo Company for the period ended July 11, 1995, the consolidated balance sheet of Aearo Corporation as of September 30, 1995 and the consolidated statements of operations, cash flows and stockholders' equity for the period ended September 30, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and is included herein in reliance upon the authority of said firm as experts in giving said reports.


     The combined balance sheet as of September 30, 1994 and the combined statements of operations, stockholders' equity and cash flows for the years ended September 30, 1994 and 1993 included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been included herein in reliance on the report of Coopers & Lybrand L.L.P. given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Peltor Holdings AB included in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Deloitte & Touche AB Sweden, independent auditors, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fees. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov.

     The Company is currently subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.


                         INDEX TO FINANCIAL STATEMENTS


                                                                                          PAGE
                                                                                          ----
1.  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
      Introduction to Unaudited Pro Forma Consolidated Financial Statements.............   F-2
      Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended
      September 30, 1995................................................................   F-3
      Unaudited Pro Forma Consolidated Statements of Operations for the Six Months Ended
      March 31, 1996....................................................................   F-4
      Unaudited Pro Forma Consolidated Statements of Operations for the Six Months Ended
      March 31, 1995....................................................................   F-5
      Notes to Unaudited Pro Forma Consolidated Statements of Operations................   F-6
      Unaudited Pro Forma Consolidated Balance Sheet -- March 31, 1996..................  F-10
      Notes to Unaudited Pro Forma Consolidated Balance Sheet...........................  F-11
2.  AEARO CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
      Reports of Independent Public Accountants -- Arthur Andersen LLP..................  F-12
      Report of Independent Accountants -- Coopers & Lybrand L.L.P......................  F-14
      Balance Sheets -- As of September 30, 1995 and 1994 and March 31, 1996
      (unaudited).......................................................................  F-15
      Statements of Operations for the Periods Ended September 30, 1995, July 11, 1995
      and the Years Ended September 30, 1994 and 1993 and the Six Months Ended March 31,
      1996 and 1995 (unaudited).........................................................  F-16
      Statements of Stockholders' Equity for the Periods Ended March 31, 1996
      (unaudited), September 30, 1995, July 11, 1995 and the Years Ended September 30,
      1994 and 1993.....................................................................  F-17
      Statements of Cash Flows for the Periods Ended September 30, 1995, July 11, 1995
      and the Years Ended September 30, 1994 and 1993 and the Six Months Ended March 31,
      1996 and 1995 (unaudited).........................................................  F-18
      Notes to Financial Statements.....................................................  F-19
3.  PELTOR HOLDING AB CONSOLIDATED FINANCIAL STATEMENTS
      Independent Auditors' Report......................................................  F-39
      Consolidated Balance Sheets, December 31, 1995 and 1994...........................  F-40
      Consolidated Income Statements for the Years Ended December 31, 1995, 1994 and
      1993..............................................................................  F-41
      Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
      1995, 1994 and 1993...............................................................  F-42
      Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994
      and 1993..........................................................................  F-43
      Notes to Consolidated Financial Statements........................................  F-44

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements of the Company for the fiscal year ended September 30, 1995 and the six months ended March 31, 1996 and 1995 were derived from the Company's historical financial statements included elsewhere in this Prospectus, adjusted to give effect to (i) the Formation Acquisition and the financing thereof, (ii) the Eastern Acquisition and related financing, (iii) the Peltor Acquisition and related financing (collectively, the Acquisitions), (iv) the Offering and (v) the Exchange Transaction. The pro forma balance sheet data give effect to the Offering, the Exchange Transaction and the Acquisitions and the financing thereof as if they had occurred on March 31, 1996. The pro forma consolidated statements of operations of the Company for the six months ended March 31, 1996 and for the year ended September 30, 1995 reflect the Offering, the Exchange Transaction and the Acquisitions as if they had occurred on October 1, 1994.

     The pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the financial position or operating results that would have occurred had the Offering, the Exchange Transaction and the Acquisitions been consummated on the dates, or at the beginning of the period, for which the consummation of the Offering, the Exchange Transaction and the Acquisitions is being given effect, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments do not reflect any operating efficiencies and cost savings which the Company believes are achievable or the cost of achieving any such operating efficiencies and cost savings. The pro forma adjustments do include the Company's estimate of incremental costs necessary to operate the Company on a stand-alone basis as a result of the Formation Acquisition.


     The unaudited pro forma consolidated financial statements have been prepared using the purchase method of accounting, whereby the total cost of the Acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisitions. Such allocations will be based on studies and valuations which have not yet been completed. Accordingly, the allocations reflected in the pro forma consolidated financial statements are preliminary and subject to revision, however, the Company does not expect material changes to the allocation of the purchase price.


     The following unaudited pro forma consolidated financial statements have been prepared from, and should be read in conjunction with, the Company's and Peltor's historical consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.

                               AEARO CORPORATION

                        UNAUDITED PRO FORMA CONSOLIDATED

                            STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1995

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                        PREDECESSOR       SUCCESSOR       PELTOR YEAR    EASTERN YEAR
                                        OCTOBER 1,     JULY 12, 1995 TO      ENDED          ENDED
                                          1994 TO       SEPTEMBER 30,     DECEMBER 31,   NOVEMBER 30,    PRO FORMA     PRO FORMA
                                       JULY 11, 1995         1995             1995           1995       ADJUSTMENTS   AS ADJUSTED
                                       -------------   ----------------   ------------   ------------   -----------   -----------
                                                                                                          (NOTE 1)
Net Sales............................     $154,712          $47,900          $39,284        $13,813       $     --     $ 255,709
Cost of Sales........................       87,674           29,319           18,930         10,114         (1,041)      144,996
                                          --------          -------          -------        -------       --------      --------
   Gross profit......................       67,038           18,581           20,354          3,699          1,041       110,713
                                          --------          -------          -------        -------       --------      --------
Operating Expenses:
 Selling and administrative..........       47,149           13,146            9,017          3,092           (808)       71,596
 Research and technical service......        2,273              551            1,227             --             --         4,051
 Amortization........................        4,361              838               --             --          3,397         8,596
 Other charges (income), net.........         (233)              70            1,219             41         (1,479)         (382)
                                          --------          -------          -------        -------       --------      --------
   Operating profit..................       13,488            3,976            8,891            566            (69)       26,852
Interest Expense, net................        5,673            4,135              235              5         12,122        22,170
                                          --------          -------          -------        -------       --------      --------
   Income (loss) before income
     taxes...........................        7,815             (159)           8,656            561        (12,191)        4,682
Provision (Benefit) for Income
 Taxes...............................        3,009              425            2,967             41         (3,626)        2,816
                                          --------          -------          -------        -------       --------      --------
   Net income (loss).................        4,806             (584)           5,689            520         (8,565)        1,866
Preferred Stock Dividend Accrued.....           --            1,283               --             --         (1,283)           --
                                          --------          -------          -------        -------       --------      --------
Earnings (Loss) Applicable to Common
 Shareholders........................     $  4,806          $(1,867)         $ 5,689        $   520       $ (7,282)    $   1,866
                                          ========          =======          =======        =======       ========      ========
Net Income (Loss) per Share (Note
 2)..................................                                                                                  $     .12
                                                                                                                        ========
Weighted average number of common
 shares outstanding (Note 2).........                                                                                 15,492,856

                                    AEARO CORPORATION

                                                UNAUDITED PRO FORMA CONSOLIDATED
                                                    STATEMENTS OF OPERATIONS
                                            FOR THE SIX MONTHS ENDED MARCH 31, 1996

                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                      SUCCESSOR          PELTOR           EASTERN
                                                      OCTOBER 1,       OCTOBER 1,     OCTOBER 1, 1995
                                                       1995 TO          1995 TO       TO DECEMBER 31,    PRO FORMA     PRO FORMA
                                                    MARCH 31, 1996   MARCH 31, 1996        1995         ADJUSTMENTS   AS ADJUSTED
                                                    --------------   --------------   ---------------   -----------   -----------
                                                                                                          (NOTE 1)
Net Sales.........................................     $112,716          $20,707           $3,035         $    --     $   136,458
Cost of Sales.....................................       62,340           10,442            2,320             190          75,292
                                                       --------          -------           ------         -------     -----------
   Gross profit...................................       50,376           10,265              715            (190)         61,166
                                                       --------          -------           ------         -------     -----------
Operating Expenses:
 Selling and administrative.......................       33,354            5,283              688              --          39,325
 Research and technical service...................        1,593              605               --              --           2,198
 Amortization expense.............................        1,956               --               --           2,181           4,137
 Other charges (income), net......................           (3)           1,111               (3)         (1,565)           (460)
                                                       --------          -------           ------         -------     -----------
   Operating profit...............................       13,476            3,266               30            (806)         15,966
Interest Expense, net.............................        9,068              (50)               1           1,544          10,563
                                                       --------          -------           ------         -------     -----------
   Income (loss) before income taxes..............        4,408            3,316               29          (2,350)          5,403
Provision (Benefit) for Income Taxes..............        1,938            1,061               12            (333)          2,678
                                                       --------          -------           ------         -------     -----------
   Net income (loss)..............................        2,470            2,255               17          (2,017)          2,725
Preferred Stock Dividend Accrued..................        3,033               --               --          (3,033)             --
                                                       --------          -------           ------         -------     -----------
Earnings (Loss) Applicable to Common
 Shareholders.....................................     $   (563)         $ 2,255           $   17         $ 1,016     $     2,725
                                                       ========          =======           ======         =======     ===========
Net Income (Loss) per Share (Note 2)..............                                                                    $       .18
                                                                                                                      ===========
Weighted average number of common shares
 outstanding (Note 2).............................                                                                     15,492,856

                                    AEARO CORPORATION

                                                UNAUDITED PRO FORMA CONSOLIDATED
                                                    STATEMENTS OF OPERATIONS
                                            FOR THE SIX MONTHS ENDED MARCH 31, 1995

                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    PREDECESSOR         PELTOR           EASTERN
                                                     OCTOBER 1,       OCTOBER 1,       DECEMBER 1,
                                                      1994 TO          1994 TO       1994 TO MAY 31,    PRO FORMA    PRO FORMA AS
                                                   MARCH 31, 1995   MARCH 31, 1995        1995         ADJUSTMENTS     ADJUSTED
                                                   --------------   --------------   ---------------   -----------   ------------
                                                                                                        (NOTE 1)
Net Sales.........................................     $97,704          $17,181           $6,907         $     --    $   121,792
Cost of Sales.....................................      55,182            8,482            5,057            1,589         70,310
                                                       -------          -------           ------         --------    -----------
   Gross profit...................................      42,522            8,699            1,850           (1,589)        51,482
                                                       -------          -------           ------         --------    -----------
Operating Expenses:
 Selling and administrative.......................      28,204            4,666            1,546              690         35,106
 Research and technical service...................       1,585              328               --               --          1,913
 Amortization expense.............................       2,801               --               --            1,547          4,348
 Other charges (income), net......................          12             (182)              23               --           (147)
                                                       -------          -------           ------         --------    -----------
   Operating profit...............................       9,920            3,887              281           (3,826)        10,262
Interest Expense, net.............................       3,577              173               --            7,216         10,966
                                                       -------          -------           ------         --------    -----------
   Income (loss) before income taxes..............       6,343            3,714              281          (11,042)          (704)
Provision (Benefit) for Income Taxes..............       2,343            1,004               21           (2,667)           701
                                                       -------          -------           ------         --------    -----------
   Net income (loss)..............................       4,000            2,710              260           (8,375)        (1,405)
Preferred Stock Dividend Accrued..................          --               --               --               --             --
                                                       -------          -------           ------         --------    -----------
Earnings (Loss) Applicable to Common
 Shareholders.....................................     $ 4,000          $ 2,710           $  260         $ (8,375)   $    (1,405)
                                                       =======          =======           ======         ========    ===========
Net Income (Loss) per Share (Note 2)..............                                                                   $      (.09)
                                                                                                                     ===========
Weighted average number of common shares
 outstanding (Note 2).............................                                                                    15,492,856

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
              AND FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

(1) Pro forma adjustments to the consolidated statements of operations are summarized in the following table and are described in the notes below:

Pro forma adjustments for the year ended September 30, 1995 are as follows:



                                                         PRO FORMA ADJUSTMENTS
                                          ----------------------------------------------------
                                           FORMATION
                                          ACQUISITION   PELTOR    EASTERN   OFFERING     TOTAL
                                          -----------   ------    -------   --------     -----
Cost of sales...........................    $(1,443)   $   357     $ 45     $    --   $(1,041)(a)
Selling and administrative..............       (808)        --       --          --      (808)(b)/(c)
Amortization............................     (1,151)     4,177      371          --     3,397 (d)
Interest expense, net...................      8,733      7,809      601      (5,021)   12,122 (e)
Preferred stock dividend accrued........      4,903         --       --      (6,186)   (1,283)(g)
Other charges (income), net.............         --     (1,479)      --          --    (1,479)(h)


     Pro forma adjustments for the six months ended March 31, 1996 are as follows:


                                                              PRO FORMA ADJUSTMENTS
                                                       -------------------------------------
                                                       PELTOR   EASTERN   OFFERING     TOTAL
                                                       ------   -------   --------     -----
Cost of sales....................................... $   179      $ 11    $    --   $   190 (a)
Amortization expenses...............................   2,088        93         --     2,181 (d)
Interest expense, net...............................   3,905       150     (2,511)    1,544 (e)
Preferred stock dividend accrued....................      --        --     (3,033)   (3,033)(g)
Other charges (income), net.........................  (1,565)       --         --    (1,565)(h)


    Pro forma adjustments for the six months ended March 31, 1995 are as follows:
                                                         PRO FORMA ADJUSTMENTS
                                            -------------------------------------------------
                                             FORMATION
                                            ACQUISITION  PELTOR    EASTERN  OFFERING    TOTAL
                                            -----------  ------    -------  --------    -----
Cost of sales............................     $1,388     $  179     $ 22     $    --   $1,589(a)
Selling and administrative...............        690         --       --          --      690(b)/(c)
Amortization.............................       (727)     2,088      186          --    1,547(d)
Interest expense, net....................      5,522      3,905      300      (2,511)   7,216(e)

- ---------------

(a) Adjustments reflect increases in depreciation resulting from the preliminary purchase price allocation to fixed assets.


     The adjustment related to the Formation Acquisition for the year ended September 30, 1995 also reflects the elimination of a nonrecurring increase in cost of sales resulting from the preliminary purchase price allocation which increased the estimated fair value of finished goods inventories by $3,640 on October 1, 1994. This amount was recorded in cost of sales as the acquired inventory was sold during the period ended September 30, 1995.


(b) Reflects the estimated increased costs (primarily insurance and other administrative costs) to be incurred by the Company on a stand-alone basis of $1,092 as a result of the Formation Acquisition for the year ended September 30, 1995. With regard to the increased costs to be incurred, the Company had been run as a separate entity when owned by Cabot Corporation with separate information systems, benefits and a separate audit. The primary areas of shared services were in insurance as the Company participated in combined programs with Cabot Corporation as well as in tax and legal oversight. The Company estimated the costs of obtaining stand-alone insurance by obtaining quotes from underwriters and subsequently placed insurance with these underwriters for similar amounts. Similarly, the company has been

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
      AND FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995 -- (CONTINUED)



     obtaining tax and legal advice for amounts not materially different than those estimated in the pro forma adjustments. The following is a detailed review of these costs on an annual basis:



          Insurance Premiums/Deductibles..................................   $  900
          Tax Planning....................................................      100
          Management Fee..................................................      400
                                                                             ------
                    Total Increase........................................   $1,400
                                                                             ======


(c) Reflects the elimination of non-recurring charges of approximately $800 and $1,100 related to taxes and penalties resulting from delinquency in the remittance of value-added tax payments to the French government and the termination of the Old Cabot Safety Corporation stock option plan, respectively, for the year ended September 30, 1995.


(d) A summary of pro forma intangible assets after the Acquisitions and their related useful lives are as follows (dollars in millions):



                                                                          ESTIMATED
                                                                            ANNUAL
                                                     AMOUNT     LIFE     AMORTIZATION
                                                     ------     ----     ------------
          Formation Acquisition:
               Goodwill...........................    $55.1     25.0         $2.2
               Other Intangibles..................     37.2     21.6          1.7
          Eastern:
               Goodwill...........................      3.1     25.0           .1
               Non compete........................       .2      5.0           --
               Consulting agreement...............       .8      5.0           .2
               Other intangibles..................      2.0     25.0           .1
          Peltor:
               Goodwill and other intangibles.....     58.1     25.0          2.2
               Non compete........................     10.0      5.0          2.0
                                                                             ----
                    Pro forma amortization........                           $8.6
                                                                             ====



     Estimated useful lives of intangibles are determined by management after reviewing the nature of the item and other relevant business considerations such as the rate of technological change in the Company's manufacturing processes and products, the Company's strong market position, and the fragmented nature of the industry. Non compete agreements are amortized over the life of the related agreements. Other intangibles primarily consist of tradenames and trademarks. The allocation of purchase price for the Peltor acquisition is preliminary and subject to further studies and appraisals. Management does not, however, expect the finalization of the purchase price to be materially different than the allocation used for the pro forma financial statements.

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
      AND FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995 -- (CONTINUED)


(e) Reflects interest expense on indebtedness incurred in connection with the Acquisitions as if they had been completed on October 1, 1994.

     The following table summarizes the Acquisition pro forma adjustments to interest expense for the year ended September 30, 1995:



                                                 FORMATION
                                                ACQUISITION     PELTOR      EASTERN      OFFERING
                                                -----------     ------      -------      --------
    Pro forma interest expense --
      Senior secured revolving credit
         facility(i)..........................    $   401       $   --        $ --       $     --
      Senior secured term loan at 8.0% (ii)...      2,808        7,226         601          (441)
      Senior subordinated notes at 12.5%
         (ii).................................      9,750           --          --        (4,375)
      Other third-party debt..................        423           --          --            --
      Amortization of debt issuance
         costs(iii)...........................      1,024          583          --          (205)
                                                  -------       ------        ----
         Pro forma interest expense (iv)......     14,406        7,809         601        (5,021)
         Historical interest expense..........      5,673           --          --
                                                  -------       ------        ----       -------
              Net interest expense
                adjustment....................    $ 8,733       $7,809        $601       $(5,021)
                                                  =======       ======        ====       =======


(i) Amounts include a commitment fee of .5% of the total unused portion of available credit.


(ii) Interest expense is reduced as a result of using proceeds from the Offering to redeem $35.0 million of Subordinated Notes and approximately $6.2 million of Senior Secured Term Loans.



(iii) The costs incurred that were associated with the Formation Acquisition debt financing of $9,300 have been capitalized as deferred charges and are being amortized over the assumed term of the related debt -- five years for the Senior Secured Revolving Credit Facility and Senior Secured Term Loan and ten years for the Subordinated Notes. Costs related to the Peltor debt financing totaling $3,500 were capitalized and are being amortized over the allowed six year term of the related debt.



(iv) Upon completion of the Offering, the Company expects to have approximately $130 million in variable rate debt. A 1/8 of one percent change in the base rate would change interest expense by approximately $163.


(f) Income tax adjustments have been calculated using estimated statutory income tax rates. The tax adjustments related to Eastern include amounts necessary to reflect its historical tax provisions as if it were operated as a C Corporation. The primary difference between the provision calculated at statutory rates and the amount reflected in the pro forma statements is attributable to nondeductible goodwill associated with the Peltor Acquisition.

(g) All outstanding shares of Redeemable Preferred Stock, including accrued and unpaid dividends, will be redeemed or exchanged for Common Stock in connection with the Offering and Exchange Transaction. See "The Offering" and "Use of Proceeds." Accordingly, the pro forma consolidated statements of income (as adjusted) for the year ended September 30, 1995 and six months ended March 31, 1996 and 1995 are adjusted to eliminate preferred stock dividends.


(h) Reflects the elimination of a management fee charged to Peltor by Active (parent company) considered to be a non-recurring group contribution.



(i) Pro forma adjustments do not reflect the effect of an extraordinary charge to be recorded related to the early retirement of certain debt which will be recorded in the period in which the the debt is repaid. The Company expects to record an extraordinary charge of approximately $4,000, net of tax, or $.26 per share, in the fourth quarter of fiscal 1996 when the debt is paid consisting of redemption premium and write-off of related debt issuance costs. The Company also expects to record a charge of approximately $800, net of tax, or $.05 per share, in connection with the termination of the Company's management advisory agreement with Vestar and Cabot.

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
      AND FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995 -- (CONTINUED)


(j) Pro forma adjustments do not reflect charges related to non-qualified stock options, deemed to be "Cheap Stock", granted certain members of management under the Executive Stock Option Plan. The Company expects to record a total charge of approximately $1.4 million representing compensation cost related to the difference between the option price and the fair value of the shares at date of grant. The total charge will be charged to expense over ten years, the service period covered by the options, subject to earlier recognition if the vesting of the options is accelerated in accordance with their terms.



(2) Pro forma earnings per common share give effect to the pro forma adjustments described above the 80 to 1 stock split, issuance of 5,500,000 shares of Common Stock in the Offering and the Exchange Transaction as if each such transaction had occurred as of October 1, 1994. The weighted average number of common shares outstanding include options qualifying as common stock equivalents, deemed to be "Cheap Stock," related to the Company's Executive Stock Option Plan.

                               AEARO CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)




                                                                                PRO FORMA
                                                      COMPANY      PELTOR      ADJUSTMENTS
                                                     HISTORICAL   HISTORICAL    (NOTE 1)     PRO FORMA
                                                     ----------   ----------   -----------   ---------
ASSETS
Current Assets:
  Cash and cash equivalents.......................    $  2,447     $  6,273     $ (5,273)    $  3,447
  Accounts receivable, net........................      35,907        6,201           --       42,108
  Inventories.....................................      28,087        9,711        1,000       38,798
  Deferred and prepaid expenses...................       3,075        1,100           --        4,175
                                                      --------     --------     --------     --------
     Total current assets.........................      69,516       23,285       (4,273)      88,528
Property, Plant and Equipment, net................      54,111        6,550        2,500       63,161
Intangible Assets.................................      95,434           --       68,084      163,518
Other Assets......................................       7,120            8        1,300        8,428
                                                      --------     --------     --------     --------
     Total assets.................................    $226,181     $ 29,843     $ 67,611     $323,635
                                                      ========     ========     ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable...................................    $     --     $  5,910     $ (5,910)    $    --
  Current portion of long-term debt...............       7,039        2,952       (2,952)       7,039
  Accounts payable and accrued liabilities........      32,133        6,167        2,000       40,300
  U.S. and foreign income taxes...................         731        1,188       (2,600)        (681)
                                                      --------     --------     --------     --------
     Total current liabilities....................      39,903       16,217       (9,462)      46,658
                                                      --------     --------     --------     --------
Long-Term Debt....................................     149,073        1,070       48,672      198,815
                                                      --------     --------     --------     --------
Deferred Income Taxes.............................          --           40           --           40
                                                      --------     --------     --------     --------
Other Long-Term Liabilities.......................       2,860           --           --        2,860
                                                      --------     --------     --------     --------
Stockholders' Equity:
  Preferred stock.................................          --           --           --           --
  Common stock....................................           1          620         (619)           2
  Additional paid-in capital......................      32,652          896       44,745       78,293
  Retained earnings...............................       1,886       10,785      (15,510)      (2,839)
  Foreign currency translation adjustment.........        (194)         215         (215)        (194)
                                                      --------     --------     --------     --------
     Total stockholders' equity...................      34,345       12,516       28,701       75,262
                                                      --------     --------     --------     --------
     Total liabilities and stockholders' equity...    $226,181     $ 29,843     $ 67,611     $323,635
                                                      ========     ========     ========     ========


   See accompanying notes to unaudited pro forma consolidated balance sheet.

                               AEARO CORPORATION

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

(1) Pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet are summarized in the following table and are described in the notes below:


                                                       PURCHASE PRICE
                                                      ALLOCATION/PELTOR                      TOTAL
                                                        FINANCING(A)       OFFERINGS(B)   ADJUSTMENTS
                                                     -------------------   ------------   -----------
Cash...............................................        $ (5,273)         $     --       $ (5,273)
Inventories........................................           1,000                --          1,000
Property, plant and equipment......................           2,500                --          2,500
Intangible assets..................................          68,084                --         68,084
Deferred charges...................................           3,500            (2,200)         1,300
Notes payable......................................          (5,910)               --         (5,910)
Current portion of long-term debt..................          (2,952)               --         (2,952)
Accrued liabilities................................           2,000                --         (2,000)
U.S. and foreign income taxes......................              --            (2,600)        (2,600)
Senior secured revolving credit facility...........          85,600                --         85,600
Long-term loan.....................................           3,589            (5,517)        (1,928)
Subordinated notes.................................              --           (35,000)       (35,000)
Common Stock.......................................            (620)               --           (620)
Additional paid-in capital.........................            (896)           45,641         44,745
Retained earnings..................................         (10,785)           (4,725)       (15,510)
Foreign currency translation adjustment............            (215)               --           (215)


- ---------------
(a) Reflects the acquisition of assets and liabilities as follows:


    Cash paid to Peltor.......................................................  $81,100
    Acquisition costs.........................................................    4,500
                                                                                -------
              Total consideration and acquisition costs.......................   85,600
    Historical Cost of Net Assets Acquired....................................   12,516
                                                                                -------
      Excess of consideration paid over historical cost.......................  $73,084
                                                                                =======
    Allocation of Excess of Consideration Paid over Historical Cost:
      Inventories.............................................................  $ 1,000
      Property, plant and equipment, net......................................    2,500
      Deferred financing costs................................................    3,500
      Intangible assets.......................................................   68,084
      Accrued liabilities.....................................................   (2,000)
                                                                                -------
                                                                                $73,084
                                                                                =======


- ---------------
(b) Reflects the offering proceeds and uses as follows:


    Proceeds:
      Estimated Proceeds......................................................  $77,000
      Less -- Offering costs and expenses.....................................   (6,700)
                                                                                -------
                                                                                $70,300
                                                                                =======
    Uses:
      Preferred stock, including accrued dividends............................  $24,658
      Repayment of Notes, including a prepayment penalty of $4,375............   39,375
      Termination of Management Advisory Agreement............................      750
      Repayment of Term Loans.................................................    5,517
                                                                                -------
                                                                                $70,300
                                                                                =======


     The Company will record an extraordinary loss of approximately $4,000 or $.26 per share as a result of the prepayment penalty and write off of deferred financing costs associated with the early redemption of a portion of the Subordinated Notes and repayment of bank debt in the period in which the Notes are redeemed and bank debt is repaid. The Company also expects to record a $1,250 charge ($750 net of tax) in connection with the termination of its management advisory agreement with Vestar and Cabot in the same quarter.

     After the 80 for 1 stock split and increased share authorization described in Note 17 to Aearo Corporation's financial statements is effected, we expect to be in a position to render the following report.

                                                             Arthur Andersen LLP


July 8, 1996


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Aearo Corporation:

     We have audited the accompanying balance sheet of Aearo Corporation (a Delaware corporation) as of September 30, 1995, and the related statements of operations, stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aearo Corporation as of September 30, 1995, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.

Boston, Massachusetts

December 29, 1995 (except

for the matters discussed in
Note 17 as to which the

date is July      , 1996)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Aearo Inc.:

     We have audited the accompanying combined statement of operations, stockholders' equity and cash flows of Aearo Inc. (the Company) as of July 11, 1995, and for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Aearo Inc. for the period ended July 11, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
December 29, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders of
Aearo Inc.

     We have audited the accompanying combined balance sheet of Aearo Inc., formerly Cabot Safety Corporation (the "Predecessor") as of September 30, 1994 and the related combined statements of operations, cash flows, and stockholder's equity for the fiscal years ended September 30, 1994 and 1993. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Predecessor as of September 30, 1994, and the combined results of its operations and its cash flows for the fiscal years ended September 30, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
October 26, 1994

                          AEARO CORPORATION

                                         BALANCE SHEETS

                                     (DOLLARS IN THOUSANDS)

                                                              SEPTEMBER 30,
                                                        -------------------------      MARCH 31,
                                                           1994           1995            1996
                                                        (PREDECESSOR    (SUCCESSOR     (SUCCESSOR
                                                         COMPANY)       COMPANY)        COMPANY)
                                                        -----------     ---------     ------------
                                                                                      (UNAUDITED)
Current Assets:
  Cash and cash equivalents...........................    $  2,020       $  4,707       $  2,447
  Accounts receivable (net of reserve for doubtful
     accounts of $1,016 in 1994, $1,221 in 1995 and
     $1,165 at March 31, 1996)........................      26,739         28,586         35,907
  Inventories.........................................      27,985         25,914         28,087
  Deferred and prepaid expenses.......................         816          2,830          3,075
                                                          --------       --------       --------
          Total current assets........................      57,560         62,037         69,516
                                                          --------       --------       --------
Property, Plant and Equipment, net....................      32,448         53,069         54,111
Intangible Assets, net................................      66,072         92,445         95,434
Other Assets..........................................          --         10,712          7,120
Intercompany Balances Receivable......................      15,073             --             --
                                                          --------       --------       --------
          Total assets................................    $171,153       $218,263       $226,181
                                                          ========       ========       ========
Current Liabilities:
  Note payable to bank................................      25,000             --             --
  Current portion of long-term debt...................         167          5,837          7,039
  Accounts payable and accrued liabilities............      19,462         28,412         29,379
  Accrued interest....................................          --          3,090          2,754
  U.S. and foreign income taxes.......................       5,691            262            731
  Deferred income taxes...............................         735             --             --
                                                          --------       --------       --------
          Total current liabilities...................      51,055         37,601         39,903
                                                          --------       --------       --------
Long-term Debt........................................      76,761        146,460        149,073
Deferred Income Taxes.................................       7,883             --             --
Other Liabilities.....................................         250          2,248          2,860
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, $.01 par value --
     Authorized -- 200,000 shares
     Issued and outstanding -- 45,000 shares..........                         --             --
  Common stock, $.10 par value --
     Authorized -- 30,000 shares
     Issued and outstanding -- 9,500 shares...........           1             --             --
  Common stock, $.01 par value --
     Authorized -- 50,000,000 shares
     Issued and outstanding -- 8,000,000 shares.......                          1              1
  Additional paid-in capital..........................      21,228         32,530         32,652
  Retained earnings...................................      18,249           (584)         1,886
  Foreign currency translation adjustments............      (4,274)             7           (194)
                                                          --------       --------       --------
          Total stockholders' equity..................      35,204         31,954         34,345
                                                          --------       --------       --------
          Total liabilities and stockholders'
            equity....................................    $171,153       $218,263       $226,181
                                                          ========       ========       ========

   The accompanying notes are an integral part of these financial statements.

                               AEARO CORPORATION

                            STATEMENTS OF OPERATIONS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                              PREDECESSOR COMPANY
                                 -----------------------------------------------            SUCCESSOR COMPANY
                                   YEAR ENDED         FOR THE SIX                      ----------------------------
                                  SEPTEMBER 30,       MONTHS ENDED  PERIOD ENDED       PERIOD ENDED   FOR THE SIX
                                 ---------------      MARCH 31,       JULY 11,         SEPTEMBER 30,  MONTHS ENDED
                                 1993       1994          1995          1995               1995         MARCH 31,
                                 ----       ----      ------------  ------------       ------------       1996
                                                      (UNAUDITED)                                     ------------
                                                                                                       (UNAUDITED)

Net Sales....................  $169,608   $178,295      $97,704       $154,712            $47,900       $112,716
Cost of Sales (Note 3).......    96,651     99,532       55,182         87,674             29,319         62,340
                               --------   --------      -------       --------            -------       --------
        Gross profit.........    72,957     78,763       42,522         67,038             18,581         50,376
Selling and Administrative...    45,339     51,659       28,204         47,149             13,146         33,354
Research and Technical
  Services...................     2,277      2,733        1,585          2,273                551          1,593
Amortization Expense.........     5,692      5,593        2,801          4,361                838          1,956
Other Charges (Income),
  net........................        66        (45)          12           (233)                70             (3)
                               --------   --------      -------       --------            -------       --------
        Operating income.....    19,583     18,823        9,920         13,488              3,976         13,476
Interest Expense, net........     4,769      5,819        3,577          5,673              4,135          9,068
                               --------   --------      -------       --------            -------       --------
  Income (loss) before
    provision for income
    taxes and cumulative
    effect of accounting
    changes..................    14,814     13,004        6,343          7,815               (159)         4,408
Provision for Income Taxes...     5,695      5,018        2,343          3,009                425          1,938
                               --------   --------      -------       --------            -------       --------
  Income (loss) before
    cumulative effect of
    accounting changes.......     9,119      7,986        4,000          4,806               (584)         2,470
Cumulative Effect of
  Accounting Changes.........       303         --           --             --                 --             --
                               --------   --------      -------       --------            -------       --------
        Net income (loss)....  $  9,422   $  7,986      $ 4,000       $  4,806            $  (584)      $  2,470
                               ========   ========      =======       ========            =======       ========

   The accompanying notes are an integral part of these financial statements.

                          AEARO CORPORATION

                                 STATEMENTS OF STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            PREDECESSOR COMPANY
                                 ------------------------------------------       FOREIGN
                                                      ADDITIONAL                 CURRENCY
                                 PREFERRED   COMMON    PAID-IN     RETAINED     TRANSLATION
                                   STOCK     STOCK     CAPITAL     EARNINGS     ADJUSTMENTS    TOTAL
                                 ---------   ------   ----------   --------     -----------   --------
Balance, September 30, 1992.....   $ --       $  1     $21,228     $ 25,841       $  (920)    $ 46,150
  Foreign currency translation
     adjustments................     --         --          --           --        (4,617)      (4,617)
  Net income....................     --         --          --        9,422            --        9,422
                                   ----       ----     -------     --------       -------     --------
Balance, September 30, 1993.....     --          1      21,228       35,263        (5,537)      50,955
  Foreign currency translation
     adjustments................     --         --          --           --         1,263        1,263
  Net income....................     --         --          --        7,986            --        7,986
  Dividend paid.................     --         --          --      (25,000)           --      (25,000)
                                   ----       ----     -------     --------       -------     --------
Balance, September 30, 1994.....     --          1      21,228       18,249        (4,274)      35,204
  Foreign currency translation
     adjustments................     --         --          --           --            75           75
  Net income....................     --         --          --        4,806            --        4,806
                                   ----       ----     -------     --------       -------     --------
Balance, July 11, 1995..........   $ --       $  1     $21,228     $ 23,055       $(4,199)    $ 40,085
                                   ====       ====     =======     ========       =======     ========
                                                         SUCCESSOR COMPANY
  Issuance of common and
    preferred stock in
    connection with acquisition,
    net.........................   $ --       $  1     $32,530     $     --       $    --     $ 32,531
  Foreign currency translation
     adjustments................     --         --          --           --             7            7
  Net loss......................     --         --          --         (584)           --         (584)
                                   ----       ----     -------     --------       -------     --------
Balance, September 30, 1995.....     --          1      32,530         (584)            7       31,954
  Repayment of shareholders
     notes......................     --         --         122           --            --          122
  Foreign currency translation
     adjustment.................     --         --          --           --          (201)        (201)
  Net income....................     --         --          --        2,470            --        2,470
                                   ----       ----     -------     --------       -------     --------
Balance, March 31, 1996
  (unaudited)...................   $ --       $  1     $32,652     $  1,886       $  (194)    $ 34,345
                                   ====       ====     =======     ========       =======     ========

   The accompanying notes are an integral part of these financial statements.

                               AEARO CORPORATION

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)




                                                              PREDECESSOR COMPANY                         SUCCESSOR COMPANY
                                               -------------------------------------------------     ----------------------------
                                                   YEAR ENDED        FOR THE SIX                                     FOR THE SIX
                                                  SEPTEMBER 30,      MONTHS ENDED   PERIOD ENDED     PERIOD ENDED    MONTHS ENDED
                                               -------------------     MARCH 31,      JULY 11,       SEPTEMBER 30,    MARCH 31,
                                                 1993       1994         1995           1995             1995            1996
                                                 ----       ----     ------------   ------------     -------------   ------------
                                                                      (UNAUDITED)                                     (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)..........................  $  9,422   $  7,986      $ 4,000       $  4,806         $    (584)       $ 2,470
  Adjustments to reconcile net income (loss)
    to cash provided by operating
    activities --
    Depreciation and amortization............    11,773     11,743        6,318          9,216             2,092          6,058
    Deferred income taxes....................     2,847      1,941          194          1,851                --             --
    Cumulative effect of accounting
      changes................................      (303)        --           --             --                --             --
    Other, net...............................       522        365          143            160               (27)            20
    Changes in assets and liabilities --
      Accounts receivable....................       702     (2,111)      (2,198)          (410)           (1,523)        (6,225)
      Inventory..............................     2,574     (3,611)      (1,235)           903             4,190           (911)
      Accounts payable and accruals..........    (2,062)     1,069       (1,055)           991             7,229         (1,751)
      Other, net.............................       369        542        1,366         (3,610)             (368)         1,479
                                               --------   --------      -------       --------         ---------        -------
        Net cash provided by operating
          activities.........................    25,844     17,924        7,533         13,907            11,009          1,140
                                               --------   --------      -------       --------         ---------        -------
Cash Flows from Investing Activities:
  Cash paid for Cabot Safety Corporation and
    Eastern..................................        --         --           --             --          (169,200)        (6,636)
  Eastern escrow deposit.....................        --         --           --             --            (3,000)         3,000
  Additions to property, plant and
    equipment................................    (9,040)    (4,548)      (5,320)       (10,448)           (2,719)        (4,040)
  Proceeds provided by disposals of property,
    plant and equipment......................       154         34            4              4                --             --
                                               --------   --------      -------       --------         ---------        -------
        Net cash used by investing
          activities.........................    (8,886)    (4,514)      (5,316)       (10,444)         (174,919)        (7,676)
                                               --------   --------      -------       --------         ---------        -------
Cash Flows from Financing Activities:
  Issuance of common and preferred stock in
    connection with acquisition, net.........        --         --           --             --            32,531             --
    Proceeds from sale of notes..............        --         --           --             --           100,000             --
  Proceeds from term loan....................        --         --           --             --            45,000             --
  Proceeds from revolving credit facility,
    net......................................        --         --           --             --             3,800          6,800
  Payment of financing costs.................        --         --           --             --           (11,382)            --
  Repayment of term loan.....................        --         --           --             --            (1,249)        (2,480)
  Proceeds from issuance of note payable to
    bank.....................................        --     25,000           --             --                --             --
  Repayment of external long-term debt.......      (131)      (161)         (49)          (122)             (109)           (75)
  Increase (repayment) of note payable to
    Cabot Corporation, net...................   (10,054)    (5,340)       5,338          1,412                --             --
  Increase in intercompany receivables,
    net......................................    (5,644)    (8,137)      (6,898)        (5,381)               --             --
  Dividend paid..............................        --    (25,000)          --             --                --             --
  Repayment of shareholder notes.............        --         --           --             --                --            123
                                               --------   --------      -------       --------         ---------        -------
        Net cash (used) provided by financing
          activities.........................   (15,829)   (13,638)      (1,609)        (4,091)          168,591          4,368
                                               --------   --------      -------       --------         ---------        -------
Effect of Exchange Rate Changes on Cash......      (656)       886          376             78                26            (92)
                                               --------   --------      -------       --------         ---------        -------
Increase (Decrease) in Cash and Cash
  Equivalents................................       473        658          984           (550)            4,707         (2,260)
Cash and Cash Equivalents, beginning of
  period.....................................       889      1,362        2,020          2,020                --          4,707
                                               --------   --------      -------       --------         ---------        -------
Cash and Cash Equivalents, end of period.....  $  1,362   $  2,020        3,004       $  1,470         $   4,707          2,447
                                               ========   ========      =======       ========         =========        =======
Noncash Investing and Financing Activities:
  Capital lease obligations..................  $    450   $     71      $    --       $    128         $      --        $    --
                                               ========   ========      =======       ========         =========        =======
Cash Paid for:
  Interest...................................  $    342   $  1,661      $ 1,041       $  1,734         $     794        $ 8,914
                                               ========   ========      =======       ========         =========        =======
  Income taxes...............................  $  2,980   $  3,013      $   640       $  2,265         $      37        $   407
                                               ========   ========      =======       ========         =========        =======


   The accompanying notes are an integral part of these financial statements.

                               AEARO CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  BASIS OF PRESENTATION


     For periods prior to July 11, 1995, the accompanying financial statements represent the combined results and financial position of Aearo Company (formerly Cabot Safety Corporation) and certain affiliates (Predecessor) all of which were wholly owned by Cabot Corporation (Cabot). On July 11, 1995, Cabot sold substantially all of the assets and certain liabilities of the Predecessor to Aearo Corporation (formerly Cabot Safety Holdings, Inc.) as described in Note 3 (Formation Acquisition). Financial statements for periods subsequent to July 11, 1995 represent the consolidated financial statements of Aearo Corporation and subsidiaries (Successor). References to the Company refer to the Predecessor prior to the Formation Acquisition and the Successor postacquisition.



     Separate financial statements of Aearo Company are not presented because they do not provide any additional information from what is presented in the financial statements of Aearo Corporation that would be material to the holders of the senior subordinated notes (see Note 8).


     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly, in accordance with generally accepted accounting principles, the Company's financial position, results of operations and cash flows for the interim periods presented. Such adjustments consisted of only normal recurring items. The results of operations for the interim periods shown in this report are not necessarily indicative of results for any future interim period or for the entire year. These condensed consolidated financial statements do not include all disclosures associated with annual financial statements and accordingly should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10K.

(2)  ORGANIZATION

     The Company manufactures and sells personal safety equipment, as well as energy-absorbing, vibration-damping and impact-absorbing products for industrial noise control and environment enhancement. Included in personal safety equipment are hearing protection, safety eyewear and respiratory equipment.

     Prior to 1990, Cabot operated its domestic and foreign safety products and noise control businesses in several subsidiaries and divisions. During 1990, Cabot contributed the capital stock and net assets of its E-A-R division to the Company. In April 1990, Cabot purchased the assets of AOSafety, the Safety Products Division of American Optical Corporation.

(3)  ACQUISITION AND FINANCING


     Aearo Corporation was formed by Vestar Equity Partners, L.P. (Vestar) in June 1995 to effect the acquisition of substantially all of the assets and liabilities of Aearo Company and its subsidiaries (the Acquisition). Aearo Company was wholly owned by Cabot prior to the Acquisition. The acquisition closed on July 11, 1995, when Aearo Corporation acquired substantially all of the assets and certain liabilities of Aearo Company for cash, preferred stock and a 42.5% common equity interest in Aearo Corporation, as more fully described in Note 13. Aearo Corporation immediately contributed the acquired assets and liabilities to Aearo Company, a wholly owned subsidiary of Aearo Corporation, pursuant to an asset transfer agreement dated June 13, 1995. Aearo Corporation has no other material assets, liabilities or operations other than those that result from its ownership of the common stock of Aearo Company

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The total financing related to the Formation Acquisition was $217.5 million
(including transaction fees and expenses of $11.2 million), subject to final closing adjustments, as defined, including the assumption of certain debt. A summary of the Formation Acquisition financing is as follows (in millions):

        Implied fair value of equity issued to Cabot(a).....................  $ 65.0
        Issuance of stockholder loans.......................................    (0.9)
        Borrowings under revolving credit facility..........................     2.5
        Borrowings under term loans.........................................    45.0
        Borrowings under notes..............................................   100.0
        Assumed debt........................................................     4.8
        Closing adjustment payable to Cabot.................................     1.1
                                                                              ------
                                                                              $217.5
                                                                              ======

- ---------------
     (a) The implied fair value of equity represents the implicit fair value of Aearo Corporation's equity based on the cash paid by Vestar and management for their equity interest in Aearo Corporation. The actual amount recorded for Aearo Corporation's equity was reduced by approximately $31.5 million to reflect predecessor basis for the portion of equity retained by Cabot.

     The Acquisition has been accounted for as a purchase transaction effective as of July 11, 1995, in accordance with Accounting Principles Board Opinion No. 16, Business Combinations, and EITF Issue No. 88-16, Basis in Leveraged Buyout Transactions, and accordingly, the consolidated financial statements for the periods subsequent to July 11, 1995 reflect the purchase price, including transaction costs, allocated to tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values as of July 11, 1995, which may be revised at a later date. The valuation of assets and liabilities acquired reflect carryover basis for the percentage ownership retained by Cabot.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The preliminary allocation of the $206.1 million purchase price plus $2.1 million of direct acquisition costs is summarized as follows (in millions):


    Cash paid to Cabot..........................................................  $169.2
    Debt assumed................................................................     4.8
    Closing adjustment payable to Cabot.........................................     1.1
    Fair value of 42.5% equity interest in Holdings issued to Cabot.............    31.0
                                                                                  ------
              Total.............................................................   206.1
    Direct acquisition costs....................................................     2.1
                                                                                  ------
              Total consideration and direct acquisition costs..................   208.2
    Predecessor historical cost of net assets acquired..........................   134.0
                                                                                  ------
              Excess of consideration paid over predecessor historical cost.....    74.2
    Less -- Adjustment to reflect predecessor basis for the 42.5% equity
      interest retained by Cabot................................................    31.5
                                                                                  ------
              Fair market value step up.........................................    42.7
    Debt issuance costs.........................................................     9.3
                                                                                  ------
              Net adjustment....................................................  $ 52.0
                                                                                  ======
    Allocation of net adjustment --
      Inventories...............................................................  $  3.6
      Property, plant and equipment, net........................................    13.6
      Intangible assets.........................................................    31.7
      Deferred charges..........................................................     9.3
      Liabilities and other.....................................................    (6.2)
                                                                                  ------
                                                                                  $ 52.0
                                                                                  ======

     The $3.6 million allocated to inventory was charged to cost of sales in the period ended September 30, 1995.

(4)  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. The significant accounting policies of the Company are described below.

     PRINCIPLES OF COMBINATION AND CONSOLIDATION


     The combined financial statements of the Company for the period ended July 11, 1995 and the years ended September 30, 1994 and 1993 include Aearo Company and the results of certain affiliates of the Company whose operations are partially or exclusively related to the business of the Company. All significant transactions and balances between affiliates have been eliminated. Transactions with Cabot and its subsidiaries are reflected as intercompany balances.


     The consolidated financial statements of the Company for the period ended September 30, 1995 include the accounts of Holdings and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     RISKS AND UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all time deposits and short-term investments with an original maturity of three months or less at time of purchase to be cash equivalents.

     FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company's foreign operations are translated at year-end exchange rates. Revenues and expenses are translated at the average rate during the year. Foreign currency gains and losses arising from transactions are reflected in net income. Balance sheet translation gains and losses are reflected as a separate component of stockholders' equity.

     INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is calculated using the straight-line method based on estimated economic useful lives. Expenditures for maintenance and repairs and minor renewals are charged to expense.

     Property, plant and equipment and their estimated useful lives consist of the following:

  ASSET CLASSIFICATION         ESTIMATED USEFUL LIFE
  --------------------         ---------------------
Buildings                           25-40 Years
Leasehold improvements      Life of the lease or useful
                             life, whichever is shorter
Machinery and equipment              3-10 Years
Furniture and fixtures               3-10 Years

     Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from the financial statements, and any resultant gain or loss is recognized.

     INCOME TAXES

     For the period ended September 30, 1995, the Company will file a consolidated federal income tax return. The Company will file a consolidated federal income tax return with Cabot for the period ended July 11, 1995 as in each of the fiscal years ended September 30, 1994 and 1993. The provision for federal income taxes reflected in these financial statements has been determined as if the Company filed a separate federal income tax return. Deferred taxes are recorded to reflect the

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

     In 1993, the Company adopted Statement of Financial Standards (SFAS) No. 109, Accounting for Income Taxes, retroactive to October 1, 1992. Under the new method, deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.


     A summary of the estimated lives by major category of intangible assets at March 31, 1996 is as follows:



Goodwill...................                       25 Years
Patents....................                       17 Years
Non-compete agreement......    Life of agreement (5 years at March 31, 1996)
Trademarks, Tradenames and
  Other....................             Various from 15 to 25 Years


     INTANGIBLE ASSETS

     Intangible assets consist primarily of the costs of patents and trademarks purchased in business acquisitions. Intangible assets are amortized on the straight-line basis over either 25 years or an estimated useful life, whichever is shorter.

     The Company accounts for long-lived and intangible assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. The Company continually reviews its intangible assets for events or changes in circumstances which might indicate the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of the assets by determining whether the amortization of such intangibles over their remaining lives can be recovered through projected undiscounted future results. The amount of impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. At September 30, 1995, no such impairment of assets was indicated.

     DEFERRED FINANCING COSTS

     Deferred financing costs are stated at cost as a component of other assets and amortized over the life of the related debt using the effective interest method. Amortization of deferred financing costs is included in interest expense.

     NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share has been computed by dividing net income
(loss) for the period by the weighted average number of common shares outstanding during the period.

     RECLASSIFICATION

     Certain prior year balances have been reclassified to conform with the current year's presentation.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5)  INVENTORIES

     Inventories consisted of the following (dollars in thousands):

                                                SEPTEMBER 30,     SEPTEMBER 30,      MARCH 31,
                                                    1994              1995             1996
                                                 PREDECESSOR        SUCCESSOR        SUCCESSOR
                                                   COMPANY           COMPANY          COMPANY
                                                -------------     -------------     -----------
    Raw materials.............................     $ 8,711           $ 8,371          $10,606
    Work in process...........................       5,094             3,332            3,598
    Finished goods............................      14,180            14,211           13,883
                                                   -------           -------          -------
                                                   $27,985           $25,914          $28,087
                                                   =======           =======          =======

(6)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following (dollars in thousands):

                                                           SEPTEMBER 30
                                                     -------------------------      MARCH 31,
                                                        1994           1995           1996
                                                     PREDECESSOR     SUCCESSOR      SUCCESSOR
                                                       COMPANY        COMPANY        COMPANY
                                                     -----------     ---------     -----------
    Land...........................................    $ 1,028        $ 2,167        $ 2,167
    Buildings and improvements.....................     15,022          9,184          9,369
    Machinery and equipment........................     40,372         29,127         30,612
    Furniture and fixtures.........................      4,644          2,709          3,639
    Construction in progress.......................      2,597         11,381         14,652
                                                       -------        -------        -------
                                                        63,663         54,568         60,439
    Less -- Accumulated depreciation...............     31,215          1,499          6,328
                                                       -------        -------        -------
                                                       $32,448        $53,069        $54,111
                                                       =======        =======        =======

(7)  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consisted of the following at September 30 (dollars in thousands):

                                                           SEPTEMBER 30
                                                     -------------------------      MARCH 31,
                                                        1994           1995           1996
                                                     PREDECESSOR     SUCCESSOR      SUCCESSOR
                                                       COMPANY        COMPANY        COMPANY
                                                     -----------     ---------     -----------
    Accounts payable -- trade......................    $ 9,322        $13,208        $13,437
    Accrued liabilities --
      Employee compensation and benefits...........      5,395          5,745          7,070
      Other........................................      4,745          9,459          8,872
                                                       -------        -------        -------
                                                       $19,462        $28,412        $29,379
                                                       =======        =======        =======

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8)  DEBT

     The long-term debt balances consisted of the following at (dollars in thousands):

                                                          SEPTEMBER 30,
                                                    -------------------------      MARCH 31,
                                                       1994           1995           1996
                                                    PREDECESSOR     SUCCESSOR      SUCCESSOR
                                                      COMPANY        COMPANY        COMPANY
                                                    -----------     ---------     -----------
    Revolving credit facility.....................    $    --        $  3,800       $ 10,600
    Term loans, due 2000..........................         --          43,784         40,839
    Senior subordinated notes, due 2005, 12.5%....         --         100,000        100,000
    Note payable to Cabot Corporation.............     72,193              --             --
    Note payable, other...........................         --              53             49
    Mortgage note, due 1995 -- 2006, 10.1%........      2,577           2,539          2,520
    Industrial Revenue Bonds, due 1995 -- 2003,
      6.4% less advance deposit of $121,715.......        663             600            598
    Industrial Revenue Bonds, due 2002, 13.0%.....      1,000           1,000          1,000
    Capitalized lease obligations --
      Lease term 1995 -- 2003, 6.5%...............        405             363            347
      Lease term 1995 -- 1997, 8.9%...............         90              58             42
      Lease term 1995 -- 1998, 9.0%...............         --             100             85
      Lease term 1995 -- 1999.....................         --              --             32
                                                      -------        --------       --------
                                                       76,928         152,297        156,112
                                                      -------        --------       --------
    Less -- Current portion of long-term debt.....        167           5,837          7,039
                                                      -------        --------       --------
              Total...............................    $76,761        $146,460       $149,073
                                                      =======        ========       ========

Revolving Credit and Term Loans


     In July 1995, Aearo Company entered into a credit agreement (the Agreement) that provides for secured borrowings from a syndicate of lenders consisting of
(i) a five-year revolving credit facility providing for up to $25.0 million in revolving loans, $5.0 million of which may be used for letters of credit (the Revolving Credit Facility) and (ii) a term loan facility providing for $45.0 million in term loans, consisting of a $28.5 million U.S. term loan, a $4.5 million term loan designated in Canadian dollars and a $12.0 million term loan designated in Sterling (collectively, the Term Loans).


     Amounts outstanding under the Term Loans currently bear interest, payable quarterly in arrears, at a rate equal to the sum of the Eurodollar rate plus 2%. At September 30, 1995, the rates on the Term Loans were 7.9% for the U.S. term loan, 8.4% for the Canadian term loan and 8.8% for the Sterling term loan. The weighted average interest rates paid during 1995 were 7.9%, 8.5% and 8.7% for the US term loan, Canadian term loan and Sterling term loan, respectively.


     Principal on the Term Loans is being paid in quarterly installments through March 31, 2000 on the U.S. and Sterling term loans, and the principal on the Canadian term loan is due on July 11, 2000. Aearo Corporation has the option to convert all or a portion of the outstanding principal amount of Term Loans into either a Eurodollar rate or a reference-rate loan. The amount outstanding at September 30, 1995 on the Term Loans was $43.8 million.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     Under the Revolving Credit Facility, only the U.S. and UK entities are permitted to borrow funds. Interest on borrowings under the Revolving Credit Facility is payable in arrears at a rate equal to either the sum of .75% plus the reference rate or 2% plus the Eurodollar rate. At September 30, 1995, the rate on the Revolving Credit Facility was 9.5%. At September 30, 1995, Aearo Company had $3.8 million outstanding on the Revolving Credit Facility. During the period from July 11, 1995 to September 30, 1995, the maximum amount outstanding under the Revolving Credit Facility was $5.5 million with the average amount being $2.7 million. The weighted average interest rate paid during 1995 was 9.5%.



     The Revolving Credit Facility also requires Aearo Company to pay a commitment fee on the average daily aggregate unutilized portion of the Revolving Credit Facility at a rate of .50% per annum. The fee is payable quarterly in arrears as well as a commission on trade and standby letters of credit of 2% per annum of the amount to be drawn under the Agreement. Amount outstanding under the revolving credit are due on July 11, 2000.



     Under the terms of the Agreement, Aearo Company is required to comply with a number of affirmative and negative covenants. Among other things, Aearo Company must satisfy certain financial covenants and ratios, including interest coverage ratios, leverage ratios and fixed charge coverage ratios. The Agreement also imposes limitations on certain business activities of Aearo Company. The Agreement restricts, among other things, the incurrence of additional indebtedness, creation of certain liens, sales of certain assets and limitations on transactions with affiliates. As of September 30, 1995, Aearo Company is in compliance with the covenants of the Agreement. The Agreement is unconditionally guaranteed by Aearo Corporation and secured by first priority security interests in substantially all the capital stock and tangible and intangible assets of the Company.


Senior Subordinated Notes


     In connection with the acquisition, Aearo Company issued $100.0 million of Senior Subordinated Notes due 2005 (the Subordinated Notes). The Subordinated Notes are unsecured obligations of Aearo Company. The Subordinated Notes bear interest at a rate of 12.5% per annum and are payable semiannually on each January 15 and July 15 commencing on January 15, 1996.



     The Subordinated Notes are redeemable at the option of Aearo Company, on or after July 15, 2000. From and after July 15, 2000, the Subordinated Notes will be subject to redemption at the option of Aearo Company, in whole or in part, at various redemption prices, declining from 106.3% of the principal amount to par on and after July 15, 2004. In addition, on or prior to July 15, 1998, the Company may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the Subordinated Notes originally issued at a redemption price of 112.5% of the principal amount thereof plus accrued interest to the date of redemption.



     The Subordinated Note indenture contains affirmative and negative covenants and restrictions similar to those required under the terms of the Agreement discussed above. As of September 30, 1995, Aearo Company is in compliance with the various covenants of the Subordinated Note agreement. The Subordinated Notes are unconditionally guaranteed on an unsecured, senior subordinated basis by Aearo Corporation.


Other Obligations

     As of December 31, 1993, the Company borrowed $25,000,000 through an unsecured note payable to a bank. The note, as amended, is due September 30, 1995 and includes provisions

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

regarding minimum net worth requirements and certain expenditure and indebtedness limitations. Interest is payable at either the Base Rate or Eurodollar Rate, as defined, at the option of the Company. The weighted average interest rates for fiscal 1994 and the period ended July 11, 1995 were, 6.88% and 7.78%, respectively. The note was not acquired by Aearo Corporation in the Acquisition.

     During 1990, the Company borrowed $118,000,000 from Cabot Corporation to finance the purchase of the Safety Products Division of American Optical Corporation under a revolving credit arrangement. Interest is accrued monthly, and is based on the prime rate; accordingly, the stated value of this variable rate debt approximates its market value. Annually, accrued interest is added to the note principal. The weighted average interest rates for fiscal 1993, 1994 and the period ended July 11, 1995 were 6.0%, 6.61% and 8.66%, respectively. This debt was not acquired by Aearo Corporation in the Acquisition.

     In 1991, the Company purchased and mortgaged land and a building previously leased. The mortgage provides for monthly payments of $24,498 for principal and interest at 10.125% per annum through 2006, at which time the remaining principal balance of $1,853,000 will be due. The property purchased is pledged as collateral. The net book value of such property was approximately $3,264,000 and $3,757,000 at September 30, 1995 and 1994, respectively.

     In connection with the purchase in 1989 of Specialty Composites Corporation, the Company assumed the liability for State of Delaware Industrial Development Bonds, which are due in series through 2003, bear interest at an average annual rate of approximately 6.38%, and provide for annual payments averaging $117,500, including principal and interest, through 2003. All property, plant and equipment purchased with the original proceeds of the bonds is pledged as collateral. The net book value of such property was approximately $1,971,000 and $1,432,000 at September 30, 1995 and 1994, respectively.

     In 1982, an acquisition of land and building was financed in part by an Indianapolis, Indiana, Industrial Revenue Bond Obligation. The Bond provides for semiannual payments of $65,000 and interest at 13.0% per annum through 2002, at which time the principal amount of $1,000,000 will be due. All property, plant and equipment purchased with the original proceeds of the bond are pledged as collateral. The net book value of such property was approximately $3,433,000 and $3,222,000 at September 30, 1995 and 1994, respectively.

     In 1993, the Company entered into a 10-year lease agreement for a new safety eyewear production facility with discounted aggregate minimum lease payments of $450,000.

     The following is a summary of maturities of all of the Company's debt obligations due after September 30, 1995 (in thousands):

                                                                             AMOUNT
                                                                             ------
        1996.............................................................   $  5,837
        1997.............................................................      8,347
        1998.............................................................     10,206
        1999.............................................................     10,345
        2000.............................................................     10,100
        Thereafter.......................................................    107,462
                                                                            --------
                                                                            $152,297
                                                                            ========

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(9)  INTEREST EXPENSE, NET

     Interest expense (income) comprises the following items (dollars in thousands):

                                                 PREDECESSOR COMPANY
                                          ----------------------------------
                                                                                   SUCCESSOR
                                             YEAR ENDED                             COMPANY
                                            SEPTEMBER 30,       PERIOD ENDED     PERIOD ENDED
                                          -----------------       JULY 11,       SEPTEMBER 30,
                                           1993       1994          1995             1995
                                          ------     ------     ------------     -------------
    Expense --
      Note payable to Cabot
         Corporation....................  $5,229     $5,143        $ 5,058           $   --
      External..........................     354      1,663          1,802            4,160
                                          ------     ------        -------           ------
         Total interest expense.........   5,583      6,806          6,860            4,160
                                          ------     ------        -------           ------
    Income --
      Intercompany......................    (788)      (971)        (1,164)              --
      External..........................     (26)       (16)           (23)             (25)
                                          ------     ------        -------           ------
         Total interest income..........    (814)      (987)        (1,187)             (25)
                                          ------     ------        -------           ------
    Interest expense, net...............  $4,769     $5,819        $ 5,673           $4,135
                                          ======     ======        =======           ======

(10)  EMPLOYEE BENEFIT PLANS


     The Company has two noncontributory defined benefit pension plans, the Aearo Company Employees Retirement Account Plan (the Aearo Plan), which is a cash balance plan, and the E-A-R Specialty Composites Division of Aearo Company Non-Union Employees Retirement Plan (the Specialty Composites Plan). Benefits provided under these plans are primarily based on years of service and the employee's compensation.


     The Aearo Plan, effective May 1, 1990, covers most employees in the United States and is funded quarterly based on actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. Plan assets are invested in a portfolio consisting primarily of debt and equity securities. The Specialty Composites Plan resulted from a 1989 acquisition. As of March 31, 1989, the benefits under this plan were frozen. Plan assets are invested in money market and fixed-income investments.

     Net periodic pension cost for these plans comprises the following elements
(dollars in thousands):

                                                 PREDECESSOR COMPANY
                                           --------------------------------
                                                                                  SUCCESSOR
                                             YEAR ENDED                            COMPANY
                                            SEPTEMBER 30,      PERIOD ENDED     PERIOD ENDED
                                           ---------------       JULY 11,       SEPTEMBER 30,
                                           1993      1994          1995             1995
                                           -----     -----     ------------     -------------
    Service cost.........................  $ 914     $ 911         $ 748            $ 217
    Interest cost........................    241       285           272               79
    Return on plan assets................     (2)     (143)         (527)            (251)
    Net amortization and deferral........   (219)     (143)          207              160
                                           -----     -----         -----            -----
      Net periodic pension cost..........  $ 934     $ 910         $ 700            $ 205
                                           =====     =====         =====            =====

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The following table sets forth the funded status of the pension plans at September 30 (dollars in thousands):

                                                                     1994           1995
                                                                  PREDECESSOR     SUCCESSOR
                                                                    COMPANY        COMPANY
                                                                  -----------     ---------
    Actuarial present value of benefit obligations --
      Vested benefit obligation.................................    $(3,847)       $(5,471)
                                                                    =======        =======
      Accumulated benefit obligation............................    $(4,696)       $(6,592)
                                                                    =======        =======
      Projected benefit obligation..............................    $(4,696)       $(6,592)
      Plan assets at fair value.................................      4,112          5,697
                                                                    -------        -------
              Excess of projected benefit obligation over plan
                assets..........................................       (584)          (895)
    Unrecognized net loss.......................................        309             --
    Unrecognized net assets at transition.......................        (67)            --
    Additional minimum liability................................       (108)            --
                                                                    -------        -------
    Pension liability (included in accrued liabilities).........    $  (450)       $  (895)
                                                                    =======        =======

     At September 30, 1995, the pension liability of $895,000 comprised a liability of $911,000 related to the Aearo Plan and a prepaid pension asset of $16,000 related to the Specialty Composites Plan. The pension liability of $450,000 at September 30, 1994 comprised a liability of $686,000 related to the Aearo Plan and a prepaid pension asset of $236,000 related to the Specialty Composites Plan.

     The following weighted average rates were used in the calculations at September 30:

                                                                     1994           1995
                                                                  PREDECESSOR     SUCCESSOR
                                                                    COMPANY        COMPANY
                                                                  -----------     ---------
    Discount rate -- projected benefit obligation...............      8.0%            6.5%
    Expected rate of return on plan assets......................      8.6             8.5
    Assumed rate of increase in compensation....................      4.0             4.0

     In addition, the Company has an unfunded, noncontributory defined benefit pension plan, the Aearo Inc. Supplemental Executive Retirement Plan (the SERP
Plan) which is also a cash balance plan. The SERP Plan, effective January 1, 1994, covers certain employees in the United States. The costs to the Company for this Plan were $9,000, $32,000 and $25,000 for the periods ended September 30, 1995, July 11, 1995 and the year ended September 30, 1994.


     A 401(k) plan, the Aearo Company Sound Savings Plan, was established as of May 1, 1990. Employees can join the plan after six months of service, during which they work at least 500 hours and may contribute up to 15% of their compensation. The Company contributes amounts equal to 40% of the employee's contribution to a maximum of 2% of the employee's pay. The costs to the Company for this Plan were $100,000, $345,000, $365,000 and $323,000 for the periods ended September 30, 1995, July 11, 1995 and the years ended September 30, 1994 and 1993, respectively.


     The Company has a defined contribution savings plan for U.K. employees, under which eligible employees are allowed to contribute up to 15% of their compensation. The Company contributes 5% of pay for all eligible employees and additional amounts equal to 40% of the employee's contribution to a maximum of 2% of the employee's pay. For the periods ended September 30, 1995, July 11,

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1995 and the years ended September 30, 1994 and 1993, the Company contributed approximately $27,000, $79,000, $111,000 and $103,000, respectively.

  Postretirement Benefits

     The Company does not provide defined benefit postretirement plans for retirees after age 65. All employees who elect early retirement at age 62 or older are eligible to receive life insurance coverage that terminates on their 65th birthday. In addition, employees who were age 55 or older with 10 years of service as of April 1, 1990 are eligible to receive limited health care and life insurance coverage for themselves and their eligible dependents upon early retirement at age 62 or older. These coverages terminate on the 65th birthday of the retiree or his or her spouse. The health care benefit is a fixed dollar contribution and the life insurance benefit is a fixed coverage amount.

     Effective October 1, 1992, the Company adopted the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which requires accrual of these benefits during the years an employee provides service. Prior to October 1, 1992, the expense for these benefits was recognized as the actual costs or insurance premiums were incurred. As of October 1, 1992, the cumulative effect of adopting SFAS No. 106 was a $139,000 after-tax charge.

     As of September 30, 1995 and 1994, the accrued periodic postretirement benefit cost was $215,000 and $250,000, respectively.

(11)  RELATED PARTY TRANSACTIONS

     An annual management fee, which is to be shared by Cabot and Vestar, will be paid in aggregate amounts with respect to each fiscal year equal to the greater of (i) $400,000 or (ii) 1.25% of the consolidated net income of the Company and its subsidiaries before cash interest, taxes, depreciation and amortization for such fiscal year. This annual management fee is shared by Cabot and Vestar based on their relative equity ownership of the Company. At September 30, 1995, the Company has accrued $88,000 related to the management fee. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet.


     The Company and Cabot have entered into an arrangement relating to certain respirator claims asserted after the Acquisition whereby, so long as the Company pays to Cabot an annual fee of $400,000, Cabot will retain responsibility and liability for, and indemnify the Company against, certain legal claims alleged to arise out of the use of repirators manufactured prior to July 1995. The Company has the right to discontinue the payment of such annual fee at any time, in which case the Company will assume responsibility for and indemnify Cabot with respect to such claims.


     Certain management investors (Management Investors) borrowed $934,000 to fund a portion of the purchase price of Common Stock to be issued to such management investors in connection with the Acquisition. Such loans are secured by Common Stock, purchased with the proceeds thereof, are expected to have a term of approximately 10 years, will bear interest at an annual rate determined pursuant to Section 7872(f)(2) of the 1986 IRC, and will be subject to mandatory prepayment in the event the employment of such management investors terminates.

     Prior to the Acquisition, the Company engaged in various transactions with Cabot and its affiliates that are characteristic of a combined group under common control. Cabot had historically provided the Company with various financial and administrative functions and services, including the continued participation of the Company in certain insurance policies maintained by Cabot, for which

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

the Company is charged associated direct costs and expenses. In addition, certain indirect administrative costs were allocated to the various business units of Cabot, including the Company, principally based on a formula that considered such proportionate variables as revenue, payroll and property balances. Administrative costs of doing business on a stand-alone basis may have been significantly different. Cabot also provided financing and cash management for the Company through a centralized treasury system.

     Operating expenses, as described above, were $1,728,000, $1,832,000 and $1,313,000 for the period ended July 11, 1995 and the years ended September 30, 1994 and 1993, respectively.

     At September 30, 1994, the net amount of $57,120,000 owed to Cabot is included on the combined balance sheet in long-term debt of $72,193,000 and net intercompany balances receivable of $15,073,000.

(12)  INCOME TAXES

     In 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes, retroactive to October 1, 1992. The cumulative effect of this adoption resulted in an increase to net income for the year ended September 30, 1993 of approximately $442,000.

     Income before income taxes and cumulative effect of accounting changes is as follows (dollars in thousands):

                                                PREDECESSOR COMPANY
                                          ----------------------------------       SUCCESSOR
                                                                                    COMPANY
                                            YEAR ENDED                           -------------
                                           SEPTEMBER 30,        PERIOD ENDED     PERIOD ENDED
                                          ---------------         JULY 11,       SEPTEMBER 30,
                                          1993       1994           1995             1995
                                          ----       ----       ------------     -------------
    Domestic..........................  $ 6,936     $ 5,253        $(1,258)         $(1,064)
    Foreign...........................    7,878       7,751          9,073              905
                                        -------     -------        -------          -------
              Total...................  $14,814     $13,004        $ 7,815          $  (159)
                                        =======     =======        =======          =======

     A summary of taxes on income is as follows (dollars in thousands):

                                                PREDECESSOR COMPANY
                                          ----------------------------------        SUCCESSOR
                                                                                     COMPANY
                                            YEAR ENDED                             ------------
                                           SEPTEMBER 30,        PERIOD ENDED       PERIOD ENDED
                                          ----------------       JULY 11,          SEPTEMBER 30,
                                          1993        1994          1995               1995
                                          ----        ----      ------------       ------------
    U.S. Federal and State --
      Current.........................   $  510      $   36        $(2,335)            $ 47
      Deferred........................    2,264       1,986          1,851               --
                                         ------      ------        -------             ----
              Total...................    2,774       2,022           (484)              47
                                         ------      ------        -------             ----
    Foreign --
      Current.........................    2,338       3,041          3,493              378
      Deferred........................      583         (45)            --               --
                                         ------      ------        -------             ----
                                          2,921       2,996          3,493              378
                                         ------      ------        -------             ----
              Total...................   $5,695      $5,018        $ 3,009             $425
                                         ======      ======        =======             ====

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate is as follows (dollars in thousands):

                                                PREDECESSOR COMPANY
                                          -----------------------------------       SUCCESSOR
                                                                                     COMPANY
                                             YEAR ENDED                            -------------
                                            SEPTEMBER 30,        PERIOD ENDED      PERIOD ENDED
                                          ----------------         JULY 11,        SEPTEMBER 30,
                                          1993        1994           1995              1995
                                          ----        ----       ------------      ------------
    Computed tax expense at the
      expected statutory rate.........   $5,148      $4,551         $2,735             $(56)
    Change in federal rate............      138          --             --               --
    State taxes, net of federal
      effect..........................      350         385             61               31
    Foreign income taxed at different
      rates...........................      185         283            454               70
    Increase in valuation allowance...       --          --             --              362
    Other, net........................     (126)       (201)          (241)              18
                                         ------      ------         ------             ----
      Provision for income taxes......   $5,695      $5,018         $3,009             $425
                                         ======      ======         ======             ====

     Significant components of deferred income taxes are as follows (dollars in thousands):

                                                                     1994           1995
                                                                  PREDECESSOR     SUCCESSOR
                                                                    COMPANY        COMPANY
                                                                  -----------     ---------
    Deferred tax liabilities
      Intangible assets.........................................    $ 6,974       $     --
      Restructuring charges.....................................      1,959             --
      Property, plant and equipment.............................      1,197             --
      Pension and other benefits................................      1,047             --
      State and local taxes.....................................      1,018             --
      Inventory.................................................         32             --
      Other.....................................................          4             --
                                                                    -------       --------
         Total deferred tax liabilities.........................    $12,231       $     --
                                                                    =======       ========
    Deferred tax assets
      Pension and other benefits................................    $ 1,364       $     --
      Property, plant and equipment.............................        442          2,513
      Intangible assets.........................................         --          5,178
      Restructuring charges.....................................        378            872
      FSC commission............................................        455             --
      Inventory.................................................        249            294
      Net operating loss carryforwards..........................        135          1,030
      Other.....................................................        725            878
                                                                    -------       --------
         Subtotal...............................................      3,748         10,765
    Valuation allowances........................................       (135)       (10,765)
                                                                    -------       --------
         Total deferred tax assets..............................    $ 3,613       $     --
                                                                    =======       ========

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The valuation allowance at September 30, 1995 relates to the uncertainty of realizing the tax benefits of reversing temporary differences and net operating loss carryforwards. Of this valuation allowance, approximately $10,375 will be used to reduce goodwill or other intangibles related to the purchase. The valuation allowance at September 30, 1994 relates to the uncertainty of realizing certain foreign deferred tax assets.

     United States income tax returns for fiscal years 1990 through 1994 are currently under examination by the Internal Revenue Service.

(13)  STOCKHOLDERS' EQUITY

     Stock Ownership and Stockholders' Agreement

     Prior to the Acquisition, Cabot owned 100% of the outstanding shares of the Company. Currently, (i) Cabot owns 42.5% of Common Stock and 50% of Redeemable Preferred Stock, (ii) Vestar owns 42.5% of Common Stock and 50% of Redeemable Preferred Stock and (iii) the Management Investors own 15% of Common Stock. Vestar, Cabot and Management entered into a stockholders' agreement (the Stockholders' Agreement) as of the Acquisition date. The Stockholders' Agreement contains stock transfer restrictions, as well as provisions granting certain tag-along rights, drag-along rights, registration rights and participation rights.

     Common and Preferred Stock

     To finance a portion of the Acquisition, Aearo Corporation issued 8,000,000 (3,400,000 each to Vestar and Cabot and 1,200,000 to Management Investors) shares of Common Stock and 45,000 shares of Redeemable Preferred Stock (22,500 each to Vestar and Cabot). Management Investors received a loan from the Company in the amount of $934,000 to fund a portion of its cost of the Acquisition. This amount has been reflected as a reduction to additional paid-in capital related to the issuance of Common Stock.

     The Redeemable Preferred Stock is cumulative redeemable $.01 par value stock. Dividends accrue whether or not dividends are declared or funds are available at an annual rate of 12.5%, compounded daily. Accrued dividends may be paid in cash or in additional shares of preferred stock. Shares are redeemable for cash at any time, subject to certain exceptions, at the option of Holdings at a redemption price equal to the actual or implied purchase price ($45 million) plus a redemption payment based on the dividend rate.


     Aearo Company is permitted to pay cash dividends to Aearo Corporation for taxes and expenses in the ordinary course of business. The maximum amount of cash dividends paid to Aearo Corporation for ordinary business expenses may not exceed $500,000 in any fiscal year. As long as no event of default would result, Aearo Corporation and Aearo Company are permitted to pay dividends consisting of shares of qualified capital stock as defined in the Credit Agreement, and Aearo Corporation may redeem or purchase shares of its capital stock held by former employees of Aearo Corporation or any of its subsidiaries following the termination of their employment, provided that the aggregate amount paid by Aearo Corporation in respect to such purchases or redemptions does not exceed $1.5 million; Aearo Company may pay cash dividends to Aearo Corporation for the latter purpose. Additionally, Aearo Corporation may pay dividends on its preferred stock in additional shares of preferred stock.


     In May 1993, the Board of Directors of Old Cabot Safety approved a recapitalization plan, which increased the authorized common shares from 5,000,000 to 30,000,000. In connection with this plan, Old Cabot Safety issued 9,499,000 new common shares and reserved an additional 500,000 shares for issuance under the 1993 Cabot Safety Corporation Stock Option Plan (the 1993
Plan). In

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

April 1994, the Board of Directors approved canceling the authorization for the preferred stock class, decreasing the number of authorized shares of common stock from 30,000,000 to 30,000, reducing the par value per share of common stock from $1.00 to $.10, and decreasing the number of common shares reserved for the 1993 Plan from 500,000 to 500. In connection with the recapitalization, $9,499,050 was reclassified from common stock to additional paid-in capital. The combined financial statements have been retroactively adjusted for the 1994 recapitalization.

     The 1993 Plan, adopted in May 1993, provides for the granting of stock options to key employees. Options granted may be either incentive stock options, within the meaning of Section 422A of the Internal Revenue Code, or nonqualified stock options.

     The stock options are exercisable over a period determined by the Board of Directors, but no longer than five years after the date they are granted. The latest date on which the options may be exercised is September 30, 2002. Compensation expense of $30,000 was recognized during fiscal 1994, and $815,000 related to current and retroactive vesting periods was recognized in fiscal 1993. The 1993 Plan was terminated in connection with the Acquisition.

    Information with respect to options under the 1993 Plan follows:

                                                                   PREDECESSOR COMPANY
                                                               ---------------------------
                                                                YEARS ENDED
                                                               SEPTEMBER 30,  PERIOD ENDED
                                                               -------------    JULY 11,
                                                               1993     1994      1995
                                                               ----     ----  ------------
                                                                    (SHARES OF STOCK)
    Outstanding --
      Beginning of year......................................    0       410        430
      Granted at $16.00 to $19.50 per share..................  410       170          0
      Exercised at $16.00 per share..........................    0      (130)         0
      Canceled...............................................    0       (20)      (430)
                                                               ---      ----      -----
      End of year............................................  410       430          0
                                                               ===      ====      =====
    Exercisable --
      End of year............................................  244       234         --
                                                               ===      ====      =====
    Available for Grant --
      End of year............................................   90        70         --
                                                               ===      ====      =====

     On December 30, 1993, the Company declared and paid a $25,000,000 dividend to Cabot, financed through a $25,000,000 note payable to a bank.

(14)  COMMITMENTS AND CONTINGENCIES

     Compensation Plans

     The Company provides performance-based compensation awards to executive officers and key employees for achievement during each year as part of an annual bonus plan. Such compensation awards are a function of individual performance and consolidated operating results. Business unit performance is also a factor used in determining compensation awards with respect to key employees who are not executive officers. The Company also has an overall incentive plan which provides performance-based compensation awards to all employees based on consolidated operating results.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Upon consummation of the Acquisition, the Company adopted a supplemental severance pay plan providing certain executive officers and key employees with salary continuation, based on years of service, in the event of an eligible termination. The plan provides for one month's base pay for each full year of service with a minimum amount payable of three months and a maximum amount payable of 12 months.

     Lease Commitments

     The Company leases certain transportation vehicles, warehouse facilities, office space, and machinery and equipment under cancelable and noncancelable leases, most of which expire within 10 years and may be renewed by the Company.
Rent expense under such arrangements totaled $4,362,000, $4,268,000, $2,805,000 and $768,000 for the years ended September 30, 1993 and 1994, the period ended
July 11, 1995 and the period ended September 30, 1995, respectively. Future minimum rental commitments under noncancelable leases in effect at September 30, 1995 are as follows (dollars in thousands):

        1996..............................................................  $ 3,445
        1997..............................................................    3,226
        1998..............................................................    3,109
        1999..............................................................    3,060
        2000..............................................................    3,148
        2001 and thereafter...............................................   11,993
                                                                            -------
                                                                            $27,981
                                                                            =======

     Contingencies

     The Company is a defendant in various lawsuits and administrative proceedings which are being handled in the ordinary course of business. In the opinion of management of the Company, these suits and claims should not result in final judgments or settlements which, in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

     During fiscal 1995, the Company became aware that its French subsidiary has been delinquent in the remittance of value-added tax payments to the French government. The Company believes that any required tax payments and attendant penalties will not have a material adverse effect on the Company's financial condition or results of operations.

(15)  ACQUISITION


     On January 3, 1996, the Company acquired the stock of Eastern Safety Equipment, Inc. (Eastern) for $6,800,000, subject to final closing adjustments, as defined. In addition, the Company entered into noncompete and consulting agreements that provide an aggregate of $1,000,000 in consideration to the former controlling stockholder of Eastern. The transaction will be accounted for using the purchase method of accounting. The pro forma impact of the transaction is not material to the results of the periods presented. Amounts allocated to the non-compete and consulting agreements will be charged to expense over the five year term of the agreements.


     At September 30, 1995, the Company had $3,000,000 in deposit pursuant to an escrow agreement with the former stockholders of Eastern. This amount is included in other assets on the accompanying balance sheet. These funds together with additional borrowings under the revolving credit agreement were used to fund the acquisition.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(16)  FINANCIAL INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     All of Aearo Corporation's operations are included in the Safety and Energy
Absorbing Products industry segment. For the years ended September 30, 1993 and 1994, the period ended July 11, 1995 and the period ended September 30, 1995, no single customer accounted for more than 10% of sales. Transfers between geographic areas are recorded at cost plus markup or at market. Financial information by geographic area for the years ended September 30, 1993 and 1994, the period ended July 11, 1995 and the period ended September 30, 1995 is as follows (dollars in thousands):

                                                  PREDECESSOR COMPANY
                                          --------------------------------------
                                                                                      SUCCESSOR
                                                                                       COMPANY
                                        YEAR ENDED SEPTEMBER 30,  PERIOD ENDED       PERIOD ENDED
                                        -----------------------     JULY 11,         SEPTEMBER 30,
                                           1993         1994           1995              1995
                                           ----         ----      ------------       -------------
Sales:
  United States --
     Sales, excluding export sales.....  $132,329     $138,336       $118,474          $ 36,366
     Export sales......................     8,903       11,959          9,599             3,818
                                         --------     --------       --------          --------
          Total U.S. sales.............   141,232      150,295        128,073            40,184
  Canada...............................    11,713       11,834         10,098             3,102
  Europe...............................    25,233       25,455         25,914             7,425
                                         --------     --------       --------          --------
          Total........................   178,178      187,584        164,085            50,711
  Less -- Eliminations.................     8,570        9,289          9,373             2,811
                                         --------     --------       --------          --------
          Net sales....................  $169,608     $178,295       $154,712          $ 47,900
                                         ========     ========       ========          ========
Operating Profit:
  United States........................  $ 13,818     $ 15,213       $ 10,855          $  4,624
  Canada...............................     1,781        1,262          1,078                73
  Europe...............................     6,727        6,253          6,585             1,208
                                         --------     --------       --------          --------
          Total operating profit.......    22,326       22,728         18,518             5,905
  Interest expense, net................     4,769        5,819          5,673             4,135
  Unallocated corporate expenses(a)....     2,299        3,933          5,478             1,869
  Foreign exchange (gain) loss.........       444          (28)          (448)               60
                                         --------     --------       --------          --------
          Income before income taxes...  $ 14,814     $ 13,004       $  7,815          $   (159)
                                         ========     ========       ========          ========
Identifiable Assets:
  United States........................  $119,998     $119,526                         $189,328
  Canada...............................    15,244       15,839                            8,609
  Europe...............................    28,200       35,788                           20,326
                                         --------     --------                         --------
          Total identifiable assets....  $163,442     $171,153                         $218,263
                                         ========     ========                         ========
- ---------------

(a) Unallocated corporate expenses are corporate management costs and include services provided by Cabot Corporation for the Predecessor.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(17)  SUBSEQUENT EVENTS

     Common Stock Offering


     On July   , 1996, in connection with the Company's intention to complete an initial public offering, the Company declared an 80 for 1 stock split effective immediately and increased the number of authorized common shares to 50,000,000. In addition, the Offering contemplates that 22,500 shares or 50% of the Preferred Stock outstanding and related accrued dividends will be redeemed with Offering proceeds and the remaining 50% will be converted into approximately 1,807,142 shares of common stock (based on an assumed initial public offering price of $14.00 per share.) All previously reported share and per share amounts have been retroactively restated to reflect the split. In addition, the proceeds of the Offering will be used to redeem approximately $35 million in Subordinated Notes and $4.6 million in loans under the Senior Bank Facilities. Historical earnings per share is not presented, as this amount would not be meaningful after the changes in capital structure resulting from the Offering and Exchange Transaction and the use of Offering proceeds to redeem Preferred Stock and retire debt.


     Acquisition and Financing

     On May 30, 1996, the Company acquired Peltor Holding AB for approximately $86.0 million, subject to final closing adjustments, as defined. The transaction will be acounted for using the purchase method of accounting. In connection with the acquisition of Peltor Holding AB, the Company borrowed an additional $86 million under the Senior Bank Facilities, as amended.

     The Senior Bank Facilities, as amended and restated as of May 30, 1996, consist of (a) a secured term loan facility consisting of A and B term loans providing for up to $90 million of A term loans and $50 million of B term loans (collectively, the "Term Loans"); a portion of the A term loans is denominated in an equivalent amount of foreign currencies and (b) a secured revolving credit facility (the "Revolving Credit Facility") providing for up to $25 million of revolving loans, a portion of which may be denominated in foreign currencies, for general corporate purposes and, as to $15 million thereof, to finance permitted acquisitions. As part of the Revolving Credit Facility, the Senior Bank Facilities provide for the issuance of letters of credit in an aggregate face amount of up to $5 million. The full amount of the Term Loans and no advances under the Revolving Credit Facility were outstanding immediately after giving effect to the Peltor Acquisition. The Term Loans will amortize quarterly over a seven-year period. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Loans and letters of credit under the Revolving Credit Facility will be available at any time prior to the maturity date of the Senior Bank Facilities as amended and restated.

     At the Company's option, the interest rates per annum applicable to the Senior Bank Facilities are either an adjusted rate based on the London Interbank Offered Rate plus a margin of 2.25% in the case of A Term Loans and Revolving Loans and 2.75% in the case of B Term Loans, or the Base Rate, as defined plus a margin of 1.00% in the case of A Term Loans and Revolving Loans and 1.50% in the case of B Term Loans. The Base Rate is the higher of Bankers Trust Company's announced prime lending rate and the Overnight Federal Funds rate plus 0.50%. The Company must pay certain fees in connection with the Senior Bank Facilities, including a commitment fee ranging from 0.375% to 0.50% on the undrawn portion of the commitments in respect of the Revolving Credit Facility based upon the Company's leverage ratio, and fees relating to the issuance of letters of credit.

                               AEARO CORPORATION

                               SEPTEMBER 30, 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The Senior Bank Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, create subsidiaries, issue capital stock or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Bank Facilities, the Company is required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum leverage ratio and a maximum capital expenditures test. The Senior Bank Facilities also contain provisions that prohibit modifications to the terms of the Subordinated Notes and prohibit the Company from refinancing the Subordinated Notes, in each case, without the consent of the lenders under the Senior Bank Facilities or as otherwise provided for therein.


EXECUTIVE STOCK OPTION PLAN



     On June 27, 1996, the Company adopted the Executive Stock Option Plan (the Executive Plan) whereby the Company granted 400,000 (after the 80 to 1 stock split) non-qualified options with an exercise price of $7.50 per share, to certain members of management. The options will vest and become exercisable upon the earlier of the date on which a stipulated return (as defined) is achieved by Vestar on its investment in the Company and the tenth anniversary of the date of grant. The option term will be ten years except that options shall expire in certain instances of termination of employment and upon the sale of the Company. In connection with the grant of these options, the Company expects to record a total charge of approximately 1.4 million, representing compensation cost related to the difference between the option price and the fair value of the shares at date of grant. The compensation expense will be recognized over the ten year life of the options, subject to earlier recognition if the vesting of the options is accelerated in accordance with their terms.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

PELTOR HOLDING AB
SWEDEN


     We have audited the accompanying consolidated balance sheets of Peltor Holding AB as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of Peltor Holding AB as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles in the United States of America.



     As discussed in Note 1, the consolidated financial statements of Peltor Holding AB have been presented in United States of America Dollars using the basis of translation described therein.


DELOITTE & TOUCHE AB

Malmo, Sweden
May 31, 1996

                               PELTOR HOLDING AB

                                  CONSOLIDATED BALANCE SHEETS

                         DECEMBER 31, 1994 AND 1995 AND MARCH 31, 1996


                   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                     ASSETS


                                                                                      MARCH 31,
                                                             1994         1995          1996
                                                            -------      -------     -----------
                                                                                     (UNAUDITED)
Current assets:
     Cash and cash equivalents...........................   $ 4,582      $ 6,475       $ 6,273
     Accounts receivable, net of allowance for doubtful
       accounts of $37 and $28 at December 31, 1995 and
       1994, respectively................................     4,004        4,778         6,201
     Inventory...........................................     7,119        9,127         9,711
     Prepaid expenses and deferred income................       172          255           367
     Deferred income taxes...............................       188          210           218
     Receivable from related party.......................     2,082           --            --
     Other current assets................................       477          720           515
                                                            -------      -------       -------
          Total current assets...........................    18,624       21,565        23,285
                                                            -------      -------       -------
Property, plant and equipment, net.......................     5,519        6,488         6,550
Long-term note receivable and other assets...............        47            8             8
Deferred income taxes....................................     1,674           --            --
                                                            -------      -------       -------
          Total assets...................................   $25,864      $28,061       $29,843
                                                            =======      =======       =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable....................................   $ 1,422      $ 2,343       $ 2,720
     Accrued interest....................................        42            1            --
     Accrued expenses and other current liabilities......     2,034        2,936         3,447
     Due to related party................................        --        1,174         5,910
     Current tax liability...............................       305          679         1,188
     Current portion of long-term debt...................       130        4,311         2,952
                                                            -------      -------       -------
          Total current liabilities......................     3,933       11,444        16,217
Deferred income taxes....................................        --           39            40
                                                            -------      -------       -------
Long-term debt...........................................     8,778          950         1,070
                                                            -------      -------       -------
Committments and Contingencies
Stockholders' equity:
Common Stock, par value of $.71 per share;
     878,050 shares issued and outstanding...............       620          620           620
     Contributed capital.................................     5,651        5,651         5,651
     Capital deficiency at inception.....................    (4,755)      (4,755)       (4,755)
     Retained earnings...................................    11,850       13,690        10,785
     Cumulative translation adjustments..................      (213)         422           215
                                                            -------      -------       -------
          Total stockholders' equity.....................    13,153       15,628        12,516
                                                            -------      -------       -------
          Total liabilities and stockholders' equity.....   $25,864      $28,061       $29,843
                                                            =======      =======       =======


                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                              CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996


                                 (IN THOUSANDS OF U.S. DOLLARS)



                                                                                    MARCH 31,
                                                                               ------------------
                                            1993        1994        1995        1995       1996
                                           -------     -------     -------     -------    -------
                                                                                   (UNAUDITED)
Net Sales................................  $24,741     $30,126     $39,284     $9,620     $10,705
Cost of sales............................   11,346      13,887      18,930      4,594       5,658
                                           -------     -------     -------     ------     -------
Gross profit.............................   13,395      16,239      20,354      5,026       5,047
                                           -------     -------     -------     ------     -------
Operating expenses:
     Selling, general and
       administrative....................    6,645       7,632       9,017      2,215       2,551
     Research and development............      851       1,222       1,227        277         340
     Management fee to related party.....       --          --       1,479         --          --
                                           -------     -------     -------     ------     -------
          Total operating expenses.......    7,496       8,854      11,723      2,492       2,891
                                           -------     -------     -------     ------     -------
Operating profit.........................    5,899       7,385       8,631      2,534       2,156
                                           -------     -------     -------     ------     -------
Non-operating income (expenses):
     Interest Income.....................      510         218         229         51          94
     Interest expense....................   (1,618)       (821)       (464)      (159)        (62)
     Currency (gain) loss................   (1,478)        146         260         --          23
                                           -------     -------     -------     ------     -------
          Total non-operating income
            (expenses)...................   (2,586)       (457)         25       (108)         55
                                           -------     -------     -------     ------     -------
Income before income taxes...............    3,313       6,928       8,656      2,426       2,211
Income tax expense.......................     (965)     (2,247)     (2,967)      (776)       (700)
                                           -------     -------     -------     ------     -------
Net income...............................  $ 2,348     $ 4,681     $ 5,689     $1,650     $ 1,511
                                           =======     =======     =======     ======     =======


                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE THREE MONTHS PERIOD ENDED
                                                    MARCH 31, 1996


                               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                     VOTING
                                  COMMON STOCK                        CAPITAL                   CUMULATIVE
                                -----------------    CONTRIBUTED     DEFICIENCY     RETAINED    TRANSLATION
                                SHARES     AMOUNT      CAPITAL      AT INCEPTION    EARNINGS    ADJUSTMENTS      TOTAL
                                -------    ------    -----------    ------------    --------    -----------     -------
Balance, January 1, 1993......  878,050     $620        $2,277         $(4,755)      $ 4,821       $  31        $ 2,994
     Net income...............                                                         2,348                      2,348
                                -------     ----        ------         -------       -------       -----        -------
Balance, December 31, 1993....  878,050      620         2,277          (4,755)        7,169          31          5,342
     Net income...............                                                         4,681                      4,681
     Cumulative Translation
       Adjustment.............                                                                      (244)          (244)
     Contributed Capital......                           3,374                                                    3,374
                                -------     ----        ------         -------       -------       -----        -------
Balance, December 31, 1994....  878,050      620         5,651          (4,755)       11,850        (213)        13,153
     Net income...............                                                         5,689                      5,689
     Dividends................                                                        (3,849)                    (3,849)
     Cumulative Translation
       Adjustment.............                                                                       635            635
                                -------     ----        ------         -------       -------       -----        -------
Balance, December 31, 1995....  878,050      620         5,651          (4,755)       13,690         422         15,628
(Unaudited)
     Net income...............                                                         1,511                      1,511
     Dividends................                                                        (4,416)                    (4,416)
     Cumulative Translation
       Adjustment.............                                                                      (207)          (207)
                                -------     ----        ------         -------       -------       -----        -------
Balance, March 31, 1996
  (Unaudited).................  878,050     $620        $5,651         $(4,755)      $10,785       $ 215        $12,516
                                =======     ====        ======         =======       =======       =====        =======


                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                         YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                  AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996


                                (IN THOUSANDS OF U.S. DOLLARS)



                                                                                  MARCH 31,
                                                                             -----------------
                                                  1993     1994      1995     1995      1996
                                                 -------  -------  -------   -------   -------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
  Net income..................................   $2,348   $ 4,681  $ 5,689   $ 1,650   $ 1,511
  Adjustment to reconcile net income to net
     cash provided by operating activities:
     Depreciation.............................      739       873      858       213       246
     Deferred income taxes....................      489     1,620   (1,790)       --        --
     Provision for doubtful accounts..........       12        28       37        --        --
     Gain (loss) on sale of assets............       (5)        3       45        --        --
  Changes in assets and liabilities which
     provided cash:
     Decrease (Increase) in accounts
       receivable.............................     (686)      283     (314)   (1,535)   (1,393)
     Decrease (Increase) in prepaid expenses
       and other current assets...............     (545)   (1,423)   1,942       255       300
     Increase in inventory....................     (385)     (322)  (1,144)     (452)     (562)
     Increase in accounts payable and accrued
       liabilities............................      378       911    4,860     5,951     4,449
     Other, net...............................       --       124      (33)       --        --
                                                 ------   -------  -------   -------   -------
          Net cash provided by operating
            activities........................    2,345     6,778   10,150     6,082     4,551
                                                 ------   -------  -------   -------   -------
INVESTING ACTIVITIES
  Proceeds from sale of equipment.............        8        78       91        --        --
  Additions to property, plant and
     equipment................................     (889)     (653)  (1,326)     (365)     (299)
  Deferred costs and other....................      490      (210)   1,833        --      (214)
                                                 ------   -------  -------   -------   -------
          Net cash provided (used) in
            investing activities..............     (391)     (785)     598      (365)     (513)
                                                 ------   -------  -------   -------   -------
FINANCING ACTIVITIES
  Cash dividends paid.........................       --        --   (3,849)   (3,849)   (4,416)
  (Payments) Increase of principal on amounts
     borrowed.................................     (918)   (2,880)  (4,703)   (4,667)      346
                                                 ------   -------  -------   -------   -------
          Net cash used in financing
            activities........................     (918)   (2,880)  (8,552)   (8,516)   (4,070)
                                                 ------   -------  -------   -------   -------
  Effect of exchange rate changes on cash and
     short term investments...................       31       (46)    (303)      575      (170)
                                                 ------   -------  -------   -------   -------
  Increase in cash and cash equivalents.......    1,067     3,067    1,893    (2,224)     (202)
  Cash and cash equivalents, beginning of
     period...................................      448     1,515    4,582     4,582     6,475
                                                 ------   -------  -------   -------   -------
  Cash and cash equivalents, end of period....   $1,515   $ 4,582  $ 6,475   $ 2,358   $ 6,273
                                                 ======   =======  =======   =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
     Income taxes.............................   $  929   $   508  $   849   $   247   $   207
                                                 ======   =======  =======   =======   =======
     Interest, net............................   $1,111   $   639  $   284   $   204   $    62
                                                 ======   =======  =======   =======   =======


                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies of the Company are described below.

     DESCRIPTION OF BUSINESS

     Peltor Holding AB (Peltor or the Company) is incorporated in and has its primary operations headquartered in Varnamo Sweden. The Company is primarily a manufacturer and distributor of hearing protection equipment. The Company also has operations in Germany, France, the United States of America, and the United Kingdom. The accompanying consolidated financial statements include the accounts of Peltor and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.


     The Company was formed in 1991 when the Founding Shareholders capitalized the Company with a stock issuance of approximately $280 and sold the underlying operations to the Company for approximately $10,600. Contemporaneously, the Company issued additional shares in exchange for approximately $2,500 to a then unrelated third party (the Investor). Upon completion of these transactions, the Founding Shareholders owned 64% of the outstanding stock of the Company, 31% of the stock of the Company was owned by the Investor, and 5% of the stock of the Company was owned by employees.


     In 1994 the Investor exercised it's option to purchase all the stock of the Company owned by the Founding Shareholders, including the 5% of previous employee ownership that was acquired by the Founding Shareholders in 1994. In connection with the Investors acquisition of the remaining 69% ownership of the Company, the Founding Shareholders acquired an approximate 13% economic ownership and 27% voting interest in the Investor. As a result of the Founding Shareholders' continuing significant investment in the Company no change in the basis of the underlying assets and liabilities of the Company have been reflected in the consolidated financial statements of the Company, with all assets and liabilities presented at historical amounts.

     CASH AND CASH EQUIVALENTS consist of cash and highly liquid debt instruments such as commercial paper and money market accounts purchased with an original maturity date of less than three months.

     INVENTORY is stated at the lower of cost or market, cost being determined using the first-in, first-out method.

     PROPERTY, PLANT AND EQUIPMENT are stated at cost. For financial reporting purposes, depreciation is provided using the straight-line method over estimated useful lives. Estimated useful lives are 25 years for building and improvements and 3 to 8 years for machinery and equipment.

     On an ongoing basis, management of the Company evaluates the carrying value of property, plant and equipment by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows generated from the property, plant and equipment.


     INCOME TAXES are recorded for all periods under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach that recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amount and the tax basis of existing assets and liabilities.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)


Deferred tax assets and liabilities are measured using enacted tax rates in effect for years in which these temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. In addition, future tax benefits that result in deferred tax assets are recognized to the extent realization of such benefits is more likely than not.

     SALES are recognized upon shipment of products to customers, when title and risk of loss have passed to the customer.


     FOREIGN CURRENCY TRANSLATION of the consolidated financial statements from the Swedish Kronor, the Company's function currency, into United States of America Dollars have been prepared pursuant to Rule 3-20 of Regulation S-X of the Securities Act of 1933, as amended. Under these provisions, the consolidated financial statements are translated into United States of America Dollars using a methodology consistent with that established in SFAS No. 52, Foreign Currency Translation. Under SFAS No. 52, assets and liabilities are translated at period end exchange rates and revenues and expenses are translated at average rates. Translations gains and losses are reflected as a separate component of shareholders' equity. In connection with the translation of the consolidated financial statements into United States of America Dollars, the cumulative effect of translation on periods prior to January 1, 1993 has not been recognized.



     Foreign currency gains and losses arising from transactions are reflected in the results of operations.



     ESTIMATES are made in the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and in Sweden. In making these estimates the Company makes assumptions about amounts reported in the consolidated financial statements. These estimates include the allowance for doubtful accounts, obsolete inventory, and deferred income taxes, among others. These assumptions could change based upon future experience and, accordingly, actual results may differ from these estimates.



INTERIM RESULTS included in the accompanying interim unaudited consolidated financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and operating results of the Company for such periods.


2.  INVENTORY

     Inventory consisted of the following at December 31:


                                                                            MARCH 31,
                                                      1994       1995         1996
                                                     ------     ------     -----------
                                                                           (UNAUDITED)
          Raw materials............................  $2,265     $3,244        $3,550
          Work in process..........................   2,449      2,506         2,750
          Finished goods...........................   2,405      3,377         3,411
                                                     ------     ------        ------
                                                     $7,119     $9,127        $9,711
                                                     ======     ======        ======

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)


3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following at December 31:



                                                             1994            1995
                                                            -------         -------
          Land............................................  $   383         $   477
          Buildings and improvements......................    5,115           5,993
          Machinery and equipment.........................    4,372           5,495
                                                            -------         -------
                                                              9,870          11,965
          Less accumulated depreciation...................   (4,351)         (5,477)
                                                            -------         -------
                                                            $ 5,519         $ 6,488
                                                            =======         =======



     Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $739, $873 and $858, respectively.



     The Company leases certain property and equipment under agreements generally with terms of four years and certain renewal options. Rental expense for the years ended December 31, 1993, 1994 and 1995 was approximately $58, $58 and $61, respectively.

     The minimum annual rental commitments under noncancelable operating leases are as follows for each of the five years subsequent to December 31, 1995:



          1996..............................................................   $ 43
          1997..............................................................     43
          1998..............................................................     43
          1999..............................................................     25
          2000..............................................................     25
          2001 and thereafter...............................................    177


4.  LONG-TERM DEBT

     Long-term debt consisted of the following on December 31:



                                                                       1994           1995
                                                                      ------         -------
Industrikredit AB payable September 30, 1996........................  $  383         $   404
  (10.35% effective rate at December 31, 1995)
Industrikredit AB payable April 30, 1998............................      28              22
  (12.25% effective rate at December 31, 1995)
Industrikredit AB (15.5% effective rate at December 31, 1994).......      18              --
Gota Bank Currency Notes............................................   7,410           3,817
Ostgota Bank $100,000 payable April 30, 1996
  (6.75% rate at December, 1995)
Richard Bowen $466,891 payable March 1999...........................     589             565
  (7.75% rate at December 1995)
Bezink Sparkasse Ettlingen payable March 31, 1997...................     480             453
  (5.357% effective rate at December 31, 1995)
                                                                       8,908           5,261
                                                                      ------         -------
Less current portion................................................    (130)         (4,311)
                                                                      ======         =======
                                                                      $8,778         $   950
                                                                      ======         =======

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)


     At December 31, 1995 substantially all the assets of the Company are pledged to collateralize the loans payable.


     The Gota Bank Currency Notes outstanding at December 31, 1994 and 1995 were due in various foreign currencies, as follows:



                                                                    1994       1995
                                                                   ------     ------
        Deutsche Marks (DEM).....................................  $4,649     $3,068
        Dutch Guilders (NLG).....................................   1,801         --
                       (CHF).....................................     960        749
                                                                   ------     ------
                                                                   $7,410     $3,817
                                                                   ======     ======



     At December 31, 1995 certain loans payable, primarily loans from Industrikredit AB and the Gota Bank Currency Notes, have been classified as current based upon managements intent to repay these loans prior to December 31, 1996.


     Annual maturities of all indebtedness, giving effect to managements intentions discussed above, at December 31, 1995 are as follows:


        1996..............................................................    $4,311
        1997..............................................................       414
        1998..............................................................        25
        1999..............................................................       511
                                                                              ------
                                                                              $5,261
                                                                              ======


5.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses consisted of the following at December 31:


                                                               1994           1995
                                                              -------        -------
          Payroll and benefits..............................   $1,418         $1,795
          Value added taxes and other payables..............      616          1,141
                                                               ------         ------
                                                               $2,034         $2,936
                                                               ======         ======


6.  INCOME TAXES

     The provision for income taxes consisted of the following for the years ended December 31:


                                                          1993       1994        1995
                                                         ------     -------     ------
        Current:
          Swedish......................................  $  772     $ 3,002     $  208
          Foreign......................................     682         865        969
        Deferred.......................................    (489)     (1,620)     1,790
                                                         ------     -------     ------
                  Total................................  $  965     $ 2,247     $2,967
                                                         ======     =======     ======

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)


     The components of the net deferred asset were as follows at December 31:


                                                                 1994          1995
                                                                ------         ----
          Deferred Tax Assets:
               Inventory......................................  $  177         $210
               Other assets...................................      22           --
               Tax credits....................................   1,673           --
                                                                               ----
                                                                                  -
                                                                ------
                    Total.....................................   1,872          210
          Deferred Tax Liability -- Net income carryforward...     (10)         (39)
                                                                               ----
                                                                                  -
                                                                ------
                    Total.....................................  $1,862         $171
                                                                ======         ====


     Deferred tax assets (liabilities) are reported in the consolidated balance sheet as follows at December 31:


                                                                      1994      1995
                                                                     ------     ----
        Current..................................................    $  188     $210
        Non Current..............................................     1,674      (39)
                                                                                ----
                                                                                   -
                                                                     ------
                  Total..........................................    $1,862     $171
                                                                     ======     ====



     A reconciliation of the statutory Swedish income tax rate of 28% to the effective rates of 34.3% , 32.4% and 29.1% for the years ended December 31, 1993, 1994 and 1995, respectively, is as follows:



                                                           1993       1994       1995
                                                           -----     ------     ------
        Computed tax expense at the expected statutory
          rate...........................................  $ 929     $1,939     $2,422
        Foreign income taxes at higher rates.............    246        300        339
        Income tax adjustments...........................     --         --        201
        Non deductible expenses and other................   (146)        22          5
        Tax exempt income................................    (64)       (14)        --
                                                           -----     ------     ------
        Income tax expense...............................  $ 965     $2,247     $2,967
                                                           =====     ======     ======


     No valuation allowance has been established for deferred taxes, as all deferred taxes most likely will be realized.


     One of the Swedish subsidiaries has been the subject of a routine tax audit by the Swedish tax authorities. The preliminary conclusion of the audit is that the subsidiary should be charged up to an additional $2,557 in taxes, fees and interest. The Company has consulted with outside legal advisors and as a result has recognized $213 as an expense in 1995, representing the likely tax charge related to this matter. In the opinion of management of the Company and its legal advisors the ultimate outcome of this matter will not be materially different from the estimate accrued in 1995.


7.  RELATED PARTY TRANSACTIONS

     The Company has entered into employment agreements extending for periods up to 12 months with certain key officers of the Company. These officers are in some cases also members of the Board of Directors and shareholders of the Company.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)



     The Founding Shareholders of the Company, as defined in Note 1, jointly own APAB AB. APAB AB has entered into a royalty agreement with Peltor. The royalties paid in 1994 and 1995, respectively, amounts to $26 and $28. Certain other former shareholders also have a royalty agreement with Peltor for the rest of their lives. Royalties paid in 1994 and 1995 amounts to $41 and $44.



     Subsequent to the Investor's additional investment in the Company in 1994 (see Note 1), the Investor, as defined in Note 1, provided various administrative and strategic services. During 1995, the Company paid a management fee of $1,470 to the Investor related to these services. At December 31, 1995, $1,174 of these fees remain outstanding and are reported as a current liability. Such amounts are noninterest bearing.



     During 1994, the Company purchased an investment from the Investor for approximately $1,062, which represented the Investors carrying value and the fair value of the investment at the date purchased. The investment had a tax basis of approximately $13,005 which carried over from the Investor. During 1994, the Company sold this investment for the approximate carrying value of $1,062 and received a tax benefit of approximately $3,374. As no amounts were remitted by the Company to the Investor for this tax benefit, it has been reflected as a capital contribution in the accompanying consolidated financial statements.


8.  FOREIGN EXCHANGE CONTRACTS


     The Company periodically enters into foreign exchange contracts for hedging purposes. At December 31, 1994 and 1995, there were no such contracts outstanding. Gains and losses on the contracts which result from market risk associated with changes in the market values of the underlying currencies are deferred and reported as a part of the hedged item.


     The Company does not enter into foreign exchange contracts for trading purposes.

9.  LITIGATION AND UNASSERTED CLAIMS

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management of the Company, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position or results of operations of the Company.

10.  RETAINED EARNINGS


     Dividend distributions are required to be approved by a vote of the shareholders. Dividends are allowed only to the extent of retained earnings, based upon financial statements prepared in accordance with generally accepted accounting principles in Sweden, which differ from accounting principles used to prepare these consolidated financial statements. Retained earnings as determined using accounting principles generally accepted in Sweden were approximately $15,758 at December 31, 1995.


11.  FINANCIAL INSTRUMENTS

     Financial instruments include cash and cash equivalents, accounts receivable and long term debt.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                         (IN THOUSANDS OF U.S. DOLLARS)


     The estimated fair values of financial instruments are determined using available market information and valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates as of December 31, 1995 and 1994 are not necessarily indicative of the amounts that the Company could realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value estimates are based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts estimated as of December 31, 1995 and 1994.

     The Company places its cash and cash equivalents with high credit quality financial institutions, thereby minimizing exposure to concentrations of credit risk. Credit risk with respect to accounts receivable is limited due to the number of customers comprising the Company's customer base.

     At December 31, 1995 and 1994, the fair value of financial instruments approximates the recorded amounts.


12.  FOREIGN OPERATIONS



     Approximately 30% of net sales for the years ended December 31, 1993, 1994 and 1995 were derived from operations outside of Europe. These net sales were generated primarily in the United States of America. Cost of sales represents approximately 48% of net sales outside of Europe for the years ended December 31, 1993, 1994 and 1995. The underlying net assets outside of Europe were less than 10% for all periods presented.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Donaldson, Lufkin &
Jenrette Securities Corporation are acting as representatives, has severally agreed to purchase from the Company the respective number of shares of Common
Stock set forth opposite its name below.

                                                                          NUMBER OF SHARES
                                UNDERWRITER                               OF COMMON STOCK
    --------------------------------------------------------------------  ----------------
    Goldman, Sachs & Co.................................................
    Donaldson, Lufkin & Jenrette Securities Corporation.................

    Total...............................................................      5,500,000
                                                                              ---------

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 825,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,500,000 shares of Common Stock offered.

     The Company and all of the stockholders of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with this offering.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management, and the consideration of the above factors in relation to market valuation of companies in related businesses.


     The Company has applied for listing of the Common Stock on the New York Stock Exchange under the symbol "AER". In order to meet one of the requirements for listing the Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(INSIDE BACK COVER)

(Photo: Six individual photos of each major product line)

HEARING PROTECTION: E-A-R is a brand name known worldwide for a wide variety of ear plugs and semi-aural devices. Peltor is the world's leading manufacturer of ear muff style hearing protection and devices.

PRESCRIPTION SAFETY EYEWEAR: AOSafety is a leading brand name for prescription safety eyewear. AOSafety prescription eyewear programs are already in place with a majority of the industrial companies in the Fortune 500.

PLANO EYEWEAR: AOSafety is also a leading brand name in plano (non-prescription safety eyewear).

RESPIRATORY: Respirators are sold under the AOSafety brand name.

CONSUMER: The Company is a leading supplier of a broad range of personal protection products to the consumer/DIY market. The Company's AOSafety and Eastern-branded products can be found in major retailers such as ACE, Home Depot, Lowe's, Sears, and TrueValue.

E-A-R SPECIALTY COMPOSITES: This line of custom-formulated, engineered polymer materials has seen substantial growth in recent years.

================================================================================


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               ------------------
                               TABLE OF CONTENTS


                                            PAGE
                                            ----

Prospectus Summary.......................     3
Risk Factors.............................    10
The Company..............................    16
Use of Proceeds..........................    16
Dividend Policy..........................    16
Dilution.................................    17
Capitalization...........................    18
Selected Unaudited Pro Forma Financial
  Data...................................    19
Selected Historical Consolidated
  Financial Data.........................    21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    23
Business.................................    31
Acquisition of Peltor....................    48
Management...............................    49
Principal Stockholders...................    57
Certain Relationships and Related
  Transactions...........................    58
Description of Capital Stock.............    63
Description of Senior Bank Facilities....    66
Shares Eligible for Future Sale..........    67
Legal Matters............................    68
Experts..................................    68
Additional Information...................    68
Index to Financial Statements............   F-1
Underwriting.............................   U-1




===============================================================================

                                5,500,000 SHARES

                                     AEARO
                                  CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                               ------------------

                                    [LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                      REPRESENTATIVES OF THE UNDERWRITERS


================================================================================

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common
Stock:


    Securities and Exchange Commission registration fee......................  $32,716
    NYSE filing fees.........................................................   86,350
    NASD filing fees.........................................................    9,988
    Blue Sky fees and expenses...............................................    *
    Printing expenses........................................................    *
    Legal fees and expenses..................................................    *
    Accounting fees and expenses.............................................    *
    Transfer Agent fees......................................................    *
    Miscellaneous............................................................    *
                                                                               -------
              Total..........................................................  $ *
                                                                               =======
- ---------------

* To be completed by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Law") provides as follows:

     "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefits plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders of disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     Section 102(b)(7) of the Law provides as follows:

     "(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of Sec.141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title."

     The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

     In addition, the answer to this Item 14 incorporates by reference the following: the information set forth under the caption "Management" contained in the Prospectus; Article VII of the Second Amended and Restated Certificate of Incorporation, as amended, of Aearo Corporation in substantially the form included as Exhibit 3.1 to this Registration Statement; and Article V of the Amended and Restated By-Laws of Aearo Corporation in substantially the form included as Exhibit 3.2 to this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Aearo Corporation and the Subsidiary are Delaware corporations formed by Vestar in July 1995 to effect the acquisition of substantially all of the assets and certain liabilities of Old Cabot Safety Corporation and certain of its affiliates. Old Cabot Safety Corporation was a wholly-owned subsidiary of Cabot prior to the Formation Acquisition. Vestar invested $31.0 million and received $22.5 million in Redeemable Preferred Stock and $8.5 million of Common Stock in exchange for cash. A subsidiary of Cabot received $22.5 million of Redeemable Preferred Stock and $8.5 million of Common Stock in exchange for assets contributed to the Company. The Management Investors received $3.0 million in Common Stock in exchange for cash and promissory notes. Vestar and Cabot each own 50.0% of Redeemable Preferred Stock and 42.5% of Common Stock, and the Management Investors own the remaining 15.0% of Common Stock. The Subordinated Notes were sold to BT Securities Corporation and Chemical Securities, Inc. on July 11,1995. See "Certain

Relationships and Related Transactions -- The Formation Acquisition" and "-- Other Relationships."

     Aearo Corporation and the Subsidiary relied on Section 4(2) of the Securities Act in effecting the offer and sale of Common Stock and Redeemable Preferred Stock to Vestar and to Cabot's subsidiary. Aearo Corporation and the Subsidiary relied on Rule 701 under the Securities Act in effecting sales of Common Stock to the Management Investors.


     The Subsidiary issued $100 million principal amount of 12 1/2% Senior Subordinated Notes due 2005 under an indenture dated as of July 11, 1995 by and between the Subsidiary and Fleet National Bank of Connecticut, as Trustee (formerly Shawmut Bank Connecticut, N.A.). The Subordinated Notes are unsecured obligations of the Subsidiary, ranking subordinate in right of payment to all senior indebtedness of the Subsidiary. The Subordinated Notes are unconditionally guaranteed by the Company. The Subsidiary and Aearo Corporation relied on Section 4(2) of the Securities Act and Rule 144A thereunder in effecting the offer and sale of the Subordinated Notes. In addition, Aearo Corporation issued 8,000 shares of Common Stock to each of John W. Priesing and Samuel L. Hayes, III in connection with the commencement of their services as director of Aearo Corporation in December 1995 for $20,000 and June 1996 for $60,000, respectively. Aearo Corporation relied on Section 4(2) of the Securities Act in effecting the offers and sales of such shares.


     The Subsidiary and Aearo Corporation have reason to believe that all of the foregoing investors were familiar with or had access to information concerning the operations and financial condition of the Subsidiary and Aearo Corporation, and all of those investors acquired the securities for investment and not with a view to the distribution thereof. At the time of issuance, all of the Subordinated Notes and shares of Common Stock and Redeemable Preferred Stock were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

     None of the transactions described above involved, or will involve, an underwriter.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
 NUMBER                                         DESCRIPTION
- --------                                        -----------
 1.1**    --  Form of Underwriting Agreement among the Underwriters named therein and the
              Company.

 2.1*     --  Asset Transfer Agreement, dated as of June 13, 1995, among Aearo Company
              (formerly, Cabot Safety Corporation), Cabot Canada Ltd., Cabot Safety Limited,
              Cabot Corporation, Aearo Corporation (formerly, Cabot Safety Holdings Corpora-
              tion), and Cabot Safety Acquisition Corporation. (Incorporated by reference to
              Exhibit No. 2.1 to the Registration Statement on Form S-4, No. 33-96190, of
              Aearo Company and Aearo Corporation.)

 2.2*     --  Trademark Coexistence Agreement, dated July 11, 1995, between Cabot Corporation and Cabot Safety Intermediate Corporation. (Incorporated by reference to Exhibit
              No. 2.2 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company (formerly, Cabot Safety Corporation) and Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation).)

 2.3*     --  Subscription Agreement, dated July 11, 1995, between Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation) and Vestar Equity Partners, L.P.
              (Incorporated by reference to Exhibit No. 2.3 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation)
              and Aearo Corporation.)

EXHIBIT
 NUMBER                                         DESCRIPTION
- -------                                         -----------
 2.4*     --  Stockholders' Agreement, dated as of July 11, 1995, among Vestar Equity
              Partners, L.P., Cabot CSC Corporation, Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation), Cabot Corporation, and the Management Investors.
              (Incorporated by reference to Exhibit No. 2.4 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation)
              and Aearo Corporation.)

 2.5*     --  Form of Executive Security Purchase Agreement, dated as of July 11, 1995, between Aearo Corporation (formerly, Cabot Safety Holdings Corporation) and the
              Management Investors (Senior Management). (Incorporated by reference to Exhibit
              No. 2.5 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company (formerly, Cabot Safety Corporation) and Aearo Corporation.)

 2.6*     --  Form of Executive Security Purchase Agreement, dated as of July 11, 1995, between Aearo Corporation (formerly, Cabot Safety Holdings Corporation) and the
              Management Investors (Middle Management). (Incorporated by reference to Exhibit
              No. 2.6 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company (formerly, Cabot Safety Corporation) and Aearo Corporation.)

 2.7*     --  Assignment and Assumption Agreement, dated as of July 11, 1995, by and between
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation), Cabot Safety
              Acquisition Corporation and Cabot Safety Intermediate Corporation. (Incorporated
              by reference to Exhibit No. 2.7 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and Aearo
              Corporation.)

 2.8*     --  Assignment and Assumption Agreement, dated as of July 11, 1995, by and between
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation), Cabot Safety
              Acquisition Corporation and Cabot Safety Acquisition Limited (UK). (Incorporated
              by reference to Exhibit No. 2.8 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and Aearo
              Corporation.)

 2.9*     --  Assignment and Assumption Agreement, dated as of July 11, 1995, by and between
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation), Cabot Safety
              Acquisition Corporation and Cabot Safety Canada Acquisition Ltd. (Canada).
              (Incorporated by reference to Exhibit No. 2.9 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation)
              and Aearo Corporation.)

 2.10*    --  Bill of Sale and Assignment, dated as of July 11, 1995, made by Aearo Company
              (formerly, Cabot Safety Corporation), Cabot Canada Ltd., and Cabot Safety
              Limited in favor of Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation), Cabot Safety Acquisition Corporation, Cabot Safety Intermediate
              Corporation, Cabot Safety Acquisition Limited and Cabot Safety Canada
              Acquisition Ltd. (Incorporated by reference to Exhibit No. 2.10 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company and Aearo
              Corporation.)

 2.11*    --  Assumption Agreement, dated as of July 11, 1995, by Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation), Cabot Safety Acquisition Corporation, Cabot
              Safety Intermediate Corporation, Cabot Safety Acquisition Limited and Cabot
              Safety Canada Acquisition Ltd. in favor of Cabot Corporation, Aearo Company
              (formerly, Cabot Safety Corporation), Cabot Canada Ltd. and Cabot Safety
              Limited. (Incorporated by reference to Exhibit No. 2.11 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company and Aearo Corporation.)

 2.12*    --  Worldwide Trademark Assignment, dated July 11, 1995, by Aearo Company (formerly,
              Cabot Safety Corporation) to Cabot Safety Intermediate Corporation.
              (Incorporated by reference to Exhibit No. 2.12 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company and Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation).)

EXHIBIT
 NUMBER                                         DESCRIPTION
- --------      --------------------------------------------------------------------------------
2.13*     --  Worldwide Copyright Assignment, dated July 11, 1995, by Aearo Company (formerly,
              Cabot Safety Corporation) to Cabot Safety Intermediate Corporation.
              (Incorporated by reference to Exhibit No. 2.13 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company and Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation).)
2.14*     --  Worldwide Patent Assignment, dated July 11, 1995, by Aearo Company (formerly,
              Cabot Safety Corporation) to Cabot Safety Intermediate Corporation.
              (Incorporated by reference to Exhibit No. 2.14 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company and Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation).)
2.15*     --  Management Advisory Agreement made as of July 11, 1995, among Aearo Company
              (formerly, Cabot Safety Corporation), Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation), Certain Subsidiaries of Aearo Corporation, Vestar Capital
              Partners and Cabot Corporation. (Incorporated by reference to Exhibit No. 2.15 to the Registration Statement on Form S-4, No. 33-96190, of Aearo Company and
              Aearo Corporation.)
2.16*     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) 1995 Employee
              Stock Purchase Plan. (Incorporated by reference to Exhibit No. 2.16 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company (formerly,
              Cabot Safety Corporation) and Aearo Corporation.)
2.17*     --  Assignment and Assumption Agreement dated July 11, 1995, by and between Aearo
              Company (formerly, Cabot Safety Corporation) and Cabot Safety Acquisition
              Corporation with Respect to the Installment Sale Agreement dated September 1,
              1978 by and between the Department of Community Affairs and Economic Development
              of the State of Delaware and Specialty Composites Corporation (Predecessor to
              Cabot Safety Corporation) Pertaining to Real Property Located in New Castle
              County, Delaware, Tax Parcel Number 11-010.00-003 (Delaware IRB). (Incorporated
              by reference to Exhibit No. 2.17 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company and Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation).)
2.18*     --  Assignment and Assumption Agreement dated July 11, 1995, by and between Cabot
              Corporation and Cabot Safety Acquisition Corporation with Respect to that
              Certain Loan Agreement dated as of June 1, 1982 by and between the City of
              Indianapolis, Indiana and Cabot Corporation (Indianapolis IRB). (Incorporated by
              reference to Exhibit No. 2.18 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)
2.19      --  Stock Purchase Agreement by and among Aearo Company (formerly, Cabot Safety
              Corporation), Peltor Holding AB, Leif Palmaer Invest AB, Leif Anderzon Invest AB
              and Active i Malmo AB, dated April 25, 1996. (Incorporated by reference to
              Exhibit 2.1 to the Current Report on Form 8-K of Aearo Corporation dated May 30,
              1996.)
2.20      --  Stock Purchase Agreement by and among Aearo Company (formerly, Cabot Safety
              Corporation), Eastern Safety Equipment Co., Inc., Alfred H. Jacobson and William
              Klein and Jack P. Hecht as Trustees of a certain Trust, dated September 19,
              1995.
2.21      --  Amendment to Stockholders' Agreement dated as of July 3, 1996, by and among
              Vestar Equity Partners, L.P., Cabot CSC Corporation, Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation), Cabot Corporation, and certain other stockholders of Aearo Corporation.
2.22      --  Amendment to Stock Purchase Agreement by and among Aearo Company (formerly,
              Cabot Safety Corporation), Peltor Holding AB, Leif Palmaer Invest AB, Leif
              Anderzon Invest AB and Active i Malmo AB, dated May 15, 1996.
3.1       --  Form of Second Amended and Restated Certificate of Incorporation of Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).

EXHIBIT
 NUMBER                                         DESCRIPTION
- --------      --------------------------------------------------------------------------------
 3.2      --  Form of Amended and Restated By-Laws of Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation).
 4.1*     --  Indenture dated as of July 11, 1995 between Aearo Company (formerly, Cabot
              Safety Corporation), Aearo Corporation (formerly, Cabot Safety Holdings Corpora-
              tion), and Fleet National Bank of Connecticut (formerly, Shawmut Bank
              Connecticut, National Association), as Trustee. (Incorporated by reference to
              Exhibit No. 4.1 to the Registration Statement on Form S-4, No. 33-96190, of
              Aearo Company and Aearo Corporation.)
 4.2*     --  Form of Note. (Incorporated by reference to Exhibit No. 4.2 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety
              Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings Corpora-
              tion).)
 4.3*     --  Form of Exchange Note. (Incorporated by reference to Exhibit No. 4.3 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company (formerly,
              Cabot Safety Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)
 4.4*     --  Registration Rights Agreement, dated as of July 11, 1995, among Cabot Safety
              Acquisition Corporation, Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation), BT Securities Corporation and Chemical Securities Inc.
              (Incorporated by reference to Exhibit No. 4.4 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation)
              and Aearo Corporation.)
 4.5*     --  First Supplemental Indenture, dated December 6, 1995. (Incorporated by reference to Exhibit No. 4.5 to the Annual Report on Form 10-K of Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation) for the fiscal year ended Septem-
              ber 30, 1995.)
 5.1**    --  Legality opinion of Goodwin, Procter & Hoar LLP.
10.1      --  Credit Agreement, dated as of July 11, 1995, and amended and restated as of May
              30, 1996, among Aearo Corporation (formerly, Cabot Safety Holdings Corpora-
              tion), Aearo Company (formerly, Cabot Safety Corporation), Certain of its
              Subsidiaries, Various Banks, and Bankers Trust Company as Co-Arranger and
              Administrative Agent.
10.2      --  Amended and Restated US Pledge Agreement dated as of July 11, 1995, as amended and restated as of May 30, 1996, made by Cabot Safety Acquisition Corporation,
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation), Cabot Safety
              Intermediate Corporation and CSC FSC, Inc., in favor of Bankers Trust Company as
              Collateral Agent for the Benefit of the Secured Creditors.
10.3      --  Amended and Restated Foreign Pledge Agreement dated as of July 11, 1995, as amended and restated as of May 30, 1996, made by Cabot Safety Canada Acquisition
              Limited and Cabot Safety Acquisition Limited in favor of Bankers Trust Company as Collateral Agent for the Benefit of the Secured Creditors.
10.4*     --  Charge Over United Kingdom Patents and Trademarks made the 11th Day of July,
              1995, by Cabot Safety Intermediate Corporation and the Bankers Trust Company as
              Collateral Agent for Itself and for the Secured Creditors. (Incorporated by
              reference to Exhibit No. 10.4 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)

EXHIBIT
 NUMBER                                         DESCRIPTION
- --------      --------------------------------------------------------------------------------
10.5      --  Amended and Restated US Security Agreement dated as of July 11, 1995, as amended and restated as of May 30, 1996, among Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation), Cabot Safety Acquisition Corporation, Cabot Safety
              Intermediate Corporation, CSC FSC, Inc., and Bankers Trust Company as Collateral
              Agent for the Benefit of the Secured Creditors.
10.6      --  Amended and Restated Security Agreement dated as of July 11, 1995, as amended and restated as of May 30, 1996, granted by Cabot Safety Canada Acquisition
              Limited in favor of Bankers Trust Company as Collateral Agent for the Benefit of
              the Secured Creditors.
10.7*     --  English Security Agreement (The Debenture) made on the 11th Day of July, 1995 between the Cabot Safety Acquisition Limited and Bankers Trust Company as
              Collateral Agent for Itself and for the Secured Creditors. (Incorporated by
              reference to Exhibit No. 10.7 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)
10.8*     --  Mortgage and Security Agreement, Assignment of Leases, Rents and Profits,
              Financing Statement, and Fixture Filing made by Cabot Safety Acquisition
              Corporation, as Mortgagor, to Bankers Trust Company, as Collateral Agent, as
              Mortgagee (recorded in Marion County, Indiana) pertaining to Real Property located at 7911 Zionsville Road, Indianapolis, Indiana. (Incorporated by
              reference to Exhibit No. 10.8 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)
10.9*     --  Mortgage and Security Agreement, Assignment of Leases, Rents and Profits,
              Financing Statement, and Fixture Filing made by Cabot Safety Acquisition
              Corporation, as Mortgagor, to Bankers Trust Company, as Collateral Agent, as
              Mortgagee (recorded in New Castle County, Delaware) pertaining to 10 Acre Site of Unimproved Land adjacent to 5457 West 79th Street, Indianapolis, Indiana.
              (Incorporated by reference to Exhibit No. 10.9 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation)
              and Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)
10.10*    --  Mortgage and Security Agreement, Assignment of Leases, Rents and Profits,
              Financing Statement, and Fixture Filing made by Cabot Safety Acquisition
              Corporation, as Mortgagor, to Bankers Trust Company, as Collateral Agent, as
              Mortgagee (recorded in New Castle County, Delaware) pertaining to Real Property located at 650 Dawson Drive, Newark, Delaware. (Incorporated by reference to
              Exhibit No. 10.10 to the Registration Statement on Form S-4, No. 33-96190, of
              Aearo Company (formerly, Cabot Safety Corporation) and Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation).)
10.11*    --  Aearo Company (formerly, Cabot Safety Corporation) Employees' Retirement Account
              Plan, dated as of May 1, 1990, as amended. (Incorporated by reference to Exhibit
              No. 10.11 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company and Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)
10.12*    --  Fidelity Corporate (401(k)) Plan for Retirement, dated August 1, 1993, as amended. (Incorporated by reference to Exhibit No. 10.12 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot Safety
              Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)

EXHIBIT
 NUMBER                                         DESCRIPTION
- --------      --------------------------------------------------------------------------------
10.13*    --  Aearo Company (formerly, Cabot Safety Corporation) Supplemental Executive
              Retirement Plan, dated May 1, 1993. (Incorporated by reference to Exhibit No.
              10.13 to the Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              and Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)
10.14*    --  Sublease, dated June 4, 1994, between C.W. Kay-Bee Inc. and Aearo Company
              (formerly, Cabot Safety Corporation), pertaining to 8001-8003 Woodland Drive,
              Indianapolis, Indiana, as amended. (Incorporated by reference to Exhibit No.
              10.14 to the Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              and Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)
10.15*    --  Sublease, dated April 16, 1990, between American Optical Corporation and Aearo
              Company (formerly, Cabot Safety Corporation), pertaining to Southbridge, Massa-
              chusetts manufacturing facility. (Incorporated by reference to Exhibit No. 10.15 to the Registration Statement on Form S-4, No. 33-96190, of Aearo Company and
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)
10.16     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) Amended and
              Restated 1995 Employee and Non-Employee Director Stock Purchase Plan.
10.17     --  Form of Executive Security Purchase Agreement.
10.18     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) Executive Stock
              Option Plan.
10.19     --  Form of Non-Qualified Option to Purchase Shares of Common Stock under the Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation) Executive Stock Option
              Plan.
10.20     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) 1996 Stock
              Option Plan.
10.21     --  Form of Incentive Stock Option Agreement under the Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation) 1996 Stock Option Plan.
10.22     --  Form of Non-Qualified Stock Option Agreement for Company Employees under the
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation) 1996 Stock
              Option Plan.
10.23     --  Employment Agreement between Peltor AB and Leif Palmaer, dated January 1, 1996.
10.24     --  Employment Agreement between Peltor AB and Leif Anderzon, dated January 1, 1996.
10.25     --  Amended and Restated US Subsidiary Guaranty dated July 11, 1995, as amended and restated as of May 30, 1996, delivered by Cabot Safety Intermediate Corporation,
              CSC FSC, Inc. and Eastern Safety Equipment Co., Inc. in favor of Bankers Trust
              Company.
21.1      --  List of Subsidiaries.
23.1      --  Consent of Arthur Andersen LLP
23.2      --  Consent of Coopers & Lybrand L.L.P.
23.3      --  Consent of Deloitte & Touche AB


- ---------------

 (*) Previously filed

(**) To be filed by amendment

     (b) Financial Statement Schedules

          (1) The following Financial Statement Schedules of Cabot Safety are filed herewith at the pages indicated below:

             Report of Independent Certified Public Accountants

          (2) The following Financial Statement Schedules of Holdings are filed herewith at the pages indicated below:

             Consent of Independent Auditors

ITEM 17. UNDERTAKINGS.


     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Boston, Commonwealth of Massachusetts, on the      day of July   , 1996.


                                          AEARO CORPORATION


                                          By: /s/  JOHN D. CURTIN, JR.
                                          --------------------------------------
                                             John D. Curtin, Jr.
                                             Chairman and Chief Executive
                                              Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities of Aearo Corporation on the dates indicated.



             SIGNATURE                                 TITLE                        DATE
             ---------                                 -----                        ----
     /S/  JOHN D. CURTIN, JR.            Chairman and Chief                     July   , 1996
- -----------------------------------        Executive Officer
        John D. Curtin, Jr.                (Principal Executive Officer)

    /S/  ALBERT F. YOUNG, JR.*           Director, President and                July   , 1996
- -----------------------------------        Chief Operating Officer
       Albert F. Young, Jr.

       /S/  BRYAN J. CAREY*              Treasurer and Vice President,          July   , 1996
- -----------------------------------        Chief Financial Officer,
          Bryan J. Carey                   Assistant Secretary (Principal
                                           Accounting Officer)

      /S/  NORMAN W. ALPERT*             Director                               July   , 1996
- -----------------------------------
         Norman W. Alpert

     /S/  DANIEL S. O'CONNELL*           Director                               July   , 1996
- -----------------------------------
        Daniel S. O'Connell

       /S/  ARTHUR J. NAGLE*             Director                               July   , 1996
- -----------------------------------
          Arthur J. Nagle

      /S/  KENYON C. GILSON*             Director                               July   , 1996
- -----------------------------------
         Kenyon C. Gilson

    /S/  MARGARET J. HANRATTY*           Director                               July   , 1996
- -----------------------------------
       Margaret J. Hanratty

             SIGNATURE                                 TITLE                        DATE
             ---------                                 -----                        ----
      /S/  JOHN W. PRIESING*             Director                               July   , 1996
- -----------------------------------
         John W. Priesing

    /S/  SAMUEL L. HAYES, III*           Director                               July   , 1996
- -----------------------------------
       Samuel L. Hayes, III



*By: /s/  JOHN D. CURTIN, JR.
- ------------------------------------



     John D. Curtin, Jr.


     Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
 NUMBER                                      DESCRIPTION                                  PAGE
- -------                                      -----------                                  ----
 1.1**    --  Form of Underwriting Agreement among the Underwriters named therein and the Company.

 2.1*     --  Asset Transfer Agreement, dated as of June 13, 1995, among Aearo Company
              (formerly, Cabot Safety Corporation), Cabot Canada Ltd., Cabot Safety
              Limited, Cabot Corporation, Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation), and Cabot Safety Acquisition Corporation. (Incorpo-
              rated by reference to Exhibit No. 2.1 to the Registration Statement on
              Form S-4, No. 33-96190, of Aearo Company and Aearo Corporation.)

 2.2*     --  Trademark Coexistence Agreement, dated July 11, 1995, between Cabot
              Corporation and Cabot Safety Intermediate Corporation. (Incorporated by
              reference to Exhibit No. 2.2 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)

 2.3*     --  Subscription Agreement, dated July 11, 1995, between Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation) and Vestar Equity Partners,
              L.P. (Incorporated by reference to Exhibit No. 2.3 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation.)

 2.4*     --  Stockholders' Agreement, dated as of July 11, 1995, among Vestar Equity
              Partners, L.P., Cabot CSC Corporation, Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation), Cabot Corporation, and the Management
              Investors. (Incorporated by reference to Exhibit No. 2.4 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation.)

 2.5*     --  Form of Executive Security Purchase Agreement, dated as of July 11, 1995, between Aearo Corporation (formerly, Cabot Safety Holdings Corporation)
              and the Management Investors (Senior Management). (Incorporated by
              reference to Exhibit No. 2.5 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and
              Aearo Corporation.)

 2.6*     --  Form of Executive Security Purchase Agreement, dated as of July 11, 1995, between Aearo Corporation (formerly, Cabot Safety Holdings Corporation)
              and the Management Investors (Middle Management). (Incorporated by
              reference to Exhibit No. 2.6 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and
              Aearo Corporation.)

 2.7*     --  Assignment and Assumption Agreement, dated as of July 11, 1995, by and between Aearo Corporation (formerly, Cabot Safety Holdings Corporation),
              Cabot Safety Acquisition Corporation and Cabot Safety Intermediate
              Corporation. (Incorporated by reference to Exhibit No. 2.7 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation.)

EXHIBIT
 NUMBER                                      DESCRIPTION                                  PAGE
- -------                                      -----------                                  ----
 2.8*     --  Assignment and Assumption Agreement, dated as of July 11, 1995, by and between Aearo Corporation (formerly, Cabot Safety Holdings Corporation),
              Cabot Safety Acquisition Corporation and Cabot Safety Acquisition Limited
              (UK). (Incorporated by reference to Exhibit No. 2.8 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation.)

 2.9*     --  Assignment and Assumption Agreement, dated as of July 11, 1995, by and between Aearo Corporation (formerly, Cabot Safety Holdings Corporation),
              Cabot Safety Acquisition Corporation and Cabot Safety Canada Acquisition
              Ltd. (Canada). (Incorporated by reference to Exhibit No. 2.9 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation.)

 2.10*    --  Bill of Sale and Assignment, dated as of July 11, 1995, made by Aearo
              Company (formerly, Cabot Safety Corporation), Cabot Canada Ltd., and Cabot
              Safety Limited in favor of Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation), Cabot Safety Acquisition Corporation, Cabot Safety
              Intermediate Corporation, Cabot Safety Acquisition Limited and Cabot
              Safety Canada Acquisition Ltd. (Incorporated by reference to Exhibit No.
              2.10 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company and Aearo Corporation.)

 2.11*    --  Assumption Agreement, dated as of July 11, 1995, by Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation), Cabot Safety Acquisition
              Corporation, Cabot Safety Intermediate Corporation, Cabot Safety
              Acquisition Limited and Cabot Safety Canada Acquisition Ltd. in favor of
              Cabot Corporation, Aearo Company (formerly, Cabot Safety Corporation),
              Cabot Canada Ltd. and Cabot Safety Limited. (Incorporated by reference to
              Exhibit No. 2.11 to the Registration Statement on Form S-4, No. 33-96190,
              of Aearo Company and Aearo Corporation.)

 2.12*    --  Worldwide Trademark Assignment, dated July 11, 1995, by Aearo Company
              (formerly, Cabot Safety Corporation) to Cabot Safety Intermediate Corpora-
              tion. (Incorporated by reference to Exhibit No. 2.12 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)

 2.13*    --  Worldwide Copyright Assignment, dated July 11, 1995, by Aearo Company
              (formerly, Cabot Safety Corporation) to Cabot Safety Intermediate Corpora-
              tion. (Incorporated by reference to Exhibit No. 2.13 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)

 2.14*    --  Worldwide Patent Assignment, dated July 11, 1995, by Aearo Company
              (formerly, Cabot Safety Corporation) to Cabot Safety Intermediate Corpora-
              tion. (Incorporated by reference to Exhibit No. 2.14 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company and Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).)

 2.15*    --  Management Advisory Agreement made as of July 11, 1995, among Aearo
              Company (formerly, Cabot Safety Corporation), Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation), Certain Subsidiaries of Aearo Corpora-
              tion, Vestar Capital Partners and Cabot Corporation. (Incorporated by
              reference to Exhibit No. 2.15 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company and Aearo Corporation.)

EXHIBIT
 NUMBER                                      DESCRIPTION                                  PAGE
- -------                                      -----------                                  ----
2.16*     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) 1995
              Employee Stock Purchase Plan. (Incorporated by reference to Exhibit No.
              2.16 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company (formerly, Cabot Safety Corporation) and Aearo Corporation.)

2.17*     --  Assignment and Assumption Agreement dated July 11, 1995, by and between
              Aearo Company (formerly, Cabot Safety Corporation) and Cabot Safety
              Acquisition Corporation with Respect to the Installment Sale Agreement dated September 1, 1978 by and between the Department of Community Affairs and Economic Development of the State of Delaware and Specialty Composites
              Corporation (Predecessor to Cabot Safety Corporation) Pertaining to Real
              Property Located in New Castle County, Delaware, Tax Parcel Number
              11-010.00-003 (Delaware IRB). (Incorporated by reference to Exhibit No.
              2.17 to the Registration Statement on Form S-4, No. 33-96190, of Aearo
              Company and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)

2.18*     --  Assignment and Assumption Agreement dated July 11, 1995, by and between
              Cabot Corporation and Cabot Safety Acquisition Corporation with Respect to that Certain Loan Agreement dated as of June 1, 1982 by and between the
              City of Indianapolis, Indiana and Cabot Corporation (Indianapolis IRB).
              (Incorporated by reference to Exhibit No. 2.18 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)

2.19      --  Stock Purchase Agreement by and among Aearo Company (formerly, Cabot
              Safety Corporation), Peltor Holding AB, Leif Palmaer Invest AB, Leif
              Anderzon Invest AB and Active i Malmo AB, dated April 25, 1996.
              (Incorporated by reference to Exhibit 2.1 to the Current Report on Form
              8-K of Aearo Corporation dated May 30, 1996.)

2.20      --  Stock Purchase Agreement by and among Aearo Company (formerly, Cabot
              Safety Corporation), Eastern Safety Equipment Co., Inc., Alfred H.
              Jacobson and William Klein and Jack P. Hecht as Trustees of a certain
              Trust, dated September 19, 1995.

2.21      --  Amendment to Stockholder's Agreement dated as of July 3, 1996, by and among Vestar Equity Partners, L.P., Cabot CSC Corporation, Aearo Corpora-
              tion (formerly, Cabot Safety Holdings Corporation) Cabot Corporation, and
              certain other stockholders of Aearo Corporation.

2.22      --  Amendment to Stock Purchase Agreement by and among Aearo Company
              (formerly, Cabot Safety Corporation), Peltor Holding AB, Leif Palmaer
              Invest AB, Leif Anderzon Invest AB and Active i Malmo AB, dated May 15,
              1996.

3.1       --  Form of Second Amended and Restated Certificate of Incorporation of Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation).

3.2       --  Form of Amended and Restated By-Laws of Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation).

4.1*      --  Indenture dated as of July 11, 1995 between Aearo Company (formerly, Cabot
              Safety Corporation), Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation), and Fleet National Bank of Connecticut (formerly, Shawmut
              Bank Connecticut, National Association), as Trustee. (Incorporated by
              reference to Exhibit No. 4.1 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company and Aearo Corporation.)

EXHIBIT
 NUMBER                                      DESCRIPTION                                  PAGE
- -------                                      -----------                                  ----
 4.2*     --  Form of Note. (Incorporated by reference to Exhibit No. 4.2 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation).)

 4.3*     --  Form of Exchange Note. (Incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation).)

 4.4*     --  Registration Rights Agreement, dated as of July 11, 1995, among Cabot
              Safety Acquisition Corporation, Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation), BT Securities Corporation and Chemical Securities
              Inc. (Incorporated by reference to Exhibit No. 4.4 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation.)

 4.5*     --  First Supplemental Indenture, dated December 6, 1995. (Incorporated by reference to Exhibit No. 4.5 to the Annual Report on Form 10-K of Aearo
              Corporation (formerly, Cabot Safety Holdings Corporation) for the fiscal year ended September 30, 1995.)

 5.1**    --  Legality opinion of Goodwin, Procter & Hoar LLP.

10.1      --  Credit Agreement, dated as of July 11, 1995, and amended and restated as of May 30, 1996, among Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation), Aearo Company (formerly, Cabot Safety Corporation), Certain of its Subsidiaries, Various Banks, and Bankers Trust Company as Co-
              Arranger and Administrative Agent.

10.2      --  Amended and Restated US Pledge Agreement dated as of July 11, 1995, as made by Cabot Safety Acquisition Corporation, Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation), Cabot Safety Intermediate Corporation
              and CSC FSC, Inc., in favor of Bankers Trust Company as Collateral Agent for the Benefit of the Secured Creditors.

10.3      --  Amended and Restated Foreign Pledge Agreement as of July 11, 1995, amended and restated as of May 30, 1996, made by Cabot Safety Canada Acquisition
              Limited and Cabot Safety Acquisition Limited in favor of Bankers Trust
              Company as Collateral Agent for the Benefit of the Secured Creditors.

10.4*     --  Charge Over United Kingdom Patents and Trademarks made the 11th Day of
              July, 1995, by Cabot Safety Intermediate Corporation and the Bankers Trust
              Company as Collateral Agent for Itself and for the Secured Creditors.
              (Incorporated by reference to Exhibit No. 10.4 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)

10.5      --  Amended and Restated US Security Agreement dated as of July 11, 1995, as amended and restated as of May 30, 1996, among Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation), Cabot Safety Acquisition
              Corporation, Cabot Safety Intermediate Corporation, CSC FSC, Inc., and
              Bankers Trust Company as Collateral Agent for the Benefit of the Secured
              Creditors.

EXHIBIT
 NUMBER                                      DESCRIPTION                                  PAGE
- -------                                      -----------                                  ----
10.6      --  Amended and Restated Canadian Security Agreement dated as of July 11,
              1995, as amended and restated as of May 30, 1996, granted by Cabot Safety
              Canada Acquisition Limited in favor of Bankers Trust Company as Collateral
              Agent for the Benefit of the Secured Creditors.

10.7*     --  English Security Agreement (The Debenture) made on the 11th Day of July,
              1995 between the Cabot Safety Acquisition Limited and Bankers Trust
              Company as Collateral Agent for Itself and for the Secured Creditors.
              (Incorporated by reference to Exhibit No. 10.7 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)

10.8*     --  Mortgage and Security Agreement, Assignment of Leases, Rents and Profits,
              Financing Statement, and Fixture Filing made by Cabot Safety Acquisition
              Corporation, as Mortgagor, to Bankers Trust Company, as Collateral Agent,
              as Mortgagee (recorded in Marion County, Indiana) pertaining to Real
              Property located at 7911 Zionsville Road, Indianapolis, Indiana.
              (Incorporated by reference to Exhibit No. 10.8 to the Registration
              Statement on Form S-4, No. 33-96190, of Aearo Company (formerly, Cabot
              Safety Corporation) and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)

10.9*     --  Mortgage and Security Agreement, Assignment of Leases, Rents and Profits,
              Financing Statement, and Fixture Filing made by Cabot Safety Acquisition
              Corporation, as Mortgagor, to Bankers Trust Company, as Collateral Agent,
              as Mortgagee (recorded in New Castle County, Delaware) pertaining to 10
              Acre Site of Unimproved Land adjacent to 5457 West 79th Street,
              Indianapolis, Indiana. (Incorporated by reference to Exhibit No. 10.9 to the Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation).)

10.10*    --  Mortgage and Security Agreement, Assignment of Leases, Rents and Profits,
              Financing Statement, and Fixture Filing made by Cabot Safety Acquisition
              Corporation, as Mortgagor, to Bankers Trust Company, as Collateral Agent,
              as Mortgagee (recorded in New Castle County, Delaware) pertaining to Real
              Property located at 650 Dawson Drive, Newark, Delaware. (Incorporated by
              reference to Exhibit No. 10.10 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company (formerly, Cabot Safety Corporation) and
              Aearo Corporation (formerly, Cabot Safety Holdings Corporation).)

10.11*    --  Aearo Company (formerly, Cabot Safety Corporation) Employees' Retirement
              Account Plan, dated as of May 1, 1990, as amended. (Incorporated by reference to Exhibit No. 10.11 to the Registration Statement on Form S-4,
              No. 33-96190, of Aearo Company and Aearo Corporation (formerly, Cabot
              Safety Holdings Corporation).)

10.12*    --  Fidelity Corporate (401(k)) Plan for Retirement, dated August 1, 1993, as amended. (Incorporated by reference to Exhibit No. 10.12 to the
              Registration Statement on Form S-4, No. 33-96190, of Aearo Company
              (formerly, Cabot Safety Corporation) and Aearo Corporation (formerly,
              Cabot Safety Holdings Corporation).)
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


EXHIBIT
 NUMBER                                      DESCRIPTION                                  PAGE
- --------      --------------------------------------------------------------------------  -----
10.13*    --  Aearo Company (formerly, Cabot Safety Corporation) Supplemental Executive
              Retirement Plan, dated May 1, 1993. (Incorporated by reference to Exhibit
              No. 10.13 to the Registration Statement on Form S-4, No. 33-96190, of
              Aearo Company and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)
10.14*    --  Sublease, dated June 4, 1994, between C.W. Kay-Bee Inc. and Aearo Company
              (formerly, Cabot Safety Corporation), pertaining to 8001-8003 Woodland
              Drive, Indianapolis, Indiana, as amended. (Incorporated by reference to
              Exhibit No. 10.14 to the Registration Statement on Form S-4, No. 33-96190,
              of Aearo Company and Aearo Corporation (formerly, Cabot Safety Holdings
              Corporation).)
10.15*    --  Sublease, dated April 16, 1990, between American Optical Corporation and
              Aearo Company (formerly, Cabot Safety Corporation), pertaining to South-
              bridge, Massachusetts manufacturing facility. (Incorporated by reference to Exhibit No. 10.15 to the Registration Statement on Form S-4, No.
              33-96190, of Aearo Company and Aearo Corporation (formerly, Cabot Safety
              Holdings Corporation).)
10.16     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) Amended and Restated 1995 Employee and Non-Employee Director Stock Purchase Plan.
10.17     --  Form of Executive Security Purchase Agreement.
10.18     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) Executive
              Stock Option Plan.
10.19     --  Amended and Restated US Subsidiary Guaranty dated July 11, 1995 delivered by Cabot Safety Intermediate Corporation, CSC FSC, Inc. and Eastern Safety
              Equipment Co., Inc. in favor of Bankers Trust Company.
10.20     --  Aearo Corporation (formerly, Cabot Safety Holdings Corporation) 1996 Stock
              Option Plan.
10.21     --  Form of Incentive Stock Option Agreement under the Aearo Corporation
              (formerly, Cabot Safety Holdings Corporation) 1996 Stock Option Plan.
10.22     --  Form of Non-Qualified Stock Option Agreement for Company Employees under the Aearo Corporation (formerly, Cabot Safety Holdings Corporation) 1996
              Stock Option Plan.
10.23     --  Employment Agreement between Peltor AB and Leif Palmaer, dated January 1,
              1996.
10.24     --  Employment Agreement between Peltor AB and Leif Anderzon, dated January 1,
              1996.
10.25     --  Amended and Restated US Subsidiary Guaranty dated July 11, 1995 as amended and restated as of May 30, 1996, delivered by Cabot Safety Intermediate
              Corporation, CSC FSC, Inc. and Eastern Safety Equipment Co., Inc. in favor of Bankers Trust Company.
21.1      --  List of Subsidiaries.
23.1      --  Consent of Arthur Andersen LLP
23.2      --  Consent of Coopers & Lybrand L.L.P.
23.3      --  Consent of Deloitte & Touche AB


- ---------------

(*) Previously filed



(**) To be filed by amendment

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